Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS (AS DEFINED HEREIN), WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS (AS DEFINED HEREIN) INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY RESTRUCTURING TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of September 30, 2026 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) and (ii) of this preamble, collectively, the “Parties”):1

i.

Leslie’s, Inc., a corporation incorporated under the Laws of Delaware (the “Company”) and each other entity listed on Annex I hereto that has executed and delivered a counterpart signature page to this Agreement to counsel to the Consenting Term Loan Lenders (collectively, the “Company Parties”); and

ii.

the undersigned holders (or beneficial holders) of, or investment advisors, sub-advisors, or managers to or of funds or accounts that hold or beneficially hold Prepetition Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Term Loan Lenders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings set forth in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting Term Loan Lenders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to commence voluntary bankruptcy cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court,” and such cases, the “Chapter 11 Cases”) and to effectuate the Restructuring Transactions through confirmation of the Plan; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“ABL Agents” means, together, the BofA Agent and the USB Agent.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Restructuring Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any person that is not a Debtor, the term “Affiliate” shall apply to such person as if the person were a Debtor.

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“Affiliated Fund” means with respect to any Person, any Affiliates (including at the institutional level) of such Person or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Person, an Affiliate of such Person or by the same investment manager, advisor or subadvisor as such Person or an Affiliate of such Person or any fund, account (including any separately managed accounts) or investment vehicle which is controlled, managed, advised or sub-advised by an Affiliate of such Person’s investment manager, advisor or sub-advisor.

“Agent” means, as applicable, any administrative agent, collateral agent, or similar Entity under the DIP Term Loan Credit Agreement, DIP ABL Credit Agreement, New Term Loan Credit Agreement, the New ABL Facility, the Prepetition ABL Credit Agreement, and/or the Prepetition Term Loan Credit Agreement and any similar Entity or successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from (a) the later of (i) the Agreement Effective Date and (ii) the date such Party becomes a party to this Agreement, to (b) the Termination Date applicable to that Party.

“Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Consenting Term Loan Lenders.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a Sale, disposition, new-money investment, restructuring, reorganization, merger, joint venture, amalgamation, acquisition, consolidation, dissolution, debt investment or other debt incurrence (including any debtor-in-possession financing or exit financing), equity investment, liquidation, asset sale (including a transaction premised on a Sale of assets), share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any of the Company Parties or the debt, Interests, or other interests of or in any of the Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Awards” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Parties” means, collectively, the DIP Backstop Parties and the Equity Financing Backstop Parties.

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“Backstop Party Representations” has the meaning set forth in Section 4.04(d) of this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“BofA Agent” means Bank of America, N.A., as administrative agent and co-collateral agent under the Prepetition ABL Credit Agreement.

“Borrower” means Leslie’s Poolmart, Inc., a Delaware corporation.

“Breaching Party” has the meaning set forth in Section 4.06(a).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Carve Out” has the meaning set forth in the DIP Orders.

“Cash” means legal tender of the United States of America.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Restructuring Effective Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means any Claim against, or Interest in, any of the Company Parties, including the Prepetition Term Loan Claims.

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“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Conditions Precedent” has the meaning set forth in the Restructuring Term Sheet.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan entered by the Bankruptcy Court.

“Consenting Term Loan Lender Expenses” means the reasonable and documented fees and out-of-pocket expenses accrued since the inception of their respective engagements related to the Restructuring Transactions (including the Plan) and not previously paid by, or on behalf of, the Debtors of the Consenting Term Loan Lenders’ Advisors in accordance with any applicable engagement letter of such professional or other agreements and without further order of, or application to, the Bankruptcy Court.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble of this Agreement.

“Consenting Term Loan Lenders’ Advisors” means, collectively, (a) Akin, (b) Houlihan Lokey Capital, Inc., as financial advisor to the Consenting Term Loan Lenders, (c) Steven L. Ortega, and (d) any such other future professionals as may be retained by or on behalf of the Consenting Term Loan Lenders from time to time in connection with the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld, conditioned or delayed).

“Consummation” means the occurrence of the Restructuring Effective Date.

“Debtors” means the Company Parties that commence Chapter 11 Cases, as applicable.

“Definitive Documents” means, collectively, the documents listed in Section 3.01.

“DIP ABL Claims” has the meaning set forth in the Restructuring Term Sheet.

“DIP ABL Commitment Letter” has the meaning set forth in the Restructuring Term Sheet.

“DIP ABL Credit Agreement” means the credit agreement evidencing the DIP ABL Facility.

“DIP ABL Documents” means the documents governing the DIP Financing, including the DIP ABL Credit Agreement and the DIP Orders.

“DIP ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“DIP ABL Loans” has the meaning set forth in the Restructuring Term Sheet.

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“DIP Backstop Amount” has the meaning set forth in Section 4.03(a) of this Agreement.

“DIP Backstop Loans” has the meaning set forth in the Restructuring Term Sheet.

“DIP Backstop Party” has the meaning set forth in Section 4.03(a) of this Agreement.

“DIP Financing” means the debtor-in-possession term loan and asset-based lending financing described in the Restructuring Term Sheet and the exhibits and attachments thereto.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“DIP Premium Loans” has the meaning set forth in the Restructuring Term Sheet.

“DIP Record Date” means the record date for determining the pro rata allocation of DIP Term Loan Commitments among the Restructuring Financing Parties (based upon each Restructuring Financing Party’s respective holdings of Prepetition Term Loan Claims), as such date shall be specified in the Subscription Procedures and Subscription Form.

“DIP Term Agent” means (a) the Entity serving as agent under the Prepetition Term Loan Credit Agreement or (b) another third-party agent reasonably acceptable to the Borrower and the Required Consenting Term Loan Lenders (and such third-party agent will act as administrative agent and collateral agent in respect of the DIP Term Loan Facility and will perform the duties customarily associated with such roles).

“DIP Term Lender(s)” means the Prepetition Term Loan Lenders and their registered assigns, in their respective capacities as lenders under the DIP Term Loan Facility.

“DIP Term Loan Claims” means any Claim on account of, arising under, derived from, based on, related to, or in connection with the DIP Term Loans or the DIP Term Loan Credit Agreement.

“DIP Term Loan Commitments” means the commitments under the DIP Term Loan Facility.

“DIP Term Loan Commitment Allocation” has the meaning set forth in Section 4.03(b) of this Agreement.

“DIP Term Loan Credit Agreement” means the credit agreement evidencing the DIP Term Loan Facility attached as Exhibit 1 to the Restructuring Term Sheet.

“DIP Term Loan Documents” means the documents governing the DIP Term Loan Facility and the DIP Term Loan Commitment Allocation, including the DIP Term Loan Credit Agreement and the DIP Orders.

“DIP Term Loan Facility” means that certain $90.0 million superpriority secured debtor in possession credit facility.

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“DIP Term Loan Obligations” means the obligations of the Borrower under the DIP Term Loan Facility, including all accrued interest and fees.

“DIP Term Loans” has the meaning set forth in the DIP Term Loan Credit Agreement.

“DIP Upfront Loans” has the meaning set forth in the Restructuring Term Sheet.

“Disclosure Statement” means the disclosure statement with respect to the Plan, that is prepared and distributed to holders of Claims entitled to vote on the Plan, including holders of Prepetition Term Loan Claims, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable Law, and all exhibits, schedules, supplements, modifications, and amendments thereto in accordance with the terms of this Agreement.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (and motion(s) seeking approval thereof).

“Discounted Plan Equity Value” has the meaning set forth in the Restructuring Term Sheet.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Financing” has the meaning set forth in the Restructuring Term Sheet.

“Equity Financing Amount” has the meaning set forth in the Restructuring Term Sheet.

“Equity Financing Backstop Commitment” has the meaning set forth in Section 4.04(a) of this Agreement.

“Equity Financing Backstop Party” has the meaning set forth in Section 4.04(a) of this Agreement.

“Equity Financing Backstop Premium” has the meaning set forth in the Restructuring Term Sheet.

“Equity Financing Commitment” has the meaning set forth in the Equity Financing Term Sheet.

“Equity Financing Documents” means any and all agreements, documents, and instruments delivered or entered into in connection with, or otherwise governing, the Equity Financing, including the Subscription Procedures and Subscription Form and any other materials distributed in connection with the Equity Financing but excluding, for the avoidance of doubt, the New Organizational Documents.

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“Equity Financing Record Date” means the record date for determining the pro rata allocation of Offered Equity among the Restructuring Financing Parties (based upon each Restructuring Financing Party’s respective holdings of Prepetition Term Loan Claims), as such date shall be specified in the Subscription Procedures and Subscription Form.

“Equity Financing Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Stock” means the shares of the class of common stock of the Company, which is traded and quoted on the Nasdaq under the symbol “LESL”, that existed immediately prior to the Restructuring Effective Date.

“Existing Equity Interest” means any Interest in the Company in existence as of the Agreement Effective Date.

“Exit Term Loan Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit 2 thereto.

“Filing” means a filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases. “File” and “Filed” shall have correlative meanings.

“Final DIP Loan Commitment” has the meaning set forth in the DIP Term Loan Agreement.

“Final DIP Loans” has the meaning set forth in the DIP Term Loan Agreement.

“Final DIP Order” means a final order by the Bankruptcy Court approving the DIP Term Loan Facility.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn with prejudice or resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

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“First Day Pleadings” means the first-day pleadings that the Company Parties reasonably determine with the consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld) are necessary or desirable to file with the Bankruptcy Court in the Chapter 11 Cases.

“Fronting Lender” means Jefferies Capital Services, LLC, as the fronting lender.

“General Unsecured Claim” means any unsecured claim against a Debtor that is not (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Secured Claim; (d) an Other Priority Claim; (e) a Prepetition ABL Claim; (f) a Prepetition Term Loan Claim; (g) an Intercompany Claim; (h) a Professional Claim; or (i) any claim subject to treatment under section 510(b) of the Bankruptcy Code.

“Governance Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 66.67% of the aggregate outstanding principal amount of Prepetition Term Loan Claims.

“Governing Body” means, in each case, in its capacity as such, a board of directors, board of managers, manager, managing member, general partner, special committee, or any other similar governing body of any of the Company Parties.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“GUC Cash Pool” means a Cash pool of $500,000.

“Intercompany Claim” means any Claim against a Company Party held by another Company Party or an Affiliate of a Company Party.

“Intercompany Interest” means any Interest in a Company Party held by another Company Party or an Affiliate of a Company Party.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Interim DIP Order” means an interim order by the Bankruptcy Court approving the DIP Term Loan Facility.

“Interim DIP Term Loans” has the meaning set forth in the DIP Term Loan Credit Agreement.

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“Issuer” means either: (a) the Company, as reorganized on the Restructuring Effective Date pursuant to the Definitive Documents or (b) a newly formed entity that will, directly or indirectly, own 100% of the Interests in the Reorganized Debtors upon the Restructuring Effective Date.

“Joinder” means a joinder agreement pursuant to which a newly joining party becomes bound by the terms of this Agreement, the form of which is attached hereto as Exhibit B.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Milestone” has the meaning set forth in the Restructuring Term Sheet.

“Nasdaq” has the meaning set forth in Section 6.01(u) of this Agreement.

“New ABL Documents” means the documents governing the New ABL Facility.

“New ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“New Board” has the meaning set forth in the Restructuring Term Sheet.

“New Common Equity” means the new Interests of the Issuer issued in connection with the Restructuring Transactions.

“New Organizational Documents” means, on or after the Agreement Effective Date, each organizational document of the Reorganized Debtors, as applicable, and each other governance document for the Reorganized Debtors and their direct and indirect subsidiaries, including, certificates of incorporation (including any certificate of designations), certificates of formation or certificates of limited partnership (or equivalent organizational documents), certificates of designation, bylaws, limited liability company agreements, shareholders’ agreements, and limited partnership agreements, registration rights agreements, and investor rights agreements (or equivalent governing documents), as applicable.

“New Term Loan Credit Agreement” means the credit agreement governing the New Term Loans.

“New Term Loan Documents” means the New Term Loan Credit Agreement and all other documentation governing the New Term Loan Facility.

“New Term Loan Facility” has the meaning set forth in the Exit Term Loan Term Sheet.

“New Term Loan Obligations” has the meaning set forth in the Exit Term Loan Term Sheet.

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“New Term Loans” has the meaning set forth in the Exit Term Loan Term Sheet.

“Offered Equity” has the meaning set forth in the Restructuring Term Sheet.

“Omnibus Lease Rejection Motion” has the meaning set forth in the Restructuring Term Sheet.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any secured Claim that is not a Prepetition ABL Claim or Prepetition Term Loan Claim.

“Participating Lenders” has the meaning set forth in Section 4.03(b) of this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Actions” has the meaning set forth in Section 7.02 of this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization, including any exhibits, schedules and other attachments thereto, to be filed by the Debtors in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with the terms hereof.

“Plan Supplement” means, the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto.

“Prepetition ABL Agents” means the administrative agent and collateral agents under the Prepetition ABL Credit Agreement.

“Prepetition ABL Claims” means each Claim arising under the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” means the Credit Agreement, dated as of October 16, 2012 (as amended, restated, modified and supplemented from time to time prior to the effectiveness of this Agreement, including pursuant to Amendment No. 1, dated as of August 16, 2016, Amendment No. 2, dated as of September 29, 2016, Amendment No. 3, dated as of January 13, 2017, Amendment No. 4, dated as of August 13, 2020, Amendment No. 5, dated as of April 12, 2021 and Amendment No. 6, dated as of March 15, 2023, and Amendment No. 7 dated as of April 3, 2024) among Leslie’s Poolmart, Inc., as parent borrower, Leslie’s Inc., as holdings, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A. as administrative agent and collateral agent and U.S. Bank National Association, as co-collateral agent.

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“Prepetition ABL Documents” means the documents governing the Prepetition ABL Facility, including the Prepetition ABL Credit Agreement.

“Prepetition ABL Facility” means the prepetition asset-based lending facility provided pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Lenders” means the lenders under the Prepetition ABL Credit Agreement.

“Prepetition Term Loan Agent” means Alter Domus (US) LLC, as administrative agent and collateral agent under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Claims” means any Claim on account of, arising under, derived from, based on, related to, or in connection with the Prepetition Term Loans or the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Credit Agreement” means that certain Amended and Restated Term Loan Credit Agreement, dated as of March 9, 2021, among Leslie’s Poolmart, Inc., as borrower, Leslie’s, Inc., as holdings, the lenders from time to time party thereto, Alter Domus (US) LLC (as successor to Nomura Corporate Funding Americas, LLC), as administrative agent and collateral agent, as amended, restated, amended and restated or otherwise modified or supplemented from time to time.

“Prepetition Term Loan Documents” means the Prepetition Term Loan Credit Agreement and each other “Loan Document”, as defined therein.

“Prepetition Term Loan Facilities” means the term loan facilities provided under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Lenders” means the lenders under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loans” means loans outstanding under the Prepetition Term Loan Credit Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Claim” means any Claim by an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Restructuring Effective Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the

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Bankruptcy Code, seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Restructuring Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of such requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Claim.

“Public Communications” means any press release, public filing (including any filing with the SEC), public announcement, or other material communication with any news media made by or on behalf of any Company Party, in each case, whether or not related to any of the Restructuring Transactions other than any normal course business communications and customer advertisements.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Purchaser” means, with respect to any Backstop Party, any reasonably creditworthy Affiliate or Affiliated Fund of such Backstop Party (other than any portfolio company of such Backstop Party or its Affiliates).

“Released Parties” has the meaning set forth in the Restructuring Term Sheet.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Restructuring Effective Date.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 60.01% of the aggregate outstanding principal amount of Prepetition Term Loan Claims.

“Required DIP Term Lenders” has the meaning set forth in the DIP Term Loan Credit Agreement.

“Restructuring Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of this Agreement and the Plan, and on which the Restructuring Transactions become effective or are consummated.

“Restructuring Financing Parties” has the meaning set forth in the Restructuring Term Sheet.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

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“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12) and (13) of the Securities Act.

“Sale” means any sale of the Debtors’ assets (in whole or in part), including without limitation, sales occurring pursuant to Bankruptcy Code section 363 or included as part of any restructuring plan subject to confirmation under Bankruptcy Code section 1129(b)(2)(A)(ii)–(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 510(b) Claim” means any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all documents, ballots, notices, forms and other materials provided in connection with the solicitation of votes on the Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement).

“Stapled Obligations and Interests” has the meaning set forth in Section 4.05(b) of this Agreement.

“Steering Committee” means the steering committee of the ad hoc group of unaffiliated Consenting Term Loan Lenders advised by the Consenting Term Loan Lenders’ Advisors.

“Subscription Deadline” means the deadline for electing to participate in the DIP Term Loan Facility and the Equity Financing, as set forth in the Subscription Procedures and Subscription Form.

“Subscription Procedures and Subscription Form” means, collectively, the subscription procedures and related subscription election form to be distributed by or on behalf of the Company to each Prepetition Term Loan Lender (other than the Backstop Parties, whose commitments are set forth herein) setting forth the terms, conditions, instructions, and deadlines for electing to participate in the DIP Term Loan Facility and the Equity Financing.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, or 12.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

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“Transformation Committee” means the advisory body composed of Steven Ortega, Stephen Coulombe, Jason McDonell, Jeff White, Ben Lindquist, representatives from two institutions on the Steering Committee, and such other individuals as determined by the Steering Committee from time to time.

“Transformation Committee Mandate” means the description of the role of and obligations with respect to the Transformation Committee attached hereto as Exhibit D.

“Unfunded Commitments” means any DIP Term Loan Commitments that a Participating Lender or Backstop Party has not acquired from the Fronting Lender for cash at par by the applicable settlement deadline.

“USB Agent” means U.S. Bank National Association, as co-collateral agent under the Prepetition ABL Credit Agreement.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) “assets” includes present and future properties, revenues and rights of every description;

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(i) unless otherwise specified in this Agreement, the provisions of Bankruptcy Code Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act, or deadline is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date;

(j) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(k) the use of “include” or “including” is without limitation, whether stated or not.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Term Loan Lenders;

(b) holders of at least 66.67% of the aggregate outstanding principal amount of Prepetition Term Loan Claims (without taking into account any Prepetition Term Loan Claims that are subject to open trades or that are otherwise not subject to the control and vote of the signatories hereto) shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(c) counsel to the Company Parties shall have given notice to counsel to the Consenting Term Loan Lenders in the manner set forth in Section 14.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred; and

(d) the Company Parties shall have paid all Consenting Term Loan Lender Expenses that have been invoiced to the Company Parties at least two (2) days prior to the Agreement Effective Date.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including (i) all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto and (ii) any waiver, amendment, restatement, supplement or modification thereof) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the Plan or the Restructuring Transactions, including each of the following:

(a) the First Day Pleadings and all orders sought pursuant thereto;

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(b) the DIP Orders, the DIP Term Loan Credit Agreement, the other DIP Term Loan Documents and/or the interim order and Final Order of the Bankruptcy Court setting forth the terms of use of cash collateral, and all other motions, filings, documents, and agreements related thereto;

(c) the Disclosure Statement and any related Solicitation Materials;

(d) the Plan;

(e) the Plan Supplement and the documents included therein;

(f) the Disclosure Statement Order;

(g) all other motions, orders filings, documents, and agreements related to the Plan or Disclosure Statement;

(h) any tax or other restructuring steps memorandum describing the implementation steps of the Restructuring Transactions;

(i) the New Organizational Documents;

(j) any employee retention or incentive plans entered into prior to or during the course of the Chapter 11 Cases;

(k) the New Term Loan Documents;

(l) the New ABL Documents;

(m) the Transformation Committee Mandate;

(n) the Equity Financing Documents;

(o) the Confirmation Order;

(p) all material regulatory filings and notices necessary to implement the Restructuring Transactions; and

(q) any other material pleadings, documents, or briefs filed by the Company Parties in the Chapter 11 Cases.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Term Loan Lenders; provided, that (a) the New Organizational Documents shall be in form and substance acceptable solely to the Governance Consenting Term Loan Lenders in their sole discretion and (b) the Equity Financing Documents shall be in form and substance (i) acceptable to the Required Consenting Term Loan Lenders and (ii) reasonably acceptable to the Company Parties.

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Section 4. Commitments of the Consenting Term Loan Lenders.

4.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Term Loan Lender agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(i) support, act in good faith, and use commercially reasonable efforts to take all steps reasonably necessary and desirable to support, facilitate, implement and consummate or otherwise give effect to the Restructuring Transactions on the terms and subject to the conditions of this Agreement and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to oppose any party or person from taking any actions not permitted under Section 4.02(b);

(iii) use commercially reasonable efforts to give any notice, order, instruction, or direction to the applicable Agent necessary to give effect to the Restructuring Transactions; and

(iv) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents and any other necessary agreements that are consistent with this Agreement to which it is required to be a party in a timely manner to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement.

(b) During the Agreement Effective Period, each Consenting Term Loan Lender, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action the primary purpose of which is to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner that is not materially consistent with this Agreement;

(iv) file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring Term Sheet or the Plan (nor directly or indirectly direct or encourage any other person to make such a filing);

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(v) initiate, or direct to be initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement or the other Restructuring Transactions against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vi) exercise, or direct any other person to exercise (either directly or indirectly), any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in any of the Company Parties, in each case, except as contemplated by and in accordance with this Agreement, the other Definitive Documents, or as otherwise agreed in writing by the Parties to be necessary to the implementation of the Restructuring Transactions; provided, that nothing in this Agreement shall prevent any Consenting Term Loan Lender from (A) filing a proof of claim in any of the Chapter 11 Cases on behalf of its respective Claims or (B) enforcing this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(vii) object to, delay, impede, or take any other action to interfere with any of the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Consenting Term Loan Lender to exercise any right or remedy provided under this Agreement or any other Definitive Document, including to terminate this Agreement in accordance with its terms.

4.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Term Loan Lender that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally, and not jointly, that it shall, subject to receipt by such Consenting Term Loan Lender, whether before or after the commencement of the Chapter 11 Cases, of the Disclosure Statement and the Solicitation Materials:

(i) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its receipt of the Disclosure Statement, the Solicitation Materials, and the ballot;

(ii) not file (or directly or indirectly direct or support any other person to make such filing) a motion or application seeking an order (without the prior written consent of the Company and the Required Consenting Term Loan Lenders), (A) dismissing any of the Chapter 11 Cases; (B) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code; (C) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of the Company Parties; (D) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, or rejecting this Agreement; or (E) vacating or modifying any order regarding the DIP Term Loan Facility or cash collateral in a manner that is not consistent with this Agreement;

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(iii) to the extent it is permitted to elect whether to opt out of, or opt-in to, the releases set forth in the Plan, elect not to opt out of, and opt-in to, the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iv) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (iii) above, other than in connection with the termination of this Agreement as to such Consenting Term Loan Lender pursuant to Section 12.

(b) During the Agreement Effective Period, each Consenting Term Loan Lender, in respect of each of its Company Claims/Interests, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

4.03. DIP Term Loan Commitments and Backstop.

(a) Subject to the satisfaction or waiver of the conditions precedent set forth in the DIP Term Loan Credit Agreement, each of the Consenting Term Loan Lenders set forth on Schedule 1 hereto (in such capacity, each a “DIP Backstop Party”) hereby agrees that such DIP Backstop Party, severally, and neither jointly nor jointly and severally, commits to provide and fund their DIP Term Loan Commitments in accordance with their allocations set forth on Schedule 1 hereto (collectively, the “DIP Backstop Amount”). Without limiting the foregoing, the DIP Term Loan Commitments may be initially provided and funded by the Fronting Lender.

(b) The Company shall provide each Prepetition Term Loan Lender the opportunity to participate in the DIP Term Loan Commitments ratably in accordance with their pro rata beneficial ownership of the Prepetition Term Loan Claims as of the DIP Record Date on the terms set forth in the Subscription Procedures and Subscription Form (the allocation of DIP Term Loan Commitments arising from such procedures and the effectuation of the DIP Term Loan Commitments in accordance with this Agreement, the “DIP Term Loan Commitment Allocation”). The DIP Term Loan Commitment Allocation and related matters shall be completed within ten (10) Business Days following the launch of the syndication with respect to the DIP Term Loan Facility and Equity Financing, or such timeline as otherwise agreed between the Required Consenting Term Loan Lenders and the Company as set forth in and pursuant to the Subscription Procedures and Subscription Form, and the Debtors shall use commercially reasonable efforts to cooperate with the DIP Backstop Parties, the Fronting Lender and the DIP Term Agent with respect thereto (including making any necessary changes to the schedules or annexes attached hereto or to the DIP Term Loan Documents following the conclusion of the DIP Term Loan Commitment Allocation). Upon conclusion of the DIP Term Loan Commitment Allocation, the DIP Backstop Amount of the DIP Term Loan Commitments of the DIP Backstop Parties shall be reduced, pro rata, on a dollar-for-dollar basis, by the amount of DIP Term Loan Commitments allocated to the Prepetition Term Loan Lenders (other than the DIP Backstop Parties) attributable to their beneficial ownership of the Prepetition Term Loan Claims as described above (such Prepetition Term Loan Lenders that elect to participate in the DIP Term Loan Facility, the “Participating Lenders”), pursuant to the DIP Term Loan Commitment Allocation.

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(c) Each Participating Lender, to the extent not already party to this Agreement, shall be required to (i) execute, among other things, a Joinder to this Agreement, and a trade confirmation in form and substance satisfactory to the Fronting Lender to purchase DIP Term Loans from the Fronting Lender following the initial funding thereof and (ii) commit to purchase its pro rata share of the Offered Equity in the Equity Financing.

(d) For the avoidance of doubt, (i) the assignments from the Fronting Lender to each DIP Backstop Party in connection with the funding of the Interim DIP Term Loans shall include the assignment of each of the DIP Backstop Loans and the DIP Upfront Loans payable to such DIP Backstop Party at such time; (ii) allocations of DIP Term Loan Commitments from the DIP Backstop Parties to Participating Lenders shall not reduce the amount of DIP Backstop Loans to be assigned to the DIP Backstop Parties (the rights to which shall not transfer to any Participating Lender as a result of the DIP Term Loan Commitment Allocation); and (iii) the assignments from the Fronting Lender to each DIP Backstop Party and each Participating Lender in connection with the funding of the Final DIP Term Loan Commitments shall include the assignment of the DIP Upfront Loans payable to such DIP Backstop Party or Participating Lender at such time.

(e) Each Consenting Term Loan Lender, in its capacity as a DIP Term Lender, hereby acknowledges and agrees that some or all of the DIP Term Loan Claims will, upon the Restructuring Effective Date and pursuant to the Restructuring Transactions, be converted into New Term Loan Obligations in accordance with the terms and conditions of the Exit Term Loan Term Sheet.

(f) This Section 4.03 is intended to be solely for the benefit of the Company and the DIP Backstop Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any Person other than the Company and the DIP Backstop Parties, in each case, to the extent expressly set forth herein.

4.04. Equity Financing Commitments and Backstop.

(a) Subject to the terms and conditions herein and in the Restructuring Term Sheet (including, without limitation, in the Equity Financing Term Sheet attached thereto), each of the Entities set forth on Schedule 2 hereto (in such capacity, each an “Equity Financing Backstop Party”) hereby agrees that such Equity Financing Backstop Party, severally, and neither jointly nor jointly and severally, will directly or indirectly (i) fully subscribe for its pro rata allocation of the Offered Equity and duly purchase all Offered Equity issuable to it pursuant to such exercise in accordance with its allocation set forth on Schedule 2 and (ii) purchase its pro rata share of any remaining Offered Equity that is offered as part of the Equity Financing and is not otherwise purchased by other parties, in each case, at the Discounted Plan Equity Value (the obligations set forth in clauses (i) and (ii), collectively, “Equity Financing Backstop Commitment”).

(b) The opportunity to participate in the Equity Financing shall be made available to the Prepetition Term Loan Lenders (including, for the avoidance of doubt, the Equity Financing Backstop Parties) ratably in accordance with their pro rata beneficial ownership of the Prepetition Term Loan Claims as of the Equity Financing Record Date.

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(c) Each Equity Financing Backstop Party shall have the right to: (a) require that all or any portion of its Offered Equity be issued in the name(s) of, and delivered to one or more of, its Related Purchasers or any other designee(s) without the need for such Equity Financing Backstop Party to Transfer any portion of its DIP Term Loans, DIP Term Loan Commitments, DIP Backstop Amount, Equity Financing Commitment or Equity Financing Backstop Commitment to such Related Purchaser(s) or other designee(s); provided that the written notice of designation shall specify the amount of such Offered Equity to be delivered to or issued in the name of each Related Purchaser or other designee and shall include a written confirmation by each Related Purchaser or other designee of the accuracy of the Backstop Party Representations as applied to such Person, and no such designation shall relieve such Equity Financing Backstop Party from any of its obligations under this Agreement and (b) elect to have one or more of its Related Purchasers or other Affiliates or Affiliated Funds fund all or any portion of its Equity Financing Backstop Commitment, without the need for such Equity Financing Backstop Party to Transfer any portion of its Equity Financing Backstop Commitment to such Related Purchaser(s) or other Affiliates or Affiliated Funds; provided that the written notice of designation shall specify the amount to be funded by each such Person and shall include a written confirmation by each such Person of the accuracy of the Backstop Party Representations as applied to such Person, and no designation shall relieve such Equity Financing Backstop Party from any of its obligations under this Agreement.

(d) Each Equity Financing Backstop Party hereby makes, as to itself only, on a several, and neither joint nor joint and several basis, the representations and warranties set forth in Exhibit E (the “Backstop Party Representations”). Each Equity Financing Backstop Party shall cause any Related Purchaser, designee, or permitted transferee to confirm the accuracy of the Backstop Party Representations as applied to such Person.

(e) The Company Parties acknowledge and agree that the obligation of the Equity Financing Backstop Parties to fund their respective Equity Backstop Commitment is subject to the satisfaction of the Conditions Precedent.

4.05. Linkage of DIP and Equity Financing; Stapled Obligations; Transfers.

(a) Any Person that elects to participate in the DIP Financing must also elect to participate in the Equity Financing, and any Person that elects to participate in the Equity Financing must also elect to participate in the DIP Financing. Participation in either the DIP Financing or the Equity Financing is conditioned upon such Person’s execution of this Agreement as a Consenting Term Loan Lender.

(b) Any Transfer of the Prepetition Term Loans, DIP Term Loans (including any DIP Premium Loans), DIP Term Loan Commitments, DIP Backstop Amount, Equity Financing Commitment, or Equity Financing Backstop Commitment must also include a Transfer of such Person’s ratable portion of all other applicable Stapled Obligations and Interests. The “Stapled Obligations and Interests” shall include the Prepetition Term Loans, DIP Term Loans (including any DIP Premium Loans), DIP Term Loan Commitments, DIP Backstop Amount, Equity Financing Commitment, Equity Financing Backstop Commitment, and Equity Financing Backstop Premium. No Person may subscribe for, acquire or Transfer any such Stapled Obligation or Interest without subscribing for, acquiring or Transferring its ratable portion of all other applicable Stapled Obligations and Interests. In connection with any such Transfer, the transferee shall execute a Transfer Agreement or Joinder to this Agreement, an assignment agreement to the DIP Term Loan Credit Agreement and, if applicable, a trade confirmation in form and substance satisfactory to the Fronting Lender to purchase DIP Term Loans from the Fronting Lender following the initial funding thereof.

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(c) Prior to the Subscription Deadline, a Backstop Party may Transfer all or any portion of its DIP Term Loans, DIP Term Loan Commitments, DIP Backstop Amount, Equity Financing Commitment or Equity Financing Backstop Commitment, in each case, together with a ratable portion of its other Stapled Obligations and Interests, to any Person in accordance with the terms of this Agreement (including Section 8) and the DIP Term Loan Credit Agreement. Following such date, no Backstop Party shall be permitted to Transfer any such Stapled Obligations and Interests without the prior written consent of the Company Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, the Company’s prior written consent shall not be required for Transfers to any other Backstop Party, Affiliate or Affiliated Fund or for any initial Transfer from the Fronting Lender to a Backstop Party or a Participating Lender. In addition, such consent shall be deemed to have been provided if (i) the transferee has the financial wherewithal to fulfill its obligations with respect to the commitments and interests to be transferred, as determined in the Company Parties’ reasonable opinion after request by the Company Parties to the transferee and prompt delivery to the Company Parties by the transferee of proof of such financial wherewithal and (ii) such transferee provides a written agreement to the Company Parties confirming the accuracy of the Backstop Party Representations as applied to such transferee. Any Transfer of a Backstop Party’s commitments or interests made in violation of this Section 4.05(c) shall be null and void ab initio and of no force or effect, regardless of any prior notice provided to the Company or any Backstop Party, and shall not create any obligation or liability of any Company Party or any other Backstop Party to the purported transferee.

4.06. Default, Breach, and Forfeiture.

(a) The rights and obligations of each of the Backstop Parties under this Agreement shall be several and neither joint nor joint and several, and no failure of any Backstop Party to comply with any of its obligations set forth in Section 4.03 and Section 4.04 shall prejudice the rights, or reduce the obligations, of any other Backstop Party; provided that no Backstop Party shall be required to fund the commitment of another Backstop Party in the event such other Backstop Party fails to do so (the “Breaching Party”), but, with respect to the DIP Term Loans or DIP Term Loan Commitments, may at its option do so, in whole or in part, in which case such performing Backstop Party shall be entitled to all or a proportionate share, as the case may be, of the DIP Term Loan Commitments, and related fees (including, without limitation, the DIP Premium Loans) that would otherwise be issued to the Breaching Party.

(b) Each Backstop Party and each Participating Lender shall acquire from the Fronting Lender, for cash at par, the DIP Term Loans allocated to it within fifteen (15) Business Days after the applicable funding by the Fronting Lender, or by such other deadline as may be agreed as between the applicable Backstop Party or Participating Lender, on the one hand, and the Fronting Lender, on the other hand, unless such Backstop Party, Participating Lender, or its eligible assignee has acquired all such DIP Term Loans during such period. If any Participating Lender does not acquire its allocated DIP Term Loans from the Fronting Lender for cash at par by the applicable settlement deadline, the DIP Backstop Parties shall acquire the DIP Term Loans relating to such Unfunded Commitments from the Fronting Lender for cash at par no later than the next Business Day after such settlement deadline, or by such other deadline as may be agreed as between the applicable Backstop Party and the Fronting Lender.

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(c) Prior to the Termination Date, notwithstanding the DIP Term Loan Commitment Allocation, no Backstop Party shall be relieved, released, or novated from its obligations set forth in Section 4.03 with respect to its DIP Term Loan Commitments, including its obligations to fund its DIP Term Loan Commitments and to acquire DIP Term Loans from the Fronting Lender, until after the Final DIP Term Loans have been funded and all Unfunded Commitments have been funded.

(d) Upon the occurrence of a failure by any Backstop Party to fund such Backstop Party’s Equity Financing Commitment, each Backstop Party (other than any Breaching Party) shall have the right and opportunity to purchase its pro rata share of such Breaching Party’s Equity Financing Commitment. If any non-Breaching Party does not elect to assume its full pro rata share of the Equity Financing Commitment of the Breaching Party, then each non-Breaching Party that assumed its full pro rata share of the Breaching Party’s Equity Financing Commitment may purchase its pro rata share (based on the Equity Financing Backstop Parties participating in such purchase) of the unpurchased portion of the Equity Financing Commitment and/or Offered Equity.

(e) All distributions of Offered Equity and New Common Equity distributable to a Breaching Party on account of the Equity Financing Backstop Premium, the DIP Backstop Premium, the DIP Upfront Loans, or any other DIP Premium Loans, shall, to the extent assumed or funded by non-Breaching Parties, be re-allocated (including any Equity Financing Backstop Premium and such DIP Premium Loans) to those non-Breaching Parties that have elected to subscribe for or fund the applicable pro rata share thereof, as applicable. In addition, if a Backstop Party breaches any obligation in Section 4.03 or Section 4.04, such Breaching Party shall forfeit any right to receive New Common Equity on account of any DIP Premium Loans held by such defaulting Backstop Party.

4.07. Premiums. As consideration for the commitments and agreements of the Backstop Parties set forth in Section 4.03 or Section 4.04, the Company Parties jointly and severally agree to pay or cause to be paid the DIP Premium Loans and the Equity Financing Backstop Premium, in each case, at the times, on the terms and subject to the conditions set forth in this Agreement and the Restructuring Term Sheet. On the Restructuring Effective Date, the DIP Premium Loans shall convert into New Common Equity in accordance with the Restructuring Term Sheet, subject to dilution on account of the MIP. The Debtors acknowledge and agree that (a) the DIP Premium Loans shall be fully earned and payable, nonrefundable, and non-avoidable as described in the Restructuring Term Sheet and (b) the Equity Financing Backstop Premium shall be fully earned, nonrefundable, and non-avoidable upon the entry by the Bankruptcy Court of the Disclosure Statement Order, and shall be payable by the Debtors and/or the Reorganized Debtors on the Restructuring Effective Date without further order of the Bankruptcy Court.

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Section 5. Additional Provisions Regarding the Consenting Term Loan Lenders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Term Loan Lender to consult with any other Consenting Term Loan Lender, the Company Parties or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Term Loan Lender to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Term Loan Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the rights of a Consenting Term Loan Lender to appear and be heard in the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is not inconsistent with such Consenting Term Loan Lender’s obligations hereunder; (e) limit the ability of a Consenting Term Loan Lender to purchase, sell, or enter into any transactions regarding the Company Claims/Interests, subject to Section 8; (f) constitute a waiver or amendment of any term or provision of any intercreditor agreement or the Prepetition Term Loan Credit Agreement or directly or indirectly constitute a course of dealing or other basis for altering any intercreditor agreement or the Prepetition Term Loan Credit Agreement; (g) constitute a termination or release of any Liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under the Prepetition Term Loan Credit Agreement; (h) require any Consenting Term Loan Lender to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Term Loan Lender except as expressly provided for in this Agreement; (i) prevent a Consenting Term Loan Lender from taking any action that is required to comply with applicable Law; (j) prohibit any Consenting Term Loan Lender from taking any action that is not inconsistent with this Agreement or the Restructuring Transactions; (k) obligate a Consenting Term Loan Lender to deliver a vote to support the Plan (or any other Restructuring Transactions) or prohibit a Consenting Term Loan Lender from withdrawing such vote, in each case, from and after the Termination Date (other than a Termination Date as a result of Consummation); provided, that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of Consummation), such vote shall be deemed void ab initio and such Consenting Term Loan Lender shall have the opportunity to change its vote; (l) require any Consenting Term Loan Lender to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege or to commence or become party to any litigation, court proceedings, arbitration or similar proceedings; (m) prevent any Consenting Term Loan Lender by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or (l) limit the rights of any Consenting Term Loan Lender to object to the allowance and payment of any professional fees or expenses of any of the Debtors, the Creditors Committee (if any), any other official or unofficial committee in the Chapter 11 Cases or any successor cases, or of any other Person or Entity, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors due and payable upon consummation of a transaction.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree, jointly and severally, to:

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(a) support, act in good faith, and take all steps reasonably necessary and desirable to support, facilitate, implement, consummate or otherwise give effect to this Agreement or the Restructuring Transactions, in each case, in accordance with the terms, conditions and applicable Milestones and other deadlines set forth in this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, in each case, in good faith consultation with the Required Consenting Term Loan Lenders;

(c) use commercially reasonable efforts to obtain any and all required regulatory, governmental and/or third-party approvals for the Restructuring Transactions, including obtaining all required licenses;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) support and take all reasonable actions necessary or reasonably requested by the Required Consenting Term Loan Lenders to facilitate the solicitation, confirmation, and consummation of the Restructuring Transactions;

(f) cooperate in good faith and coordinate with the Consenting Term Loan Lenders to structure and implement the Restructuring Transactions in a tax-efficient manner that is acceptable to the Required Consenting Term Loan Lenders;

(g) on or prior to the date set forth in the Milestones, adopt the Transformation Committee Mandate and constitute the Transformation Committee;

(h) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders;

(i) except as otherwise expressly set forth in this Agreement, (i) conduct their businesses and operations in the ordinary course other than with respect to the Restructuring Transactions, (ii) maintain their books and records in the ordinary course, (iii) use commercially reasonable efforts to preserve intact their good standing under the jurisdiction in which each Company Party and each of its subsidiaries is incorporated or organized and relationships with third parties (including creditors, lessors, licensors, customers, suppliers, employees, and contract counterparties) or commercially reasonable replacement parties in the ordinary course, and (iv) maintain in effect all of their foreign, federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations (except to the extent that failure to do so would not reasonably be expected to result in a materially adverse effect), in each case, in a manner materially consistent with past practices and in compliance with Law;

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(j) actively and timely oppose and object to the efforts of any person or entity seeking in any manner to (i) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions, or (ii) challenge (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Term Loan Lenders or (B) the validity, enforceability, or perfection of any Lien or other encumbrance securing (or purporting to secure) any Company Claims/Interests of any of the Consenting Term Loan Lenders;

(k) without limiting any approval or consent rights set forth in this Agreement, consult and negotiate in good faith with the Consenting Term Loan Lenders and their advisors regarding the execution, delivery, and implementation of the Definitive Documents and any other necessary agreements that are materially consistent with this Agreement in a timely manner to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(l) promptly inform the Consenting Term Loan Lenders’ Advisors in writing as soon as reasonably practicable (and in any event within one (1) Business Day) after becoming aware of: (i) notice of or receipt of an Alternative Restructuring Proposal; (ii) any event or circumstance that has occurred that would permit any Party to terminate, or that would result in the termination of, this Agreement; (iii) any matter or circumstance that is an impediment to the implementation or consummation of the Restructuring Transactions; (iv) any notice of any commencement, or any threatened commencement, of any insolvency proceeding, material lawsuit, investigation, hearing, or enforcement action from or by any person or Entity in respect of any Company Party; (v) receipt by the Company of any notice from any third-party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; (vi) the commencement of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened); (vii) the breach or threatened breach of this Agreement (including by any Company Party); (viii) any representation or statement made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; (ix) receipt of any written notice from any governmental authority or regulatory body regarding any approval necessary to consummate the Restructuring Transactions; or (x) the occurrence or existence of any event that shall have made any of the conditions precedent to the Agreement Effective Date set forth in Section 2 incapable of being satisfied prior to the Agreement Effective Date;

(m) from the Agreement Effective Date through and including the Restructuring Effective Date, promptly pay in full all Consenting Term Loan Lender Expenses as set forth in Section 14.23 of this Agreement, and continue to pay such amounts as they come due (and not terminate any related engagement letters and/or fee arrangements or seek to reject them in the Chapter 11 Cases); provided, that (i) all accrued and unpaid Consenting Term Loan Lender Expenses as of the Restructuring Effective Date, including any reasonable estimate thereof, shall be paid by the Company Parties on or before the Restructuring Effective Date and (ii) if the Company Parties terminate this Agreement, the Company Parties shall remain obligated to pay all Consenting Term Loan Lender Expenses of any non-breaching Party accrued and unpaid as of such Termination Date;

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(n) provide counsel to the Consenting Term Loan Lenders a reasonable opportunity to review and provide comments on draft copies of all Definitive Documents at least three (3) Business Days (or such shorter period as is practicable under the circumstances) prior to the date when the Company Parties intend to file such documents with the Bankruptcy Court, and, without limiting any approval or consent rights set forth in this Agreement, consult in good faith with counsel to the Required Consenting Term Loan Lenders regarding the form and substance of any such proposed filing;

(o) provide the Consenting Term Loan Lenders’ Advisors draft copies of all Public Communications at least two (2) Business Days in advance of its public filing (or such shorter period as is practicable under the circumstances), release or otherwise being made available and incorporate any reasonable comments provided by the Consenting Term Loan Lenders’ Advisors;

(p) oppose and, if necessary, timely file a formal objection (in consultation with counsel to the Consenting Term Loan Lenders) to any motion, application, or adversary proceeding filed with the Bankruptcy Court by any person the entry of an order: (i) directing the appointment of a trustee or examiner (with expanded powers, beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (iii) dismissing any of the Chapter 11 Cases; or (iv) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan;

(q) stipulate to the allowance and amounts of the Prepetition Term Loan Claims and any DIP Term Loan Claims and to the validity, enforceability, perfection, and priority of the Liens securing such Claims;

(r) provide, and direct their employees, officers, advisors and other representatives to provide, to the Consenting Term Loan Lenders and their respective advisors (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business; (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business; and (iii) such other information as reasonably requested by the Consenting Term Loan Lenders and their respective advisors

(s) comply in all material respects with the terms and conditions of the Transformation Committee Mandate;

(t) subject to Section 14.23, disclose this Agreement (including the Restructuring Term Sheet attached hereto) by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the SEC or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information, in either case, on the first Business Day following the Execution Date; and

(u) (i) take all actions reasonably necessary or desirable to, as promptly as practicable in compliance with applicable laws and regulations, including SEC rules, (A) delist the Existing Common Stock from the Nasdaq Stock Market (“Nasdaq”) and deregister the Existing Common Stock under Section 12(b) and Section 12(g), if applicable, of the Exchange Act and (B) effect, or provide notice to the SEC of, the suspension of the Company’s duty to file reports under Section 15(d) of the Exchange Act and (ii) take all actions reasonably necessary or desirable to ensure that

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(A) the New Common Equity shall not be listed on a recognized securities exchange and that the Reorganized Debtors shall not be required to list the New Common Equity on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Organizational Documents, and (B) the Reorganized Debtors shall not be voluntarily subjected to any reporting requirements under the Exchange Act or the Securities Act.

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties agrees, jointly and severally, that it shall not directly or indirectly:

(a) solicit, participate in, negotiate, propose, support, vote for, consummate, enter into a binding agreement to consummate, or take any other action in furtherance of or otherwise in connection with any Alternative Restructuring Proposal prior to the consummation of the Restructuring Transactions, except as expressly permitted by Section 7;

(b) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(c) take any action (including the filing of any motion, pleading, document or other filing, or making any amendment, modification or other change to any Definitive Document) that is inconsistent with, in any material respect, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions or any other transactions described in this Agreement, any Definitive Document or the Plan;

(d) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(e) enter into (or amend or modify any existing) (i) any compensation, incentive, consulting, or employment agreement, plan, program or other similar arrangement with respect to any senior officers or other members of the executive leadership team of the Company Parties, including any non-ordinary course retention or incentive program or (ii) any broad-based severance or retention agreement, arrangement, plan or program without the prior written consent of the Required Consenting Term Loan Lenders;

(f) (i) seek to enter into, amend or modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement in all respects, (ii) revoke any of the Restructuring Transactions without the prior consent of the Required Consenting Term Loan Lenders, including the withdrawal of the Plan, as applicable, or support therefor, or (iii) publicly announce its intention to take any such acts listed in the foregoing clauses (i) or (ii) or is otherwise inconsistent with the consent rights afforded such Parties under this Agreement;

(g) file (or directly or indirectly direct or support any other person to make such filing) any motion, objection, application, or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or recharacterization of the Prepetition Term Loan Claims and/or the Liens securing any such Claims or asserting any other claim or Cause of Action against and/or with respect to any such Claims, Liens, any Consenting Term Loan Lender, or any Agent under any of the relevant Prepetition Term Loan Documents, Prepetition ABL Documents, DIP Term Loan Documents or DIP ABL Documents;

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(h) file (or directly or indirectly direct or support any other person to make such filing) a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Loan Lenders), (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of the Company Parties, (iv) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, (v) rejecting this Agreement, or (vi) vacating or modifying any order regarding the DIP Financing or cash collateral in a manner that is not consistent with this Agreement;

(i) without the prior written consent of the Required Consenting Term Loan Lenders, make any intercompany transfer of assets, commence the closure or wind-down of any store locations, or make any strategic investments or otherwise incur any capital expenditures unless, in each case, in the ordinary course of business consistent with past practice;

(j) except as expressly contemplated by this Agreement or without the prior written consent of the Required Consenting Term Loan Lenders, waive, amend or change any of the organizational documents of any of the Company Parties;

(k) sell, encumber or license any material assets (including, for the avoidance of doubt, any intellectual property) outside of the ordinary course of business and consistent with past practice, without the prior written consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld), except as expressly provided in this Agreement;

(l) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

(m) (i) authorize, create, issue, sell, or grant any additional Interests, or reclassify, recapitalize, redeem, purchase, or otherwise acquire any Interests or (ii) declare or make any distribution on any Interests, in each case, without the prior written consent of the Required Consenting Term Loan Lenders;

(n) except in the ordinary course of business and consistent with past practice, terminate or release (i) any obligors or guarantors of their obligations under the Prepetition Term Loan Credit Agreement, Prepetition ABL Credit Agreement, DIP Term Loan Credit Agreement or DIP ABL Credit Agreement or (ii) any of the Liens on, security interests in, or guarantees of any of the assets of the Company Parties that secure the obligations under the Prepetition Term Loan Credit Agreement, Prepetition ABL Credit Agreement, DIP Term Loan Credit Agreement or DIP ABL Credit Agreement, in each case without the prior written consent of the Required Consenting Term Loan Lenders;

(o) assume, reject, or terminate any material contract (including any material executory contracts and unexpired leases) without the prior written consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld);

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(p) amend, restate, supplement, or otherwise modify the Transformation Committee Mandate without the prior written consent of the Required Consenting Term Loan Lenders or fail (other than in an immaterial respect) to act in accordance with any of the terms or conditions of the Transformation Committee Mandate; or

(q) agree, authorize or commit, whether in writing or otherwise, to do any of the foregoing.

Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such person or persons determines in good faith that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided, that, notwithstanding anything to the contrary herein, (a) each Consenting Term Loan Lender reserves its rights to challenge any action taken or omitted by the Company Parties in reliance on this Section 7.01 and (b) this Section 7.01 shall not impede the Required Consenting Term Loan Lenders’ right to terminate this Agreement pursuant to Section 12.01 of this Agreement.

7.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to unsolicited Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to unsolicited Alternative Restructuring Proposals if the Governing Body of such Company Party determines in good faith, upon advice of outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of such Governing Body under applicable Law; and (d) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Term Loan Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or unsolicited Alternative Restructuring Proposals (the items set forth in this Section 7.02, the “Permitted Actions”); provided, that the Company Parties shall not become subject to any confidentiality obligation that restricts the Company Parties’ ability to share any such information contemplated by this Section 7 with the Consenting Term Loan Lenders.

7.03. The Company Parties shall provide the Consenting Term Loan Lenders’ Advisors (x) on a professionals’ eyes only basis, a copy of any written Alternative Restructuring Proposal and a description of all material terms of any oral Alternative Restructuring Proposal promptly (and in any event within one (1) Business Day) following the Company Parties’ or their advisors’ receipt thereof (including the identity of the proposing party), (y) such information to the Consenting Term Loan Lenders’ Advisors regarding such discussions or any actions or inaction pursuant to this Section 7 (including copies of any materials (on a professionals’-eyes only basis)

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provided to or provided by the Company Parties with respect to the applicable Alternative Restructuring Proposal) as necessary to keep Consenting Term Loan Lenders’ Advisors reasonably contemporaneously informed as to the status and substance of the foregoing and (z) written notice of any determination that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law made in reliance on this Section 7.03 promptly (and in any event within twenty-four (24) hours) following the making of such determination.

7.04. In the event that, whether as a result of any Permitted Action or otherwise, any Company Party determines to pursue any Alternative Restructuring Proposal, the Company Parties shall provide notice of such determination within twenty-four (24) hours after the making of such determination to counsel to the Consenting Term Loan Lenders.

7.05. Nothing in this Agreement shall: (a) impair or waive the rights of a Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions or (b) prevent a Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Claims.

8.01. During the Agreement Effective Period, no Consenting Term Loan Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Term Loan Lender; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Term Loan Lender and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the proposed Transfer.

8.02. Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03. This Agreement shall in no way be construed to preclude the Consenting Term Loan Lender from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Term Loan Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Term Loan Lenders) and (b) such Consenting Term Loan Lender must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

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8.04. This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Loan Lender to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an Affiliate, Affiliated Fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 8.01; and (c) the Transfer otherwise is a Transfer permitted under Section 8.01. To the extent that a Consenting Term Loan Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Term Loan Lender without the requirement that the transferee be a Permitted Transferee.

8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9. Representations and Warranties of Consenting Term Loan Lenders. Each Consenting Term Loan Lender severally, and not jointly, represents and warrants to the Company Parties that, as of the date such Consenting Term Loan Lender executes and delivers this Agreement, a Joinder, or a Transfer Agreement and as of the Restructuring Effective Date:

(a) except as set forth on the signature pages of the Consenting Term Loan Lenders, it is the beneficial or record owner (which shall be deemed to include any unsettled trades and subparticipations) of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor or sub-advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Term Loan Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

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(b) it has (or, upon the settlement of unsettled trades, will have) the full power and authority to act on behalf of, vote and consent to matters concerning such Company Claims/Interests (or the power to direct such actions);

(c) such Company Claims/Interests are free and clear of any pledge, Lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Term Loan Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has (or, upon the settlement of unsettled trades, will have) the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules) and (ii) any of the Company Parties’ securities acquired by the Consenting Term Loan Lender in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

It is understood and agreed that the representations and warranties made by a Consenting Term Loan Lender that is an investment manager, advisor, or sub-advisor of a beneficial owner of Company Claims/Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor, or sub-advisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such manager, advisor, or subadvisor.

Section 10. Representations and Warranties of Company Parties. Each Company Party, jointly and severally, represents and warrants to each other Party that, as of the date such Company Party executes and delivers this Agreement:

(a) except as expressly provided for in this Agreement, it has not entered into any arrangement (including with any individual creditor thereunder, irrespective of whether it is or is to become a Consenting Term Loan Lender), other than in the ordinary course of its business, on terms that are inconsistent in any respect with the Restructuring Transactions, and is not a party to an Alternative Restructuring Proposal;

(b) entry into this Agreement is consistent with the exercise of its Governing Body’s fiduciary duties; and

(c) notwithstanding its entry into this Agreement, each of the security interests securing the Claims of the Consenting Term Loan Lenders, as applicable, remains legal, valid, binding, and enforceable and in full force and effect as of the Agreement Effective Date.

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Section 11. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, that as of the date such Party executes and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and as of the Restructuring Effective Date:

(a) it is validly existing and in good standing under the Laws of the state or other jurisdiction of its organization (to the extent such concept is applicable in such state or jurisdiction), and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements related to any of the Company Parties or the Company Claims/Interests with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12. Termination Events.

12.01. Consenting Term Loan Lender Termination Events. This Agreement may be terminated with respect to the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a) the breach (other than in an immaterial respect) by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Term Loan Lenders seeking termination pursuant to this provision and (ii) if such breach is capable of cure, remains uncured for five (5) Business Days after such terminating Consenting Term Loan Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b) the failure of any of the Milestones to be satisfied (unless such Milestone has been waived, modified, extended, or otherwise amended by the Company Parties and the Required Consenting Term Loan Lenders in writing (which may be via email from counsel)); provided, that the right to terminate this agreement under this Section 12.01(b) shall not be available if the failure of such Milestone to be achieved is caused by, or resulted from, any act, omission, or delay, directly or indirectly, on the part of the terminating Consenting Term Loan Lenders in material violation of their obligations under this Agreement;

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(c) upon (i) a filing by any of the Company Parties of any motion, objection, application, or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or recharacterization of the Prepetition Term Loan Claims and/or the Liens securing any such Claims or asserting any other claim or Cause of Action against and/or with respect to any such Claims, Liens, any Consenting Term Loan Lender or any Agent under any of the relevant Prepetition Term Loan Documents (or if the Company Parties support any such motion, application, or adversary proceeding commenced by any third-party) or (ii) the entry of an order by the Bankruptcy Court, if sought by any of the Company Parties, providing relief adverse to the interests of any Consenting Term Loan Lender or any Agent with respect to any of the foregoing claims, Causes of Action, or proceedings, including an order granting standing to any other party to prosecute such claims, Causes of Action or proceedings;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Term Loan Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e) the Bankruptcy Court enters an order denying confirmation of the Plan or states clearly and unequivocally on the record at a hearing that it is denying approval of or will not approve the Plan;

(f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Loan Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing any of the Chapter 11 Cases of a Company Party, or (iv) rejecting this Agreement;

(g) except in accordance with this Agreement, any Company Party (i) commences a voluntary case under chapter 11 of the Bankruptcy Code (other than the Chapter 11 Cases), (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or the property or assets of any Company Party, (iii) makes any general assignment for the benefit of its creditors, or (iv) is subject to an involuntary case against any Company Party or the filing of an involuntary petition or application seeking bankruptcy, insolvency, winding up, dissolution, liquidation, administration, moratorium, reorganization, corporate reorganization, any stay of enforcement and/or proceedings, or other relief in respect of any Company Party, or their debts, or of a substantial part of their assets, under any federal, state, provincial, or other foreign bankruptcy, insolvency, corporate restructuring, administrative receivership, or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

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(h) failure of the Company Parties to pay any Consenting Term Loan Lender Expenses as and when required under this Agreement after notice and a two (2) Business Day cure period;

(i) any Company Party files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement and such motion or pleading has not been withdrawn within one (1) Business Day of receipt by the Company Parties of written notice from the Consenting Term Loan Lenders that such motion or pleading is inconsistent with this Agreement;

(j) any of the DIP Orders are reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the consent of the Required Consenting Term Loan Lenders;

(k) the occurrence of any event of default or the termination of the DIP Term Loan Credit Agreement as a result of an event of default thereunder or acceleration of the obligations under the DIP Term Loan Credit Agreement;

(l) any Definitive Document is amended, waived, or modified in any manner that is inconsistent with the terms of this Agreement and without the consent of the Required Consenting Term Loan Lenders;

(m) the Bankruptcy Court grants relief, in each case, that is inconsistent with this Agreement (in each case, as applicable, and with such amendments and modifications as have been effected in accordance with the terms hereof), unless the order granting such relief has been stayed, modified, or reversed within ten (10) Business Days after such terminating party delivers a written notice in accordance with Section 14.10;

(n) the Bankruptcy Court enters any order authorizing the use of cash collateral or postpetition financing that is not in form and substance acceptable to the Required Consenting Term Loan Lenders;

(o) upon the termination of this Agreement as to any of the Company Parties for any reason; or

(p) any of the Company Parties, or any Governing Body thereof (without the consent of the Required Consenting Term Loan Lenders) (i) withdraws the Plan, (ii) determines, after consulting with outside counsel that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or, in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, (iii) publicly announces, or communicates to any of the Consenting Term Loan Lenders or the Consenting Term Loan Lenders’ Advisors in writing, their intention not to support the Restructuring Transactions, including through any notice provided pursuant to Section 7.03 or Section 7.04, (iv) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Restructuring Proposal, or (v) agrees or indicates a material commitment to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party) or publicly announces its intent to pursue an Alternative Restructuring Proposal.

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12.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more of the Consenting Term Loan Lenders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Term Loan Lenders of notice of such breach; provided, however, that so long as the non-breaching Consenting Term Loan Lenders continue to hold or control the vote of at least 66.67% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims, such termination shall be effective only with respect to such breaching Consenting Term Loan Lenders.

(b) the Governing Body of any Company Party determines in good faith, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law and delivers the notice described in (and delivers such notice in accordance with) Section 7.03 or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal and delivers the notice described in (and delivers such notice in accordance with) Section 7.04;

(c) Any Backstop Party becomes a Breaching Party, provided, however, that no termination pursuant to this Section 12.02(c) shall occur if within ten (10) Business Days thereof, other Backstop Parties fund the Breaching Parties’ unfunded allocation;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e) the Bankruptcy Court enters an order denying confirmation of the Plan or states clearly and unequivocally on the record at a hearing that it is denying approval of or will not approve the Plan.

12.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Term Loan Lenders and (b) each Company Party.

12.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Restructuring Effective Date.

12.05. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it

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not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date and, if applicable, prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Term Loan Lender withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if applicable, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Term Loan Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Term Loan Lender, and (b) any right of any Consenting Term Loan Lender, or the ability of any Consenting Term Loan Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Term Loan Lender. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b), Section 12.02(d) or Section 12.02(e). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Term Loan Lenders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Term Loan Lender or the economic and legal treatment under the Restructuring Transactions of such Company Claims/Interests as compared to the other holders of the same Company Claims/Interests, or the allocation of the DIP Term Loan Facility or Equity Financing amongst the Restructuring Financing Parties, then the consent of each such affected Consenting Term Loan Lender shall also be required to effectuate such modification, amendment, waiver or supplement.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

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(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(e) No amendment, waiver, or modification of any Definitive Document shall amend, modify, or otherwise affect the allocation of DIP Term Loan Commitments, DIP Premium Loans, Offered Equity, Equity Financing Backstop Commitments, or Equity Financing Backstop Premium among the Backstop Parties or Restructuring Financing Parties (as applicable) without the prior written consent of each affected Backstop Party or Restructuring Financing Party (as applicable).

Section 14. Miscellaneous

14.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

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14.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Term Loan Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Term Loan Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

14.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Leslie’s, Inc.

2005 E. Indian School Rd.

Phoenix, AZ 85016

Attention: Ben Lindquist

E-mail address: blindquist@lesl.com

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with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Jack Luze, Moshe Fink, Zachary Weiner

E-mail address: jack.luze@stblaw.com; moshe.fink@stblaw.com; zachary.weiner@stblaw.com

(b)	if to a Consenting Term Loan Lender, to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Naomi Moss

E-mail address: nmoss@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Tower

2001 K Street N.W.

Washington, DC 20006

Attention: Scott Alberino, Alan J. Feld

E-mail address: salberino@akingump.com; ajfeld@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11. Independent Due Diligence and Decision Making. Each Consenting Term Loan Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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14.14. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17. Fiduciary Duties; Relationship Among Parties. None of the Consenting Term Loan Lenders shall have any fiduciary duty, any duty or trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their respective Affiliates, or any of the Company Parties’ or their Affiliates’ creditors or other stakeholders, including any holders of Company Claims/Interests, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Term Loan Lenders. It is understood and agreed that any Consenting Term Loan Lenders may trade in any equity securities, debt, debt securities or any other financial instruments of the Company Parties or any other Entity without the consent of the Company Parties or any other Consenting Term Loan Lenders, subject to applicable Law (including applicable securities Laws) and this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Term Loan Lenders and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge and agree that this Agreement is entered into by the Consenting Term Loan Lenders solely in the capacity of creditors of the Company Parties, and that the rights and obligations set forth herein relate exclusively to the Prepetition Term Loan Claims held by the Consenting Term Loan Lenders. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed or deemed to grant any Consenting Term Loan Lender or any of its Affiliates beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any equity securities of the Company. All rights under this Agreement are separately granted to each Consenting Term Loan Lender by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently. For the avoidance of doubt, (a) each Consenting Term Loan Lender is entering into this Agreement directly with the Company Parties and not with any other Consenting Term Loan Lender, and (b) no Consenting Term Loan Lender shall, nor shall any action taken by a Consenting Term Loan Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Term Loan Lender with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Term Loan Lenders are in any way acting as a group.

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14.18. Parties Executing Agreement. The Parties understand that the Consenting Term Loan Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Term Loan Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Term Loan Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Term Loan Lender so long as they are not acting at the direction or for the benefit of such Consenting Term Loan Lender or such Consenting Term Loan Lender’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any Entity that (a) executes this Agreement or (b) on whose behalf this Agreement is executed by a Consenting Term Loan Lender.

14.19. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.20. Capacities of Consenting Term Loan Lenders. Each Consenting Term Loan Lender has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.21. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 14, Section 6.01(m) and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.22. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties, or the Required Consenting Term Loan Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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14.23. Fees and Expenses. The Debtors shall pay in full and in Cash all Consenting Term Loan Lender Expenses without any requirement for the filing of fee or retention applications in the Chapter 11 Cases or further order of the Bankruptcy Court, and in accordance with the terms of the applicable engagement letters, with any unpaid balance(s) paid on the Restructuring Effective Date; provided, however, that simultaneously with the execution of this Agreement, the Company Parties shall pay all unpaid Consenting Term Loan Lender Expenses incurred at any time prior to the Execution Date.

14.24. Confidentiality and Publicity. Other than to the extent required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Term Loan Lender), other than legal, accounting, financial, and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name of any Consenting Term Loan Lender, the principal amount or percentage of the Company Claims/Interests held by any Consenting Term Loan Lender (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer), the contents of Schedule 1 and Schedule 2 with respect to any Backstop Party’s DIP Backstop Amount or Equity Financing Backstop Commitment, or the signature page of such Consenting Term Loan Lender; provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Consenting Term Loan Lenders, collectively. Notwithstanding the foregoing, the Consenting Term Loan Lenders hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the Definitive Documents to the extent required by Law; provided, however, that (a) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder, or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, to the extent permissible under applicable Law, they will redact any reference to or concerning a specific Consenting Term Loan Lender’s holdings of Company Claims/Interests (including before filing any pleading with the Bankruptcy Court), DIP Backstop Amount (as applicable) or Equity Financing Backstop Commitment (as applicable), and such Consenting Term Loan Lender’s signature page and (b) if disclosure of additional information of any Consenting Term Loan Lender is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Term Loan Lender (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder, or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will, in accordance with Section 6.01(o), provide the Consenting Term Loan Lenders’ Advisors draft copies of all Public Communications at least two (2) Business Days in advance of its public filing, release or otherwise being made available and incorporate any reasonable comments provided by the Consenting Term Loan Lenders’ Advisors. Nothing contained herein shall be deemed to waive, amend, or modify the terms of any Confidentiality Agreement.

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Company Parties’ Signature Page to

the Restructuring Support Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

LESLIE’S INC.
LESLIE’S POOLMART, INC.
CORTZ, INC.
LPM MANUFACTURING, INC.
HORIZON SPA & POOL PARTS, INC.
HOT TUB WORKS, LLC
POOL PARTS, INC.
RAM CHEMICAL & SUPPLY, INC.
SPP HOLDING CORPORATION
STELLAR MANUFACTURING, LLC

By:	/s/ Benjamin Lindquist
Name: Benjamin Lindquist
Authorized Signatory

[Signature Page to Restructuring Support Agreement]

Consenting Term Loan Lender Signature Pages to

the Restructuring Support Agreement

[On file with the Company]

Schedule 1

DIP Backstop Amount

[On file with the Company]

Schedule 2

Equity Financing Backstop Commitments

[On file with the Company]

ANNEX I

Company Parties

1.	Leslie’s, Inc.

2.	Leslie’s Poolmart, Inc.

3.	Cortz, Inc.

4.	LPM Manufacturing, Inc.

5.	Horizon Spa & Pool Parts, Inc.

6.	Hot Tub Works, LLC

7.	Pool Parts, Inc.

8.	RAM Chemical & Supply, Inc.

9.	SPP Holding Corporation

10.	Stellar Manufacturing, LLC

EXHIBIT A

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY RESTRUCTURING TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN, IN THE RESTRUCTURING SUPPORT AGREEMENT AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING TERM SHEET

INTRODUCTION

This restructuring term sheet (this “Restructuring Term Sheet”) describes the principal terms and conditions of the restructuring transactions (the “Restructuring Transactions”) of Leslie’s, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and each other entity listed on Annex I to the Restructuring Support Agreement (as defined below) (collectively with the Company, the “Company Parties”) that will be effectuated through a pre-arranged chapter 11 restructuring on the terms set forth in that certain restructuring support agreement (the “Restructuring Support Agreement”) to which this Restructuring Term Sheet is attached as Exhibit A.1 The regulatory, securities, corporate, tax, accounting, and other legal and financial matters related to the Restructuring Transactions have not been fully evaluated, and any such evaluation may affect the terms and structure of any Restructuring Transaction or related transactions. This Restructuring Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Restructuring Term Sheet shall remain strictly confidential and may not be shared with any other party or person without the consent of the Company Parties and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement).

This Restructuring Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

[1]	Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in the Restructuring Support Agreement or the Bankruptcy Code, as applicable.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Debtors	The Company Parties that commence the Chapter 11 Cases, which shall include all of the parties set forth in Annex I to the Restructuring Support Agreement.

Restructuring Transactions

On the Restructuring Effective Date, or as soon as is reasonably practicable thereafter, each holder of a Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Claim or Interest, except to the extent less favorable treatment is agreed to by the Reorganized Debtors and the holder of such Claim or Interest, as applicable.

The Company Parties will commence the Chapter 11 Cases and seek to consummate the Restructuring Transactions pursuant to the Plan on the terms set forth herein and in the Restructuring Support Agreement.

The Restructuring Transactions will be subject to the Definitive Documents, the terms of the Restructuring Support Agreement (including the exhibits thereto), and the consent rights set forth therein.

In general, this Restructuring Term Sheet and the Restructuring Support Agreement contemplate:

(a)   the incurrence of the DIP ABL Facility (as defined below), which may be converted into the New ABL Facility (as defined below) upon the Restructuring Effective Date;

(b)   Consenting Term Loan Lenders[2] that commit to do so shall provide priming super priority senior secured debtor in possession financing in the form of term loans in an aggregate principal amount of $90 million (the “DIP Term Loan Facility”), (x) which DIP Term Loan Facility shall be backstopped by the DIP Backstop Parties and (y) on the Restructuring Effective Date, $75 million of which shall be converted into the New Term Loan Facility, with the remainder (including the DIP Premium Loans (as defined below) and any accrued or capitalized interest), converting to New Common Equity;

(c)   Consenting Term Loan Lenders[3] that commit to do so shall fund their pro rata share of the Equity Financing (as defined below), which Equity Financing shall be backstopped by the Equity Financing Backstop Parties;

[2]

Each Prepetition Term Loan Lender that becomes a Consenting Term Loan Lender by the Subscription Deadline shall have the opportunity to participate in the DIP Term Loan Facility and the Equity Financing on a pro rata basis; provided, that such Consenting Term Loan Lender’s participation in the DIP Term Loan Facility shall be conditioned upon such Consenting Term Loan Lender’s corresponding pro rata participation in the Equity Financing, and no Consenting Term Loan Lender may elect to participate in one without committing to participate in both (such lenders, the “Restructuring Financing Parties”).

[3]

Each Prepetition Term Loan Lender that becomes a Consenting Term Loan Lender by the Subscription Deadline shall have the opportunity to participate in the DIP Term Loan Facility and the Equity Financing on a pro rata basis; provided, that such Consenting Term Loan Lender’s participation in the Equity Financing shall be conditioned upon such Consenting Term Loan Lender’s corresponding pro rata participation in the DIP Term Loan Facility, and no Consenting Term Loan Lender may elect to participate in one without committing to participate in both.

2

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

(d)   in full and final satisfaction of each Prepetition Term Loan Claim, each holder of a Prepetition Term Loan Claim shall receive its pro rata share of 10% of the New Common Equity, subject to dilution on account of the MIP (as defined below);

(e)   each holder of a General Unsecured Claim of the Debtors shall receive its pro rata share of the GUC Cash Pool; and

(f)   all Existing Equity Interests and Section 510(b) Claims will be cancelled and no consideration shall be paid to the holders of Existing Equity Interests.

The Restructuring Transactions will be supported by the Consenting Term Loan Lenders party to the Restructuring Support Agreement on the terms set forth therein.

DIP Term Loan Facility / New Term Loan Facility

The Restructuring Financing Parties shall provide the Company with the DIP Term Loan Facility, subject to and in accordance with the terms and conditions set forth in the DIP Term Loan Credit Agreement attached hereto as Exhibit 1. Any Claims on account of, arising under, derived from, based on, related to, or in connection with the DIP Term Loans or the DIP Term Loan Credit Agreement are referred to herein as the “DIP Term Loan Claims.”

The DIP Term Loan Facility shall have a total commitment of up to $90 million, drawable in two tranches: (a) $45 million available upon entry of the Interim DIP Order; and (b) $45 million available upon entry of the Final DIP Order; provided that the DIP Term Loan Commitments may be initially provided and funded through Jefferies Capital Services, LLC as fronting lender (the “Fronting Lender”). The DIP Term Loan Facility shall be backstopped by the DIP Backstop Parties.

In consideration for backstopping the DIP Term Loan Facility, the DIP Backstop Parties shall receive a one-time backstop premium in an aggregate amount equal to 7.00% of the DIP Term Loan Commitments, earned in full upon the entry of the Interim DIP Order and due and payable in full in the form of DIP Term Loans on the closing date of the DIP Term Loan Facility (the “DIP Backstop Loans”).

A separate upfront premium in an amount equal to 9.50% of the aggregate principal amount of DIP Term Loans actually funded by each DIP Term Lender on each funding date of the DIP Term Loans, which upfront premium shall be earned, due and payable in full in the form of DIP Term Loans on each such funding date (the “DIP Upfront Loans” and, together with the DIP Backstop Loans, the “DIP Premium Loans”).

Subject to satisfaction of certain conditions, as set forth in the term sheet attached hereto as Exhibit 2 (“Exit Term Loan Term Sheet”), on the Restructuring Effective Date, (i) $75 million of DIP Term Loan Claims under the DIP Term Loan Facility shall automatically be converted, “rolled” or otherwise exchanged on a cashless dollar-for-dollar basis into New Term Loans as set forth below and in the Exit Term Loan Term Sheet on the Restructuring Effective Date and (ii) the remaining DIP Term Loan Claims, including the DIP Premium Loans and any accrued or capitalized interest convert into 30 % in the aggregate of the New Common Equity (subject to dilution on account of the MIP).

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING

The terms of the DIP Term Loan Facility shall be governed by the DIP Term Loan Documents, subject to the consent rights set forth in the Restructuring Support Agreement. The terms of the New Term Loan Facility shall be governed by the New Term Loan Documents, subject to the consent rights set forth in the Restructuring Support Agreement.

DIP ABL Facility / New ABL Facility

The Prepetition ABL Lenders shall, upon the entry date of the Interim DIP Order, provide a $225 million senior secured superpriority debtor in possession asset-based revolving credit facility (the “DIP ABL Facility”), which shall roll up, upon entry of the Interim DIP Order, on a creeping basis, and upon entry of the Final DIP Order all outstanding amounts under the Prepetition ABL Documents, on the terms and subject to the conditions reflected in the commitment letter entered into concurrently herewith in respect of the DIP ABL Facility (together with all term sheets, exhibits, schedules and annexes attached thereto, the “DIP ABL Commitment Letter”) and on terms and conditions reasonably acceptable to the Required Consenting Term Loan Lenders and the Company Parties. The Claims on account of, arising under, derived from, based on, related to, or in connection with the loans under the DIP ABL Facility (the “DIP ABL Loans”) or the DIP ABL Credit Agreement are referred to herein as the “DIP ABL Claims.”

On the Restructuring Effective Date, the DIP ABL Facility either shall (i) convert into a new $225 million senior secured asset-based revolving credit exit facility or (ii) be refinanced by a new senior secured asset-based revolving credit facility provided by a third party lender (each facility in clauses (i) and (ii) above, the “New ABL Facility”), in each case, on terms and conditions substantially consistent with the terms of the Prepetition ABL Facility or otherwise on terms and conditions reasonably acceptable to the Required Consenting Term Loan Lenders and the Company Parties.

Equity Financing

Subject to the terms and conditions set forth in the term sheet attached hereto as Exhibit 3 (the “Equity Financing Term Sheet”), the Restructuring Financing Parties will on a several, and not joint and several, basis, purchase in a direct private placement, an aggregate amount of $60.0 million (the “Equity Financing Amount”) of the New Common Equity which shall comprise 55.80% of the New Common Equity (the “Equity Financing” and, the New Common Equity offered in the Equity Financing, the “Offered Equity”), subject to dilution on account of the MIP.

Pursuant to the Restructuring Support Agreement, the Equity Financing shall be backstopped in full by the Equity Financing Backstop Parties. As consideration for backstopping the Equity Financing, the Equity Financing Backstop Parties shall be entitled to an amount equal to their pro rata share of 7.5% of the Equity Financing Amount, payable in the form of New Common Equity which shall comprise 4.20% of the New Common Equity (the “Equity Financing Backstop Premium”), subject to dilution on account of the MIP.

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING

MIP	After the Restructuring Effective Date, the post-reorganization board (the “New Board”) shall adopt an equity incentive plan for directors, officers and other employees (the “MIP”), which shall provide for the issuance, from time to time, of equity and/or equity-based awards with respect to up to 10% of New Common Equity (the “Awards”), with the form of the Awards (e.g., options, restricted stock or units, appreciation rights, etc.), the participants in the MIP, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards), the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) to be determined by the New Board in consultation with the Reorganized Debtors’ senior management team.

Definitive Documents	Any documents, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the Restructuring Support Agreement. Failure to reference such rights and obligations as they relate to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

Tax Matters	The Company Parties will cooperate in good faith and coordinate with the Consenting Term Loan Lenders to structure and implement the Restructuring Transactions in a tax-efficient manner that is acceptable to the Required Consenting Term Loan Lenders and the Company Parties.

Cash on Hand	Cash distributions in accordance with this Restructuring Term Sheet and the Plan shall be made from cash on hand as of the Restructuring Effective Date.

SEC Registration	All Interests of the Reorganized Debtors issued and distributed pursuant to the Plan will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) an exemption from such registration requirements under section 1145 of the Bankruptcy Code; (ii) an exemption from such registration requirements under section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder); (iii) an exemption from such registration requirements in compliance with Regulation S under the Securities Act; or (iv) such other exemption as may be available from any applicable registration requirements.

Milestones

The following milestones apply to the Restructuring Transactions (the “Milestones”):

•

no later than September 30, 2026, the Debtors shall commence the Chapter 11 Cases;

•

no later than three (3) days after the Petition Date, the Debtors shall have delivered the Subscription Procedures and Subscription Form to all Prepetition Term Loan Lenders;

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING

•

no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

•

no later than five (5) Business Days after the Agreement Effective Date, the Transformation Committee shall have been established and shall have held its initial organizational meeting;

•

no later than seven (7) days after the Petition Date, the Debtors shall have filed the Omnibus Lease Rejection Motion (as defined below);

•

no later than twenty (20) days after the Petition Date, the Debtors shall have filed the Plan and Disclosure Statement;

•

no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

•

no later than fifty-five (55) days after the Petition Date, the Bankruptcy Court shall have entered the order approving the Disclosure Statement;

•

no later than one hundred (100) days after the Petition Date, the Bankruptcy Court shall have entered the order confirming the Plan; and

•

no later than one hundred and ten (110) days after the Petition Date, the Restructuring Effective Date shall have occurred.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims

N/A	Administrative Claims	On the Restructuring Effective Date, each holder of an Allowed Administrative Claim shall receive payment in full in Cash or shall otherwise receive treatment in a manner consistent with section 1129(a)(2) of the Bankruptcy Code.	N/A

N/A	Priority Tax Claims	On the Restructuring Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

N/A	DIP ABL Claims	On the Restructuring Effective Date, outstanding DIP ABL Claims shall be either (i) on a dollar-for-dollar basis automatically converted to and deemed to be obligations under the New ABL Facility or (ii) be repaid in full and in cash from the proceeds of the New ABL Facility, as applicable.	N/A

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TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting

N/A	DIP Term Loan Claims	On the Restructuring Effective Date, ratably among holders of DIP Term Loan Claims, (i) $75 million of the DIP Term Loan Claims shall be on a dollar-for-dollar basis automatically converted to and deemed to be New Term Loan Obligations on the terms set forth in the Exit Term Loan Term Sheet and (ii) the remaining DIP Term Loan Claims, including on account of the DIP Premium Loans and any accrued or capitalized interest, shall be converted into New Common Equity (subject to dilution from the MIP) pursuant to the terms of this Restructuring Term Sheet.	N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	On the Restructuring Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option in consultation with the Required Consenting Term Loan Lenders: (a) payment in full in Cash; (b) the collateral securing its Allowed Other Secured Claim; (c) reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 3A4	Prepetition ABL Claims	On the Restructuring Effective Date, to the extent not rolled up into the DIP ABL Facility, each Prepetition ABL Claim shall be either (i) on a dollar-for-dollar basis automatically converted to and deemed to be obligations under the New ABL Facility or (ii) be repaid in full and in cash from the proceeds of the New ABL Facility, as applicable.	Impaired / Entitled to Vote

[4]	Class to be removed upon approval of full roll up on the terms set forth herein.

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TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting

Class 3B	Prepetition Term Loan Claims	On the Restructuring Effective Date, each holder of an Allowed Prepetition Term Loan Claim shall receive its pro rata share of 10% of the New Common Equity, subject to dilution on account of the MIP.	Impaired / Entitled to Vote

Class 4	General Unsecured Claims	On the Restructuring Effective Date, each holder of an Allowed General Unsecured Claim entitled to receive a distribution shall receive its pro rata share of the GUC Cash Pool, which shall be in the amount of $500,000.00. For the avoidance of doubt, General Unsecured Claims shall include Claims arising from or in connection with the rejection of any executory contracts or unexpired leases.	Impaired / Entitled to Vote

Class 5	Intercompany Claims	On the Restructuring Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim reinstated or cancelled, released, and extinguished without any distribution as reasonably determined by the Debtors or Reorganized Debtors with the consent of the Required Consenting Term Loan Lenders (not be unreasonably withheld, delayed or conditioned).	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

Class 6	Intercompany Interests	On the Restructuring Effective Date, Intercompany Interests shall be reinstated, set off, settled, distributed, contributed, cancelled, and released without any distribution on account of such Intercompany Interests, or such other treatment as reasonably determined by the Debtors with the consent of the Required Consenting Term Loan Lenders (not to be unreasonably delayed, withheld or conditioned).	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

Class 7	Existing Equity Interests	On the Restructuring Effective Date, all Existing Equity Interests shall be discharged, cancelled, released, and extinguished for no consideration.	Impaired / Deemed to Reject

Class 8	Section 510(b) Claims	On the Restructuring Effective Date, all Section 510(b) Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and holders of Allowed Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order, shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan, as well as the Restructuring Transactions therein. On the Restructuring Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall issue all securities, loans, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

Cancellation of Instruments, Certificates, and Other Documents	On the Restructuring Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all loans, instruments, certificates, and other documents evidencing Claims or Interests, including the existing Prepetition Term Loan Documents and existing Prepetition ABL Documents, shall be cancelled or otherwise terminated, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases	The assumption and rejection of executory contracts and expired leases shall be determined by the Debtors with the consent of the Required Consenting Term Loan Lenders. The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Restructuring Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. The Debtors shall file an omnibus lease rejection procedures motion (the “Omnibus Lease Rejection Motion”), which shall be in form and substance reasonably acceptable to the Required Consenting Term Loan Lenders.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Restructuring Effective Date, of Claims (including any Intercompany Claims that the Reorganized Debtors resolve or compromise after the Restructuring Effective Date), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

or Interests, including demands, liabilities, and Causes of Action (including any Causes of Action or Claims based on theories or allegations of successor liability) that arose before the Restructuring Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Restructuring Effective Date, and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Restructuring Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided in the Plan, any default or “event of default” by the Debtors or their non-Debtor Affiliates with respect to any Claim or Interest existing immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Restructuring Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Restructuring Effective Date, except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

Releases by the Debtors	Except as expressly set forth in the Restructuring Support Agreement or Plan, effective on the Restructuring Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties (as defined below) in facilitating the implementation of the Restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, as of the Restructuring Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by and on behalf of each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or any other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof or otherwise), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

or interaction between or among any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Prepetition Term Loan Credit Agreement, the Prepetition ABL Credit Agreement, the New Term Loan Facility, the New ABL Facility, the DIP Term Loan Facility, the DIP ABL Facility, the DIP Orders, the Equity Financing, the Restructuring Transactions, the Confirmation Order, the Chapter 11 Cases, this Agreement, the Definitive Documents, the assertion or enforcement of rights or remedies against the Debtors, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Term Loan Facility, the DIP ABL Facility, the New Term Loan Facility, the New ABL Facility, the New Common Equity, the Equity Financing, any other Definitive Document, the distribution of any Cash or other property of the Debtors to any Released Party, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement, the Definitive Documents, the Prepetition Term Loan Credit Agreement, the Prepetition ABL Credit Agreement, the New Term Loan Facility, the New ABL Facility, the DIP Term Loan Facility, the DIP ABL Facility, the DIP Orders, the Equity Financing, the Restructuring Transactions, or the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Restructuring Effective Date.

Notwithstanding anything to the contrary in the foregoing Debtor Release, the Debtor Release set forth above does not release (1) any post-Restructuring Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan; (2) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement; or (3) any Released Party from actual fraud, willful misconduct, or gross negligence, in each case, as determined by a Final Order.

Releases by Holders of Claims and Interests	Except as expressly set forth in the Restructuring Support Agreement, Plan, or Confirmation Order, effective on the Restructuring Effective Date, in exchange for good and valuable consideration including the contributions and services of the Released Parties in facilitating the implementation of the Restructuring Transactions contemplated by the Plan, the adequacy of which is hereby confirmed, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by each and all of the Releasing Parties (as defined below, other than the Debtors or the Reorganized Debtors), in each case on behalf

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, and their Estates (as applicable), that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof or otherwise), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between or among any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Credit Agreement, the New Term Loan Facility, the New ABL Facility, the DIP ABL Facility, and the DIP Term Loan Facility, the DIP Orders, the Equity Financing, the Restructuring Transactions, the Confirmation Order, the Chapter 11 Cases, this Agreement, the Definitive Documents, the assertion or enforcement of rights or remedies against the Debtors, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Term Loan Facility, the DIP ABL Facility, the New Term Loan Facility, the New ABL Facility, the New Common Equity, the Equity Financing, any other Definitive Document, the distribution of any Cash or other property of the Debtors to any Released Party, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Agreement, the Definitive Documents, the Prepetition Term Loan Credit Agreement, the Prepetition ABL Credit Agreement, the New Term Loan Facility, the New ABL Facility, the DIP Term Loan Facility, the DIP ABL Facility, the DIP Orders, the Equity Financing, the Restructuring Transactions, or the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Restructuring Effective Date.

Notwithstanding anything to the contrary in the foregoing Third Party Release, the Third Party Release set forth above does not release (1) any post-Restructuring Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Supplement) executed to implement this Plan; (2) the rights of any holder of Allowed Claims to receive distributions under this Plan; (3) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement; or (4) any Claims against a Released Party arising from actual fraud, willful misconduct, or gross negligence, in each case, as determined by a Final Order.

Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party (as defined below) shall have or incur any liability for, and each Exculpated Party is released and exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the negotiation of Definitive Documents, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes to accept or reject the Plan and distribution of consideration pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan, or such distributions made pursuant to the Plan. In addition, notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Restructuring Effective Date obligation under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Injunction	Except as otherwise expressly provided in the Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests or Causes of Action that have been released, discharged, settled, or are subject to exculpation under the Plan are permanently enjoined, from and after the Restructuring Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on

13

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

account of or in connection with or with respect to any such Claims, Interests or Causes of Action; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests or Causes of Action; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests or Causes of Action; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities, in each case, or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests or Causes of Action unless such holder has filed a motion requesting the right to perform such setoff on or before the Restructuring Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests or Causes of Action released, discharged, subject to exculpation, or settled pursuant to the Plan.

Certain Definitions

The following definitions shall be applicable to the foregoing release and exculpation provisions:

“Related Party” means, collectively, with respect to any (w) any Entity or Person, (x) such Entity’s or Person’s predecessors, successors and assigns, parents, subsidiaries, affiliates, affiliated investment funds or investment vehicles, managed or advised accounts, funds, or other entities, and investment advisors, subadvisors, or managers, and (y) with respect to each of the foregoing in clauses (w) and (x), each of, and in each case in its capacity as such, such Person’s or such Entity’s current and former directors, managers, officers, observers, committee members, members of any governing body, equity holders (regardless of whether such Interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, shareholders, partners, limited partners, general partners, principals, members, equity sponsors, fiduciaries, direct and indirect investors, direct and indirect equity participants, “controlling persons” (within the meaning of federal securities law), management companies, fund advisors or managers, employees, secondees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each Consenting Term Loan Lender; (d) each DIP Term Loan Lender; (e) each Prepetition ABL Lender; (f) each DIP ABL Lender; (g) the Agents; (h) each

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GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

current and former Affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clause (a) through this clause (i); provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely objects to the releases contained in the Plan and such objection is not resolved before Confirmation.

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each Consenting Term Loan Lender; (d) each DIP Term Loan Lender; (e) each Prepetition ABL Lender; (f) each ABL DIP Lender; (g) all holders of Claims; (h) the Agents, and (i) each current and former Affiliate of each Entity in clause (a) through the following clause (j); (j) each Related Party of each Entity in clause (a) through this clause (j) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely objects to the releases contained in the Plan and such objection is not resolved before Confirmation.

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) the directors, officers, and restructuring professionals of each Entity in clauses (a) through this clause (d).

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Governance	Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents, as applicable, shall be consistent with the term sheet attached hereto as Exhibit 4 (the “Governance Term Sheet”).

Exemption from SEC Registration	The issuance of all securities under the Plan, if applicable, will be exempt from SEC registration under applicable law.

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Employment Obligations

Except as otherwise determined by the Debtors with the consent of the Required Consenting Term Loan Lenders, pursuant to the Restructuring Support Agreement and this Restructuring Term Sheet, the Parties consent to the continuation of the Debtors’ wages, compensation, and benefit programs according to the existing terms and practices, including executive compensation and severance programs and any motion in the Bankruptcy Court for approval thereof. Subject to the foregoing, on the Restructuring Effective Date, the Debtors or Reorganized Debtors, as applicable, shall (a) assume all employment agreements, indemnification agreements or other agreements entered into with current and former employees or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors, after the Restructuring Effective Date.

For the avoidance of doubt, the Debtors shall not assume (i) equity or equity-based incentive plans, employee stock purchase plans and any other agreements or awards or provisions set forth in any agreements, awards, plans or programs that provide for rights to acquire Interests or New Common Equity and (ii) any agreement or plan whose value or performance is related Interests or New Common Equity or other ownership interests of any Debtor, in each case, which shall be deemed to be terminated on the Plan Effective Date; provided, for the avoidance of doubt, that the Restructuring Transactions shall not trigger or be deemed to trigger (i) any change of control, change in control, immediately vesting, termination or similar provision therein or (ii) an event of “good reason” (or a term of like import) as a result of the consummation of the Restructuring Transactions.

Indemnification Obligations	Consistent with applicable law, all indemnification provisions in place as of the Restructuring Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Restructuring Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring Transactions.

Retained Causes of Action	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan.

Conditions Precedent to Restructuring

The following shall be conditions to the Restructuring Effective Date (the “Conditions Precedent”):

(a)   the Bankruptcy Court shall have entered the Confirmation Order and the Final DIP Order, each of which shall (i) be consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders and (ii) have become a Final Order;

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(b)   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are reasonably necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

(c)   the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan;

(d)   each Definitive Document, including any exhibits, schedules, amendments, modifications, or supplements thereto shall have been executed or otherwise effectuated and be in form and substance reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders, except as otherwise specified in the Restructuring Support Agreement or this Restructuring Term Sheet;

(e)   the Restructuring Support Agreement shall remain in full force and effect;

(f)   the Definitive Documents governing the New Term Loan Facility or New ABL Facility, as applicable, shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Term Loan Lenders and shall have been duly executed and delivered by all of the Entities that are parties thereto, all conditions precedent (other than any conditions related to the occurrence of the Restructuring Effective Date) to the effectiveness of such documents shall have been satisfied or duly waived in writing, and the financing thereunder shall have occurred or shall occur concurrently with the effectiveness of the Plan;

(g)   all Professional Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Restructuring Effective Date shall have been placed in a professional fee escrow account pending the approval of such fees and expenses by the Bankruptcy Court;

(h)   all Consenting Term Loan Lender Expenses shall have been paid in full;

(i) the Debtors shall have established an agreed upon plan equity value pursuant to the confirmed Plan, subject to the consent rights set forth in the Restructuring Support Agreement;

(j) the New Common Equity shall have been issued by the Reorganized Debtors (or shall be issued concurrently with effectiveness of the Plan);

(k)   the New Organizational Documents, subject to the consent rights set forth in the Restructuring Support Agreement, shall have been executed and/or effectuated (or shall be executed and/or effectuated concurrently with the effectiveness of this Plan);

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OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

(l) no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions or any of the Definitive Documents;

(m) as of the Restructuring Effective Date, no temporary restraining order, preliminary or permanent injunction, judgment, or other order preventing the Restructuring Transactions or any of the transactions contemplated by any of the Definitive Documents, shall have been entered, issued, rendered, or made, nor shall any proceeding seeking any of the foregoing be commenced or pending; nor shall any proceeding seeking any of the foregoing be threatened by a governmental body; nor shall there be any law promulgated, enacted, entered, enforced, or deemed applicable to any of the parties which makes the consummation of the Restructuring Transactions or any of the transactions contemplated by any of the Definitive Documents illegal, void or rescinded; and

(n)   the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan.

Waiver of Conditions Precedent	The Company Parties, with the prior written consent of the Required Consenting Term Loan Lenders (email shall suffice), may waive any one or more of the Conditions Precedent, without notice, leave or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

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Exhibit 1

DIP Term Loan Credit Agreement

Exhibit 1 - DIP Term Loan Credit Agreement

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AGREEMENT

dated as of [___], 2026,

among

LESLIE’S POOLMART, INC.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code,

as the Borrower,

LESLIE’S, INC.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as DIP Lenders,

and

ALTER DOMUS (US) LLC

as Administrative Agent and Collateral Agent

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	[Reserved]
Schedule 1.01(c)	–	Material Real Estate
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.06	–	Litigation and Environmental Matters
Schedule 3.09	–	Taxes
Schedule 3.13 Schedule 5.15	– –	Subsidiaries Milestones
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	[Reserved]
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of DIP Collateral Agreement
Exhibit I	–	[Reserved]
Exhibit J	–	[Reserved]
Exhibit K	–	[Reserved]
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign DIP Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign DIP Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT, dated as of [___], 2026 (this “Agreement”), by and among Leslie’s Poolmart, Inc., a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Leslie’s, Inc. (f/k/a Leslie’s Holdings, Inc.), a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (“Holdings”), the DIP Lenders from time to time party hereto and Alter Domus (US) LLC, as administrative agent for the DIP Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, on [____], 2026 (the “Petition Date”), Holdings, the Borrower and certain subsidiaries of the Borrower (collectively with Holdings and the Borrower, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (such court, together with any other court having exclusive jurisdiction over the cases from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. [____] (collectively, the “Chapter 11 Cases”), and have continued in the possession and operation of their assets and management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Borrower has requested that the DIP Lenders provide a super priority secured debtor in possession credit facility consisting of DIP Term Loans in an aggregate principal amount of up to $90,000,000;

WHEREAS, the Borrower will use the proceeds of the DIP Term Loans to fund working capital and certain permitted administrative expenses of the Debtors during the pendency of the Chapter 11 Cases and to make certain other payments and for other general corporate purposes, in each case in accordance with the terms of this Agreement; and

WHEREAS, the DIP Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL DIP Credit Agreement” means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of the Closing Date, by and among the Borrower, Holdings, the subsidiary borrowers from time to time party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL DIP Agents” means Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent, each in respect of the ABL DIP Facility.

“ABL DIP Facility” means the credit facility pursuant to the ABL DIP Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to the term “DIP ABL Priority Collateral” set forth in the DIP Orders.

“ABR” means, when used in reference to any DIP Term Loan or Borrowing, whether such DIP Term Loan, or the DIP Term Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means an intercreditor agreement that is reasonably satisfactory to the Borrower, the Required DIP Lenders and the Administrative Agent (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Adequate Protection Obligations” has the meaning assigned to such term in the DIP Orders.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor. When used in reference to any Loan or Borrowing, “Adjusted Term SOFR” shall refer to whether such Loan, or the DIP Term Loans comprising such Borrowing, bear interest at a rate determined by reference to Adjusted Term SOFR as set forth in the preceding sentence.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Subsidiaries or any property of Holdings, the Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any DIP Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of the Closing Date, by and between the Borrower and Alter Domus (US) LLC (as amended, restated, supplemented or otherwise modified from time to time).

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) Adjusted Term SOFR plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“Applicable Administrative Agent” means (i) with respect to the ABL Priority Collateral, the ABL DIP Agents or the Prepetition ABL Agents, as the context requires and (ii) with respect to the Term Priority Collateral, the Administrative Agent or the Prepetition Term Loan Agent, as the context requires.

“Applicable Percentage” means, with respect to any DIP Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the DIP Term Loans and unused DIP Term Loan Commitments of such DIP Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the DIP Term Loans and unused DIP Term Loan Commitments of all DIP Lenders under the applicable Class.

“Applicable Rate” means, with respect to any DIP Term Loans, (a) 6.50% per annum for Term SOFR Loans and (b) 5.50% per annum for ABR Loans.

“Approved Budget” means a thirteen (13) week rolling cash flow budget of Holdings and its Subsidiaries for the following thirteen (13) calendar weeks, which shall be approved by the Required DIP Lenders in their sole discretion in the form attached to the Interim DIP Order (the “Initial Approved Budget”). As used herein, “Approved Budget” shall initially refer to the Initial Approved Budget delivered prior to the Closing Date and thereafter shall refer to the most recent Approved Budget delivered by the Borrower and approved by the Required DIP Lenders in accordance with Section 5.01(d).

“Approved Fund” means, with respect to any DIP Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such DIP Lender, (b) any Affiliate of such DIP Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such DIP Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a DIP Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower and/or any entity that forms part of any of their respective businesses (including any of their respective Subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Institution that qualifies under clause (a) of such definition, or any Affiliate of any such Disqualified Institution qualifying under clause (a) of such definition, that is reasonably identifiable as an Affiliate of such Disqualified Institution on the basis of such Affiliate’s name.

“Borrower” means Leslie’s Poolmart, Inc.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any DIP Term Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period, as applicable, is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (5) all warrants, options or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carve Out” has the meaning assigned to such term in the DIP Orders.

“Cash Collateral” has the meaning assigned to such term in the DIP Orders.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, bankers’ acceptances, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any DIP Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases regarding the Loan Parties’ cash management system, bank accounts, cash collection and disbursements, intercompany transactions, bank fees, business forms, corporate cards and related matters, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders, as the same may be amended, modified or supplemented from time to time.

“Cash Management Services” means each and any of the following bank services provided to any Loan Party: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any DIP Lender (or, for purposes of Section 2.15(b), by any lending office of such DIP Lender or by such DIP Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock representing more than 50% of the total voting power of all of the outstanding voting Capital Stock of Holdings;

(b) (i) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings or (ii) any other Loan Party (other than Holdings) ceasing to be a direct or indirect Wholly-Owned Subsidiary of the Borrower;

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than with respect to a disposition of assets pursuant to section 363 of the Bankruptcy Code that is not prohibited hereunder; or

(d) a “change of control” (or similar event) shall occur under (x) the ABL DIP Credit Agreement or (y) the definitive agreements governing Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount incurred after the Petition Date.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used with respect to (a) any DIP Term Loan or Borrowing, refers to whether such DIP Term Loan, or the DIP Term Loans comprising such Borrowing, are Interim DIP Term Loans or Final DIP Term Loans, (b) any DIP Term Loan Commitment, refers to whether such DIP Term Loan Commitment is an Interim DIP Term Loan Commitment or a Final DIP Term Loan Commitment, and (c) any DIP Lender, refers to whether such DIP Lender has a DIP Term Loan or a DIP Term Loan Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless specifically provided otherwise).

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any DIP Security Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any DIP Security Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof) set forth in Section 5.12 and (z) the terms of any applicable Intercreditor Agreement, the requirement that the Administrative Agent and/or Collateral Agent, as applicable, shall have received in the case of any Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), (a) a supplement to the DIP Collateral Agreement in substantially the form attached as an exhibit thereto, (b) UCC financing statements in appropriate form for filing in such jurisdictions as the Required DIP Lenders may reasonably request, (c) an executed joinder to any applicable Intercreditor Agreement, (d) each item of Collateral that such Subsidiary is required to deliver under Section 3.02 and Section 4.04 of the DIP Collateral Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth therein), and (e) each other document, instrument or agreement reasonably requested by the Required DIP Lenders and/or the Collateral Agent.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR”, “Adjusted Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Required DIP Lenders, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Required DIP Lenders determine that no market practice for the administration of such rate exists, in such other manner of administration as the Required DIP Lenders determine, in consultation with the Borrower and the Administrative Agent, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document); provided that such Conforming Changes implement changes that are administratively feasible for the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consenting Term Loan Lenders” has the meaning assigned to such term in the Restructuring Support Agreement. The Consenting Term Loan Lenders agree to deliver to the Administrative Agent (a) on or prior to the Closing Date, a list of the Consenting Term Loan Lenders, which list shall include in addition to the identity of each Consenting Term Loan Lender (i) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by each Consenting Term Loan Lender and (ii) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lenders, in each case of the Closing Date, and (b) an updated list of Consenting Term Loan Lenders each time that a new Consenting Term Loan Lender joins the Restructuring Support Agreement, which list shall include in addition to the identity of each Consenting Term Loan Lender (i) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by each Consenting Term Loan Lender and (ii) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lender, in each case as of such date of delivery. The Administrative Agent shall be entitled to conclusively rely (without investigation) on any such list provided to it by the Consenting Term Loan Lenders and shall incur no liability for acting hereunder or under the other Loan Documents in conclusive reliance upon such list received by it.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means any and all copyrights throughout the world, including the following: (a) all rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, copyright applications and other rights in works of authorship (including all copyrights embodied in software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning assigned to such term in the recitals.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(iv).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13(c).

“Defaulting DIP Lender” means any DIP Lender that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including, without limitation, to make a DIP Term Loan within two Business Days of the date required to be made by it hereunder, unless such DIP Lender notifies the Administrative Agent in writing that such failure is the result of such DIP Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such DIP Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a DIP Term Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective DIP Term Loans; provided that such DIP Lender shall cease to be a Defaulting DIP Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any DIP Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such DIP Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations as a DIP Lender hereunder; provided that no DIP Lender shall be deemed to be a Defaulting DIP Lender solely by virtue of the ownership or acquisition of any Capital Stock in such DIP Lender or its parent by any Governmental Authority; provided, further that such action does not result in or provide such DIP Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such DIP Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such DIP Lender is a party. The Administrative Agent shall not be deemed to have knowledge or notice of the designation of a DIP Lender (including with respect to any public statement made by any DIP Lender in connection with its funding obligations) as a “Defaulting DIP Lender” hereunder unless the Administrative Agent has received written notice from a DIP Lender or the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such DIP Lender as a “Defaulting DIP Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefore, and absent receipt of such notice from such DIP Lender or the Borrower, the Administrative Agent may conclusively assume that no DIP Lender under this Agreement has been designated as a “Defaulting DIP Lender.”

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“DIP Backstop Loans” has the meaning assigned to such term in Section 2.12(b).

“DIP Collateral Agreement” means that certain Superpriority Secured Debtor in Possession Guarantee and Collateral Agreement, dated as of the Closing Date (as amended, restated, amended and restated or otherwise modified from time to time), by and among the Loan Parties and the Collateral Agent.

“DIP Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date (as amended, restated, amended and restated or otherwise modified from time to time), by the Loan Parties and their respective Subsidiaries party thereto in favor of the Collateral Agent.

“DIP Lenders” means the Fronting Lender and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“DIP Orders” means the Interim DIP Order and/or the Final DIP Order, as the context requires.

“DIP Security Documents” means, collectively, (i) the DIP Collateral Agreement, (ii) any supplement to the foregoing delivered to the Administrative Agent or the Collateral Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (iii) the DIP Orders, and (iv) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“DIP Term Loan Commitment” means any Interim DIP Term Loan Commitment and any Final DIP Term Loan Commitment.

“DIP Term Loan” means the Interim DIP Term Loans and the Final DIP Term Loans.

“DIP Term Loan Guarantee” means the Guarantee set forth in Article II of the DIP Collateral Agreement, as supplemented in accordance with the terms of Section 5.12.

“DIP Upfront Loans” has the meaning assigned to such term in Section 2.12(c).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in writing to the Administrative Agent and the Steering Committee (or their counsel) on or prior to [____], 20261 (the Persons described in clause (a)(i), the “Identified Disqualified Lenders”) and (ii) any Affiliate of any Identified Disqualified Lender that is identified in writing to the Administrative Agent as such; it being understood that the Borrower may withhold its consent to any person that is known by it to be an Affiliate of a Disqualified Institution regardless of whether such person is reasonably identifiable as an Affiliate of such person solely based on such Affiliate’s name,

(b) (i) any Person that is or becomes a Company Competitor and is (A) identified in writing to the Administrative Agent and the Steering Committee (or their counsel) on or prior to [____], 2026 and (B) identified in writing to the Administrative Agent on or after the Closing Date, and (ii) any Affiliate of any Person described in clause (b)(i) above (other than a Bona Fide Debt Fund Affiliate) that is identified in writing to the Administrative Agent as such; it being understood that the Borrower may withhold its consent to any person that is known by it to be an Affiliate of a Disqualified Institution regardless of whether such person is reasonably identifiable as an Affiliate of such person solely based on such Affiliate’s name, and

(c) any Affiliate of any Person described in clauses (a) or (b) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than, in the case of clause (c) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any DIP Term Loan, subject, in the case of assignments and participations made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(i).

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

[1]	NTD: To be the date of the RSA.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any DIP Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any DIP Lender and (d) any Approved Fund of any DIP Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice of liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Subsidiary and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the DIP Collateral Agreement.

“Excluded Equity Interests” has the meaning assigned to such term in the DIP Collateral Agreement.

“Excluded Subsidiary” means any Subsidiary (if and to the extent such Subsidiary is not a borrower or guarantor under (x) the ABL DIP Credit Agreement, (y) the Prepetition Term Loan Credit Agreement or (z) the Prepetition ABL Credit Agreement) that is a Subsidiary if acting as a Guarantor, or its DIP Term Loan Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or third-party consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

For the avoidance of doubt, none of the Debtors shall be Excluded Subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any DIP Lender or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any DIP Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure or inability by such Recipient to comply with Section 2.17(f) and (e) any withholding taxes imposed under FATCA.

“Extended Maturity Date” has the meaning assigned to such term Section 9.02(b)(A)(3).

“Extraordinary Receipts” shall mean any cash receipts received by any Loan Party or any Subsidiary thereof not in the ordinary course of business and not consisting of Net Proceeds or Net Insurance/Condemnation Proceeds that are (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnification payments received by any Loan Party or any Subsidiary thereof (other than to the extent such indemnification payments are (i) payable pursuant to the terms thereof to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (ii) received by the Loan Parties that are Debtors as reimbursement for any payment previously made to such Person) and insurance proceeds not included as proceeds of Disposition (including proceeds from any business interruption insurance), (c) any purchase price adjustment or working capital adjustment received by any Loan Party or any Subsidiary thereof pursuant to any purchase agreement or related documentation or (d) any refunds of Taxes or Benefit Plan reversions, in each case, received by any Loan Party or any Subsidiary thereof; provided that any receipts contemplated by the Approved Budget shall not constitute Extraordinary Receipts unless otherwise specified.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by a financial institution selected by the Required DIP Lenders from three federal funds brokers of recognized standing selected by it, for which the Administrative Agent shall have received notice of such rate.

“Final DIP Order” has the meaning assigned to such term in the Restructuring Support Agreement, and which shall be in form and substance satisfactory to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Final DIP Order Entry Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Final DIP Term Loan Funding Date” means the date on which the Final DIP Term Loans are funded by the Fronting Lender, which shall be on or about the Final DIP Order Entry Date.

“Final DIP Term Lender” means any DIP Lender with a Final DIP Term Loan Commitment or an outstanding Final DIP Term Loan.

“Final DIP Term Loan Commitment” means, with respect to each DIP Lender, the commitment of such DIP Lender to make Final DIP Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such DIP Lender’s name on the Commitment Schedule, as the same may be reduced from time to time hereunder. The aggregate amount of the DIP Lenders’ Final DIP Term Loan Commitments on the Closing Date is $45,000,000.

“Final DIP Term Loans” means the term loans made by the Final DIP Term Lenders to the Borrower pursuant to Section 2.01(b).

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five (5) days after, the Petition Date, or based on motions filed on or about the Petition Date.

“Fiscal Quarter” means each period of 13 weeks or (14 weeks in the case of the fourth Fiscal Quarter of a 53-week Fiscal Year), as applicable, ending on or about December 31, March 31, June 30, and September 30.

“Fiscal Year” means the period of 52 or 53 weeks, as applicable, ending on the Saturday closest to September 30th.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is (or required to be) subject to a Mortgage that has Improvements (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Floor” means 0.00% per annum.

“Foreign DIP Lender” means any DIP Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fronting Fee Letter” means that certain letter agreement, dated as of the date hereof, between the Borrower and the Fronting Lender, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Fronting Lender” means Jefferies Capital Services, LLC.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting DIP Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means Holdings, any Subsidiary Loan Party and, as to the Obligations of all other Subsidiaries and Holdings, the Borrower.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to Environmental Laws.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Identified Disqualified Lenders” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than ninety (90) days from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Approved Budget” has the meaning assigned to such term in the definition of “Approved Budget”.

“Interim DIP Order” has the meaning assigned to such term in the Restructuring Support Agreement, and which shall be in form and substance satisfactory to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Interim DIP Order Entry Date” means the date on which the Interim DIP Order is entered by the Bankruptcy Court.

“Interim DIP Term Lender” means any DIP Lender with an Interim DIP Term Loan Commitment or an outstanding Interim DIP Term Loan.

“Interim DIP Term Loan Commitment” means, with respect to each DIP Lender, the commitment of such DIP Lender to make Interim DIP Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such DIP Lender’s name on the Commitment Schedule, as the same may be reduced or increased from time to time hereunder. The aggregate amount of the DIP Lenders’ Interim DIP Term Loan Commitments on the Closing Date is $45,000,000.

“Interim DIP Term Loans” means the term loans made by the Interim DIP Term Lenders to the Borrower pursuant to Section 2.01(a).

“Intercreditor Agreements” means the Prepetition ABL Intercreditor Agreement and, to the extent then in effect, any other Acceptable Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month (commencing with October 31, 2026) and the maturity date applicable to such DIP Term Loan and (b) with respect to any Term SOFR Loan, the last Business Day of each calendar month (commencing with October 31, 2026) and the maturity date applicable to such DIP Term Loan.

“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investigation Budget Cap” shall mean a cap of $75,000 with respect to allowed Professional Fees to be incurred by the unsecured creditors’ committee (if any) to investigate, but not prosecute, under the investigation budget.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be (x) the original cost of such Investment, plus (y) the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but (z) giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment); provided that, for purposes of calculating available Investment capacity, this clause (z) shall not give effect to the repayment of principal, return of capital or other return if from proceeds of Indebtedness, regardless of whether concurrent or not. For the avoidance of doubt, Investments shall include guarantees of, and assumptions of, the Indebtedness or other obligations of another Person.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or its Subsidiaries) of the Borrower or any of its Subsidiaries that is (a) unsecured and, to the extent not constituting Indebtedness for borrowed money, in an outstanding principal amount in excess of $250,000, (b) expressly subordinated in right of payment to the Obligations and/or (c) secured by Liens that are subordinated to the Liens securing the Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any DIP Term Loan or commitment hereunder at such time, including the latest maturity or expiration date of any DIP Term Loan or DIP Term Loan Commitment.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), collateral assignment (by way of security or otherwise) charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties and (b) “Excess Availability” under and as defined in the ABL DIP Credit Agreement.

“Loan Documents” means this Agreement, the Orders, all approved Variance Reports, any Promissory Note, the DIP Term Loan Guarantee, the DIP Security Documents, the Agency Fee Letter, the Fronting Fee Letter, and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Loan Party.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of the date hereof, among the Borrower, the Administrative Agent and the Fronting Lender, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Secured Parties under the Orders and the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Orders or the other Loan Documents, in each case, excluding (i) the effect of filing the Chapter 11 Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Chapter 11 Cases, the effects thereof and any action required to be taken under the Loan Documents or the Orders, and the Chapter 11 Cases themselves and (ii) any matters publicly disclosed with the Securities and Exchange Commission (or any other manner that results in equivalent public dissemination) prior to the filing of the Chapter 11 Cases.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent or Collateral Agent (or its bailee) pursuant to the DIP Collateral Agreement.

“Material Property” means assets, including, without limitation, intellectual property and Capital Stock of any Person holding such assets, owned by the Loan Parties and their Subsidiaries, that is material to the business, operations, assets or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, immediately prior to any applicable transfer or disposition.

“Material Real Estate Asset” means (a) on the Closing Date, each “fee-owned” Real Estate Asset having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $10,000,000 or more, as listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date (or owned by a Loan Party when it becomes a Loan Party) having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $10,000,000 or more as of the date of acquisition thereof.

“Maturity Date” means, with respect to the DIP Term Loans, the earliest of (a) [____], 20272 (the “Original Maturity Date”), or, if such date has been extended pursuant to Section 9.02(b)(A)(3), the applicable Extended Maturity Date, (b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of the Plan or any other plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (c) the acceleration of the Obligations in accordance with the terms hereof and (d) dismissal of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to one or more cases under chapter 7 of the Bankruptcy Code; provided that if any such day is not a Business Day, then on the immediately succeeding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Milestones” means the milestones set forth on Schedule 5.15, as amended or extended in accordance with the terms of the Restructuring Support Agreement from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Extraordinary Receipts Proceeds” shall mean, with respect to any Extraordinary Receipts, an amount in cash equal to the gross cash proceeds received from such Extraordinary Receipts, net of (i) costs of, and expenses associated with, such Extraordinary Receipts, (ii) any taxes paid or payable as a result of such Extraordinary Receipts (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Extraordinary Receipts, including pursuant to tax sharing arrangements or any tax distributions) and (iii) for purposes of determining Extraordinary Receipts under Section 2.11, any funding loss expenses incurred by the Borrowers under Section 2.16 as a result of a mandatory prepayment required by Section 2.11.

[2]	NTD: To be 6 months after the Closing Date.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (excluding the DIP Term Loans, Indebtedness under the Prepetition ABL Facility and ABL DIP Facility and any Indebtedness secured by a Lien on the Term Priority Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition, the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any permitted intercompany Tax distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (excluding the DIP Term Loans, Indebtedness under the Prepetition ABL Facility and ABL DIP Facility and any Indebtedness secured by a Lien on the Term Priority Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Common Equity” has the meaning assigned to such term in the Restructuring Support Agreement.

“Non-Consenting DIP Lender” has the meaning assigned to such term in Section 2.19(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the DIP Term Loans, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the DIP Lenders or to any DIP Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents in respect of any DIP Term Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Original Maturity Date” has the meaning assigned to such term in the definition of Maturity Date.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Orders” means, collectively, the DIP Orders.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any DIP Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Parent” has the meaning assigned to such term in the recitals hereto.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications throughout the world; (b) all inventions described and claimed therein; (c) all reissues, divisionals, continuations, continuations-in-part, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, that the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability with respect to, contingent or otherwise.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Variance” means, with respect to any applicable Variance Testing Period, (a) the unfavorable variance (as compared to estimated receipts in the Approved Budget) of the actual aggregate receipts of the Debtors (on a cumulative basis for such Variance Testing Period) not in excess of 20% and (b) the unfavorable variance (as compared to estimated disbursements in the Approved Budget) of the actual aggregate disbursements of the Debtors (on a cumulative basis for such Variance Testing Period) not in excess of 15%.

“Person” means any individual, natural person, corporation, business trust, family trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity.

“Petition Date” has the meaning assigned to such term in the recitals.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan” has the meaning assigned to such term in the Restructuring Support Agreement, and that is reasonably acceptable to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Post-Petition Permitted Priority Liens” means (i) cash collateral and other cash deposits expressly permitted under Section 6.02 and (ii) other Liens permitted under Section 6.02 that rank senior to the Collateral Agent’s Lien on the Collateral by operation of law.

“Prepetition ABL Agents” means Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent.

“Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of October 16, 2012, by and among the Borrower, Holdings, the lenders party thereto and the Prepetition ABL Agents, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition ABL Facility” means the credit facility pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of August 16, 2016, among the Prepetition ABL Agents, as agent for the ABL Secured Parties referred to therein, the Prepetition Term Loan Agent, as agent for the Term Secured Parties referred to therein and the Loan Parties from time to time party thereto.

“Prepetition ABL Obligations” means the “Obligations” (as defined in the Prepetition ABL Credit Agreement).

“Prepetition ABL Secured Parties” means the Prepetition ABL Agents and each Lender (as defined in the Prepetition ABL Credit Agreement).

“Prepetition Debt” means, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Prepetition Debt Agreements” means the Prepetition ABL Credit Agreement and the Prepetition Term Loan Credit Agreement.

“Prepetition Loan Documents” means the “Loan Documents” (as defined in each of the Prepetition Debt Agreements).

“Prepetition Permitted Liens” means (a) certain liens senior by operation of law or otherwise permitted to be senior by the Prepetition Term Loan Credit Agreement to the Prepetition Term Loan Obligations and solely to the extent any such liens were valid, properly perfected, non-avoidable and senior in priority to the Liens securing the Prepetition Term Loan Obligations as of the Petition Date, (b) valid, non-avoidable, senior priority liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code) and (c) liens on the ABL Priority Collateral securing the Prepetition ABL Obligations permitted to be senior by the Prepetition ABL Intercreditor Agreement to the Prepetition Term Loan Obligations.

“Prepetition Secured Parties” means the Prepetition ABL Secured Parties and the Prepetition Term Loan Secured Parties.

“Prepetition Term Loan Agent” means Alter Domus (US) LLC as administrative agent and collateral agent.

“Prepetition Term Loan Credit Agreement” means that certain Amended & Restated Term Loan Credit Agreement, dated as of March 9, 2021, by and among the Borrower, Holdings, the lenders party thereto and the Prepetition Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Obligations” means the “Obligations” (as defined in the Prepetition Term Loan Credit Agreement).

“Prepetition Term Loan Secured Parties” means the Prepetition Term Loan Agent and each Lender (as defined in the Prepetition Term Loan Credit Agreement).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Required DIP Lenders) or any similar release by the Board (as reasonably determined by the Required DIP Lenders); provided that such rate is administratively feasible for the Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination.

“Professional Fees” shall mean all professional fees and expenses incurred by the Debtors, the Agents, the Steering Committee, the DIP Lenders, the Prepetition Secured Parties, the U.S. Trustee and any statutory committee, in each case, that are owed and payable by the Debtors, permitted to be paid pursuant to the Orders and allowed by the Bankruptcy Court.

“Prohibited Action” has the meaning assigned to such term in the DIP Orders.

“Promissory Note” means a promissory note of the Borrower payable to any DIP Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of DIP Term Loans of the Borrower to such DIP Lender resulting from the DIP Term Loans made by such DIP Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirement of Law, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any DIP Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such DIP Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 60.01% of the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lenders.

“Required DIP Lenders” means, at any time, DIP Lenders ([[including the Fronting Lender, whose consent to any amendment, waiver or modification of any provision of this Agreement or any Loan Document shall not be unreasonably withheld, conditioned or delayed]]3; provided that any amendment, waiver or modification of any provision of this Agreement or any Loan Document that adversely affects the Fronting Lender shall require the consent of the Fronting Lender in its sole discretion) having DIP Term Loans or unused DIP Term Loan Commitments representing more than 60.01% of the sum of the total DIP Term Loans and such unused DIP Term Loan Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

[3]	Subject to further negotiation and agreement.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” means Prepetition Debt and Junior Indebtedness.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of [__], 2026, by and among the Debtors and the Consenting Term Loan Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Restructuring Term Sheet” has the meaning assigned to such term in the Restructuring Support Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a Subsidiary of S&P Global, Inc.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“SOFR” means, the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Steering Committee” has the meaning assigned to such term in the Restructuring Support Agreement.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any Subsidiary of the Borrower.

“Subsidiary Loan Party” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the DIP Term Loan Guarantee in accordance with the terms and provisions hereof.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Successor Rate” has the meaning specified in Section 2.14.

“Superpriority Claim” shall mean a claim against any Debtor in any of the Chapter 11 Cases which is an administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, with priority over any and all other claims against the Loan Parties, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b) including to the extent allowed under the Bankruptcy Code and any and all administrative expenses or other claims arising under Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of a Final DIP Order), 507(a) (other than Section 507(a)(1)), 507(b), 726, 1113 or 1114 (including the Adequate Protection Obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment.

“Synthetic Lease Obligations” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“Term Priority Collateral” has the meaning set forth in the DIP Orders.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Loan” means a DIP Term Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Required DIP Lenders, provided such successor administrator shall be administratively feasible for the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Required DIP Lenders from time to time).

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Threshold Amount” means $1,000,000.

“Trademark” means any and all trademarks throughout the world, including the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” shall mean, collectively, (i) the Chapter 11 Cases, (ii) the entering into of the Loan Documents and the incurrence of DIP Term Loans on or around the Closing Date, (iii) the other transactions contemplated by the Restructuring Support Agreement and (iv) the payment of all Transaction Costs.

“Transformation Committee” has the meaning assigned to such term in the Restructuring Support Agreement.

“Transformation Committee Mandate” has the meaning assigned to such term in the Restructuring Support Agreement.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any DIP Term Loan or Borrowing, refers to whether the rate of interest on such DIP Term Loan, or on the DIP Term Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“U.S. Trustee” has the meaning assigned to such term in the DIP Orders.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Variance Report” has the meaning assigned to such term in Section 5.01(d).

“Variance Testing Period” means (i) the first four-week period of the Initial Approved Budget to be reported on the fifth Friday following the Petition Date and (ii) each subsequent rolling four-week period ended thereafter of each then-in-effect Approved Budget.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any ERISA Affiliate of the Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.01 Classification of DIP Term Loans and Borrowings. For purposes of this Agreement, DIP Term Loans may be classified and referred to by Class (e.g., an “Interim DIP Term Loan”) or by Type (e.g., an “Term SOFR Loan”) or by Class and Type (e.g., an “Term SOFR Interim DIP Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Interim DIP Term Borrowing”) or by Type (e.g., an “Term SOFR Borrowing”) or by Class and Type (e.g., an “Term SOFR Interim DIP Term Borrowing”).

Section 1.02 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09 in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than 6.01(a), 6.01(w) or 6.01(x)), 6.02, 6.04, 6.06, 6.07 or 6.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that (A) any Indebtedness (other than Indebtedness permitted under Section 6.01(a), 6.01(w) or 6.01(x)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof and of any other available exemption within the same section and (B) the Borrower (i) shall in its sole discretion determine under which category such Indebtedness (other than Indebtedness permitted under Section 6.01(a), 6.01(w) or 6.01(x)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction (or, in each case, any portion thereof) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction is permitted from time to time as it may determine. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

Section 1.03 Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, as the context requires, all terms of an accounting or financial nature that are used herein shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the most recent annual financial statements of the Borrower and its Subsidiaries and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required DIP Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Required DIP Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to any DIP Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required DIP Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that the Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP as of December 15, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.04 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Currency Equivalents Generally. (a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Required DIP Lenders and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent or the Required DIP Lenders may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.08 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender on terms administratively feasible for the Administrative Agent, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09 Certain Calculations and Tests.

(a) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(b) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

Section 1.10 Guarantees and Collateral. Notwithstanding any provision of any Loan Document to the contrary, subject to the Orders, for purposes of any determination relating to the ABL Priority Collateral as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under the definition of “Collateral and Guarantee Requirement,” under this Agreement or under any other Loan Document), the Administrative Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Applicable Administrative Agent.

Section 1.11 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.12 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “SOFR”, “Adjusted Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof prior to its discontinuance or unavailability, or the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof, any alternative, successor or replacement rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof pursuant to the terms of this Agreement and shall have no liability to the Borrower, any DIP Lender or any other Person for damages of any kind, or for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent shall have no obligation to monitor, determine or verify the unavailability or cessation of any reference rate (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Loan Documents, applicable law or otherwise. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the applicable interest rate used in this Agreement and absence of a designated replacement interest rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required DIP Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE 2 THE CREDITS

Section 2.01 Commitments.

(a) Subject to and upon the terms and conditions set forth herein and in the DIP Orders, each DIP Lender severally, and not jointly, agrees to make Interim DIP Term Loans to the Borrower within one (1) Business Day after the Closing Date in Dollars in an aggregate principal amount equal to its Interim DIP Term Loan Commitment. Amounts paid or prepaid in respect of the Interim DIP Term Loans may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein and in the DIP Orders, each DIP Lender severally, and not jointly, agrees to make Final DIP Term Loans to the Borrower within one (1) Business Day after the Final DIP Order Entry Date in Dollars in an aggregate principal amount equal to its Final DIP Term Loan Commitment. Amounts paid or prepaid in respect of the Final DIP Term Loans may not be reborrowed.

Section 2.02 DIP Term Loans and Borrowings.

(a) Each DIP Term Loan shall be made as part of a Borrowing consisting of DIP Term Loans of the same Class and Type made by the DIP Lenders ratably in accordance with their respective DIP Term Loan Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each DIP Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such DIP Lender to make such DIP Term Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrower to repay such DIP Term Loan in accordance with the terms of this Agreement, (y) such Term SOFR Loan shall be deemed to have been made and held by such DIP Lender, and the obligation of the Borrower to repay such Term SOFR Loan shall nevertheless be to such DIP Lender for the account of such domestic or foreign branch or Affiliate of such DIP Lender and (z) in exercising such option, such DIP Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such DIP Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such DIP Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Term SOFR Loan than that to which the applicable DIP Lender was entitled on the date on which such DIP Term Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such DIP Term Loan was made). No portion of any DIP Term Loan shall be funded or held with “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Term SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant DIP Term Loans.

(e) With respect to SOFR or Term SOFR, the Required DIP Lenders (in consultation with the Borrower and the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the DIP Lenders reasonably promptly after such amendment becomes effective. Notwithstanding anything to the contrary, the Administrative Agent shall not be bound to follow or agree to any such amendments, modifications or Benchmark Conforming Changes pursuant to this Section 2.02 that affect its rights, duties, immunities, protections or indemnities without its prior written consent.

Section 2.03 Requests for Borrowings. Each Borrowing, each conversion of DIP Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon irrevocable written notice by the Borrower to the Administrative Agent by delivery of a Borrowing Request or an Interest Election Request, as applicable (provided that notices in respect of Borrowings may be conditioned on the entry of the applicable DIP Order). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery or electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 2:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of or continuation of Term SOFR Loans (or one (1) Business Day in the case of any Term SOFR Borrowing to be made on or around the Closing Date or the Final DIP Order Entry Date, as applicable) or any conversion of ABR Loans to Term SOFR Loans and (ii) 2:00 p.m. one Business Day prior to the requested date of any Borrowing for or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent).

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each DIP Lender of the details and amount of any DIP Term Loan to be made as part of the requested Borrowing on the same Business Day of receipt of a Borrowing Request in accordance with this Section.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each DIP Lender shall make each DIP Term Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Term SOFR Loans, and (ii) 1:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the DIP Lenders in an amount equal to such DIP Lender’s respective Applicable Percentage. The Administrative Agent will make such DIP Term Loans available to the Borrower by promptly wiring the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the Borrower; provided that at the discretion of the Fronting Lender with the consent of the Borrower (the consent of the Borrower not to be unreasonably withheld, delayed or conditioned), any DIP Term Loans may be wired directly by the Fronting Lender to the Borrower.

(b) Unless the Administrative Agent has received written notice from any DIP Lender that such DIP Lender will not make available to the Administrative Agent such DIP Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such DIP Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (without obligation), in reliance upon such assumption, make a corresponding amount available to the Borrower. In such event, if any DIP Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable DIP Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such DIP Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the DIP Term Loans comprising such Borrowing at such time. If such DIP Lender pays such amount to the Administrative Agent, then such amount shall constitute such DIP Lender’s DIP Term Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any DIP Lender from its obligation to fulfill its DIP Term Loan Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any DIP Lender as a result of any default by such DIP Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the DIP Lenders based upon their respective Applicable Percentages, and the DIP Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c) If any such Interest Election Request requests an Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable DIP Lender of the details thereof and of such DIP Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to any Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Term SOFR Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the direction of the Required DIP Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. Unless previously terminated, (i) the Interim DIP Term Loan Commitments on the making of the Interim DIP Term Loans on or around Closing Date shall automatically terminate upon the making of the Interim DIP Term Loans on such date and (ii) the Final DIP Term Loan Commitments on the making of the Final DIP Term Loans on or around the Final DIP Order Entry Date shall automatically terminate upon the making of the Final DIP Term Loans on such date.

Section 2.10 Repayment of DIP Term Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the DIP Term Loans to the Administrative Agent for the account of each DIP Lender on the Maturity Date, in an amount equal to the remainder of the principal amount of the DIP Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, and the Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court. Notwithstanding anything to the contrary set forth herein, each DIP Lender party hereto acknowledges and agrees that (i) up to $15,000,000 of the original principal amount of DIP Term Loans hereunder, (ii) all interest capitalized as described in Section 2.13(d), (iii) all accrued and unpaid interest and (iv) all DIP Backstop Loans and DIP Upfront Loans capitalized as described in Sections 2.12(b) and (c), respectively, in each case, may be converted, “rolled” or otherwise exchanged into New Common Equity on the Restructuring Effective Date (as defined in the Restructuring Support Agreement) as further described in the Restructuring Term Sheet.

(b) Each DIP Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such DIP Lender resulting from each DIP Term Loan made by such DIP Lender, including the amounts of principal and interest payable and paid to such DIP Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each DIP Term Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each DIP Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the DIP Lenders and each DIP Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any DIP Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the DIP Term Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.10 and any DIP Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any DIP Lender may request that any DIP Term Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such DIP Lender a Promissory Note that is payable to such DIP Lender and its registered permitted assigns; it being understood and agreed that such DIP Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any DIP Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each DIP Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11 Prepayment of DIP Term Loans.

(i) Optional Prepayments. The Borrower may not voluntarily prepay any DIP Term Loans, in whole or in part, prior to the Maturity Date.

(b) Mandatory Prepayments. Subject to the Prepetition ABL Intercreditor Agreement and the Orders:

(i) On the date upon which the Borrower or any other Loan Party receives any Net Proceeds from the disposition of all or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, the Borrower shall apply an amount equal to 100% of the Net Proceeds therefrom, after funding the Carve Out, to prepay the DIP Term Loans then outstanding.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any other non-ordinary course Disposition, Net Insurance/Condemnation Proceeds or Net Extraordinary Receipt Proceeds, the Borrower shall apply an amount equal to 100% of the Net Proceeds. Net Insurance/Condemnation Proceeds or Net Extraordinary Receipt Proceeds received with respect thereto (collectively, the “Subject Proceeds”) to prepay the DIP Term Loans then outstanding; provided that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets constituting Term Priority Collateral used or useful in the business (other than Cash or Cash Equivalents) of the Borrower or any of its Subsidiaries, then so long as no Event of Default then exists or would result therefrom, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent the Subject Proceeds are so reinvested within twenty (20) days following receipt thereof or in accordance with the time period anticipated pursuant to the Approved Budget; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the DIP Term Loans with the amount of Subject

Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, however, the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of Net Proceeds resulting from any other non-ordinary course Disposition, Net Insurance/Condemnation Proceeds or Net Extraordinary Receipt Proceeds received by the Borrower and its Subsidiaries in any Fiscal Year exceeds $500,000.

(iii) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant DIP Term Loans.

(iv) [Reserved].

(v) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(b) in the form of a Prepayment Notice in the case of any prepayment of not later than 1:00 p.m. three Business Days before the date of prepayment. Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Any DIP Lender may elect, by written notice to the Administrative Agent not later than 1:00 p.m. one Business Day prior to any prepayment of DIP Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If any DIP Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified above, such failure will be deemed to constitute an acceptance of such DIP Lender’s Applicable Percentage of the total amount of such mandatory prepayment of DIP Term Loans.

(vi) Except as otherwise contemplated in this Agreement, each prepayment of DIP Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of DIP Term Loans then outstanding and each such prepayment shall be paid to the DIP Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. If no DIP Lender exercises the right to waive a prepayment of the DIP Term Loans pursuant to Section 2.11(b)(iv), the amount of such mandatory prepayments shall be applied first to the then outstanding DIP Term Loans that are ABR Loans and then to the then outstanding DIP Term Loans that are Term SOFR Loans.

(vii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) without premium or penalty.

Section 2.12 Fees and Premiums.

(a) The Borrower agrees to pay to the Agents, for their own respective account, the fees described in the Agency Fee Letter.

(b) Backstop Premiums. The Borrower agrees to pay to the Fronting Lender, for the pro rata benefit of the DIP Backstop Parties (as defined in the Restructuring Support Agreement), a backstop premium equal to 7.00% of the DIP Term Loan Commitments held by the DIP Backstop Parties (as defined in the Restructuring Support Agreement) (the “DIP Backstop Loans”), which such DIP Backstop Loans shall be fully earned, due and payable in the form of DIP Term Loans on the Closing Date (and the Fronting Lender shall subsequently assign such DIP Backstop Loans to the applicable DIP Backstop Parties (as defined in the Restructuring Support Agreement) in accordance with the Master Consent to Assignment).

(c) Upfront Premium. The Borrower agrees to pay to the Fronting Lender, for the pro rata benefit of the DIP Backstop Parties (as defined in the Restructuring Support Agreement) and the Participating Lenders (as defined in the Restructuring Support Agreement), an upfront premium equal to 9.50% of the DIP Term Loans funded by the Fronting Lender on each of the Closing Date and the Final DIP Term Loan Funding Date (the “DIP Upfront Loans”), which such DIP Upfront Loans shall be earned, due and payable in full in the form of DIP Term Loans on the Closing Date or Final DIP Term Loan Funding Date, as applicable (and the Fronting Lender shall subsequently assign such DIP Upfront Loans to the applicable DIP Backstop Parties (as defined in the Restructuring Support Agreement) and Participating Lenders (as defined in the Restructuring Support Agreement), in each case, in accordance with the Master Consent to Assignment.

(d) Unless otherwise indicated herein, fees and premiums payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable. Fees and premiums paid shall not be refundable under any circumstances except as otherwise provided in the Agency Fee Letter or as otherwise agreed among the applicable parties.

(e) Unless otherwise indicated herein, all computations of fees and premiums shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee or premium hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The DIP Term Loans that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The DIP Term Loans that comprise each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Upon the occurrence and during the continuance of any Event of Default, at the written election of the Required DIP Lenders (which may apply retroactively to the date such Event of Default shall have first occurred), all principal, interest and all other amounts due in respect of the Obligations shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal or interest of any DIP Term Loan, 2.00% plus the rate otherwise applicable to such DIP Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to DIP Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(c) on any overdue amount or other amount payable to a Defaulting DIP Lender so long as such DIP Lender is a Defaulting DIP Lender.

(d) Accrued interest on each DIP Term Loan shall be payable (i) in arrears on each Interest Payment Date for such DIP Term Loan in kind, capitalized and added to the outstanding principal amount of such DIP Term Loans on and as of such Interest Payment Date and (ii) on the Maturity Date applicable to such DIP Term Loan; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any DIP Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such DIP Term Loan shall be payable on the effective date of such conversion. All accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal amount of the DIP Term Loans is repaid unless otherwise provided in the Plan. Notwithstanding the foregoing, all accrued but unpaid interest on the DIP Term Loans may be converted, “rolled” or otherwise exchanged into New Common Equity on the Restructuring Effective Date (as defined in the Restructuring Support Agreement) as further described in the Restructuring Term Sheet.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each DIP Term Loan for the day on which the DIP Term Loan is made and shall not accrue on a DIP Term Loan, or any portion thereof, for the day on which the DIP Term Loan or such portion is paid; provided that any DIP Term Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for such Interest Period; or

(ii) the Administrative Agent has received written notice from the Required DIP Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such DIP Lenders of making or maintaining their DIP Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give written notice thereof to the Borrower and the DIP Lenders by hand delivery or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent (acting at the direction of the Required DIP Lenders for purposes of clause (ii) above) notifies the Borrower and the DIP Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing and the utilization of the Adjusted Term SOFR component in determining the Alternate Base Rate shall be suspended.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required DIP Lenders notify the Administrative Agent (with, in the case of the Required DIP Lenders, a copy to the Borrower) that the Borrower or Required DIP Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one or three month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over such administrator, CME or any such successor administrator of the Term SOFR Screen Rate with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one or three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Required DIP Lenders and administratively feasible for the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one or three month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR.

then, in each case, the Required DIP Lenders and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR in accordance with this Section 2.14 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such benchmarks (any such proposed rate and its applicable adjustment, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all DIP Lenders unless, prior to such time, DIP Lenders comprising the Required DIP Lenders have delivered to the Administrative Agent written notice that such Required DIP Lenders object to such amendment. Such amendment shall provide that such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such amendment shall provide that such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Required DIP Lenders; provided that such amendment implements changes that are administratively feasible for the Administrative Agent.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent (at the direction of the Required DIP Lenders) will promptly so notify the Borrower and each DIP Lender. Thereafter, (x) the obligation of the DIP Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) the Adjusted Term SOFR component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate be less than the Floor for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Required DIP Lenders (in consultation with the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the DIP Lenders reasonably promptly after such amendment becomes effective; provided further that, such Conforming Changes implement changes that are administratively feasible for the Administrative Agent.

Notwithstanding anything to the contrary, the Administrative Agent shall not be bound to follow or agree to any such amendments, modifications or Conforming Changes pursuant to this Section 2.14 that affect its rights, duties, immunities, protections or indemnities without its prior written consent.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any DIP Lender;

(ii) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any DIP Lender any other condition (other than Taxes) affecting this Agreement or Term SOFR Loans made by any DIP Lender,

and the result of any of the foregoing is to increase the cost to the relevant DIP Lender or such other Recipient of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such DIP Term Loan) or to reduce the amount of any sum received or receivable by such DIP Lender or such other Recipient hereunder (whether of principal, interest or otherwise) in respect of any Term SOFR Loan in an amount deemed by such DIP Lender or such other Recipient to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay to such DIP Lender or such other Recipient, as applicable, such additional amount or amounts as will compensate such DIP Lender or such other Recipient for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such DIP Lender becomes a party hereto, (y) such DIP Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.15(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by DIP Lenders constituting Required DIP Lenders.

(b) If any DIP Lender or such other Recipient determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such DIP Lender’s or such other Recipient’s capital or on the capital of such DIP Lender’s or such other Recipient’s holding company, if any, as a consequence of this Agreement or the DIP Term Loans made by such DIP Lender or such other Recipient to a level below that which such DIP Lender or such other Recipient or such DIP Lender’s or such other Recipient’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such DIP Lender’s policies and the policies of such DIP Lender’s or such other Recipient’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay to such DIP Lender or such other Recipient such additional amount or amounts as will compensate such DIP Lender or other Recipient or such DIP Lender’s or such other Recipient’s holding company for any such reduction suffered.

(c) Any DIP Lender or such other Recipient requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such DIP Lender or such other Recipient or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such DIP Lender or such other Recipient is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any DIP Lender to demand compensation pursuant to this Section shall not constitute a waiver of such DIP Lender’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate a DIP Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such DIP Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such DIP Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Adjusted Term SOFR Loan of any DIP Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each DIP Lender for the amount of any actual out-of-pocket loss, actual expense and/or liability (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such DIP Lender to fund or maintain Term SOFR Loans, but excluding loss of anticipated profit) that such DIP Lender may incur or sustain as a result of such event. Any DIP Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such DIP Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such DIP Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such DIP Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each DIP Lender within 10 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such DIP Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such DIP Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such DIP Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such DIP Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such DIP Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant DIP Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent or any DIP Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such DIP Lender fails to notify the Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such DIP Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each DIP Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such DIP Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such DIP Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such DIP Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any DIP Lender by the Administrative Agent shall be conclusive absent manifest error. Each DIP Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such DIP Lender under any Loan Document or otherwise payable by the Administrative Agent to such DIP Lender under any Loan Document or otherwise payable by the Administrative Agent to any DIP Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent or DIP Lender, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent or DIP Lender, as applicable.

(f) Status of DIP Lenders.

(i) Any DIP Lender (which shall include the Administrative Agent for purposes of this Section 2.17(f)) that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such DIP Lender is subject to backup withholding or information reporting requirements. Each DIP Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing:

(A) each DIP Lender that is not a Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such DIP Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign DIP Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign DIP Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign DIP Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such DIP Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign DIP Lender is not the beneficial owner (e.g., where the Foreign DIP Lender is a partnership or participating DIP Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign DIP Lender is a partnership (and not a participating DIP Lender) and one or more direct or indirect partners of such Foreign DIP Lender are claiming the portfolio interest exemption, such Foreign DIP Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 on behalf of each such direct or indirect partner;

(C) each Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any DIP Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such DIP Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such DIP Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable

Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such DIP Lender has complied with such DIP Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent shall, and any successor to the Administrative Agent (a “Successor Administrative Agent”) that is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)) on or before the date such Successor Administrative Agent becomes a party to this Agreement shall, deliver to Borrower whichever of the following is applicable: (i) if such agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any DIP Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each DIP Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a DIP Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such DIP Lender’s owner and, as applicable, such DIP Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no DIP Lender shall be required to provide any documentation that such DIP Lender is not legally eligible to deliver.

(g) If any party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17, it shall pay over such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any DIP Lender, the termination of the DIP Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the DIP Term Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the DIP Lenders in accordance with their respective Applicable Percentages of the applicable Class. Unless otherwise specified, all payments (including accrued interest) hereunder shall be made in Dollars. Each DIP Lender agrees that in computing such DIP Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each DIP Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement and the Orders, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the DIP Term Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by the Agents in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Agents (other than those covered in clause first above) from the Borrower constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations (with accrued and unpaid interest being paid ahead of principal), fourth, as provided in the applicable Intercreditor Agreements and the Orders and fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any DIP Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its DIP Term Loans of any Class held by it resulting in such DIP Lender receiving payment of a greater proportion of the aggregate amount of its DIP Term Loans of such Class and accrued interest thereon than the proportion received by any other DIP Lender with DIP Term Loans of such Class, then the DIP Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the DIP Term Loans of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the DIP Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective DIP Term Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any DIP Lender as consideration for the assignment of or sale of a participation in any of its DIP Term Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any DIP Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such DIP Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent shall have no obligation to keep records of participations purchased under this Section 2.18(c) and the applicable DIP Lender will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the DIP Lenders following any such purchases or repayments.

(d) Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any DIP Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (without obligation), in reliance upon such assumption, distribute to the applicable DIP Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each DIP Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such DIP Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any DIP Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such DIP Lender to satisfy such DIP Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of DIP Lenders.

(a) If any DIP Lender requests compensation under Section 2.15 or such DIP Lender determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.17, then such DIP Lender shall use reasonable efforts to designate a different lending office for funding or booking its DIP Term Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such DIP Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such DIP Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such DIP Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any DIP Lender in connection with any such designation or assignment.

(b) If (i) any DIP Lender requests compensation under Section 2.15 or such DIP Lender determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.17, (iii) any DIP Lender is a Defaulting DIP Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each DIP Lender” or “each DIP Lender directly affected thereby” (or any other Class or group of DIP Lenders other than the Required DIP Lenders) with respect to which Required DIP Lender consent (or the consent of DIP Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any DIP Lender is a non-consenting DIP Lender (each such DIP Lender described in this clause (iv), a “Non-Consenting DIP Lender”), then the Borrower may, at its sole expense and effort, upon notice to such DIP Lender and the Administrative Agent, replace such DIP Lender by requiring such DIP Lender to assign and delegate (and such DIP Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another DIP Lender, if any DIP Lender accepts such assignment); provided that (A) such DIP Lender has received payment of an amount equal to the outstanding principal amount of its DIP Term Loans and accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of DIP Term Loans and/or DIP Term Loan Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No DIP Lender (other than a Defaulting DIP Lender) shall be required to make any such assignment and delegation, in each case if, prior thereto, as a result of a waiver by such DIP Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each DIP Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Borrower any Promissory Note (if the assigning DIP Lender’s DIP Term Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any DIP Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid and such DIP Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part and such assignment shall be recorded in the Register upon receipt of an Assignment and Assumption executed by the other parties thereto and any such Promissory Note shall be deemed cancelled.

Section 2.20 Illegality. (a) If any DIP Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such DIP Lender or its applicable lending office to make, maintain or fund DIP Term Loans whose interest is determined by reference to Term SOFR or to determine or charge interest rates based upon Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such DIP Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such DIP Lender to the Borrower through the Administrative Agent:

(i) any obligation of such DIP Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended,

(ii) if such notice asserts the illegality of such DIP Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate of such DIP Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such DIP Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such DIP Lender agrees to give promptly),

(iii) the Borrower shall, upon demand from such DIP Lender (with a copy to the Administrative Agent), prepay or if applicable, convert all of such DIP Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such DIP Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such DIP Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such DIP Lender may not lawfully continue to maintain such Term SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment),

(iv) if such notice asserts the illegality of such DIP Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such DIP Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such DIP Lender that it is no longer illegal for such DIP Lender to determine or charge interest rates based upon Term SOFR.

(b) Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) Each DIP Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such DIP Lender, otherwise be materially disadvantageous to such DIP Lender.

Section 2.21 Defaulting DIP Lenders. Notwithstanding any provision of this Agreement to the contrary, if any DIP Lender becomes a Defaulting DIP Lender, then the following provisions shall apply for so long as such DIP Lender is a Defaulting DIP Lender:

(a) Fees shall cease to accrue on the unfunded portion of any DIP Term Loan Commitment of such Defaulting DIP Lender pursuant to any provisions of this Agreement or other Loan Document.

(b) The DIP Term Loans and DIP Term Loan Commitments of such Defaulting DIP Lender shall not be included in determining whether all DIP Lenders, each affected DIP Lender, the Required DIP Lenders or such other number of DIP Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all DIP Lenders or each affected DIP Lender which affects such Defaulting DIP Lender disproportionately and adversely relative to other affected DIP Lenders shall require the consent of such Defaulting DIP Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting DIP Lender (whether mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting DIP Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting DIP Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any DIP Term Loan in respect of which such Defaulting DIP Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting DIP Lender to fund DIP Term Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting DIP Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting DIP Lender against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting DIP Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any DIP Term Loan in respect of which such Defaulting DIP Lender has not fully funded its appropriate share and (y) such DIP Term Loan was made or created at a time when the applicable conditions to make such credit extensions were satisfied or waived, such payment shall be applied solely to pay the DIP Term Loans of all non-Defaulting DIP Lenders on a pro rata basis prior to being applied to the payment of any DIP Term Loans of such Defaulting DIP Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting DIP Lender that are applied (or held) to pay amounts owed by any Defaulting DIP Lender shall be deemed paid to and redirected by such Defaulting DIP Lender, and each DIP Lender irrevocably consents hereto.

Section 2.22 Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that, subject to entry of the Orders and subject to the Carve Out, the Prepetition Permitted Liens and the Post-Petition Permitted Priority Liens, the Obligations (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims in the Chapter 11 Cases, having the priority set forth in the Orders and (ii) pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, shall at all times be secured by valid, binding, enforceable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral (except to the extent limited under non-U.S. law), in each case, having the priorities over the Collateral set forth in the Orders and, with respect to clauses (i) and (ii) above, the corresponding provisions of the Orders are incorporated by reference herein as if such provisions appeared herein, mutatis mutandis.

(b) In accordance with the Orders, all of the Liens described in this Section 2.22 shall be effective and perfected upon entry of the Interim DIP Order (except to the extent limited under non-U.S. law), without the necessity of the execution, recordation or filings by the Debtors of security agreements, control agreements, intellectual property security agreements, mortgages, legal opinions, pledge agreements, financing statements or other similar documents, or the possession or control by any Agent of, or over, any Collateral, as set forth in the Interim DIP Order and no DIP Security Documents or filings shall be made under any non-U.S. jurisdiction in connection with the Loan Documents.

(c) Subject to the Orders, the Obligations shall have the status and priority set forth in this Section 2.22 and the Orders and, for the avoidance of doubt, are subject to the Carve Out in all respects. The DIP Orders are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid, binding and enforceable perfected security interests in the Collateral (except to the extent limited under non-U.S. law) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

To the extent required pursuant to Section 4.01 hereof, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.11, 3.13, 3.16, 3.17 and 3.18) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01 Organization; Powers. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, Holdings, the Borrower and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Subject to the entry of the DIP Orders and subject to the terms thereof, each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. Subject to the entry of the Orders and subject to the terms thereof, the execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 No Material Adverse Effect. Since the Petition Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple (or similar concept in any applicable jurisdiction) by any Loan Party.

(b) Subject to the entry of the Orders and the terms thereof, the Borrower and each of its Subsidiaries have good and valid fee simple title (or similar concept in any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) Subject to the entry of the Orders and the terms thereof, the Borrower and its Subsidiaries own or otherwise have a license or right to use all intellectual property rights in Patents, Trademarks, Copyrights, trade secrets, know-how and any and all other intellectual property or proprietary information (“IP Rights”) used or held for use in the conduct of their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Borrower and its Subsidiaries have not infringed, misappropriated or otherwise violated, and, to the knowledge of the Borrower, do not infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Subject to any Chapter 11 Case, and any litigation that is stayed by operation of the Bankruptcy Code, there are no actions, suits, proceedings, audits, inquiries or reviews by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Holdings, Borrower or any of their respective Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, Holdings, the Borrower and their respective Subsidiaries have no material liabilities or obligations, contingent or otherwise, other than (i) liabilities and obligations of a type or nature not required under GAAP as in effect on the Closing Date to be reflected in the Borrower and its Subsidiaries annual report for the period ended October 4, 2025 and quarterly report for the period ended July 4, 2026, in each case, filed by the Borrower with the SEC, and (ii) liabilities and obligations incurred after July 4, 2026 in the ordinary course of business and consistent with past practices, or pursuant to this Agreement.

(c) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of their respective Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any facts or circumstances, including any Release of Hazardous Materials, that would give rise to any Environmental Claim or Environmental Liability and (ii) neither the Borrower nor any of its Subsidiaries is in violation of any Environmental Law, including any failure to possess or comply with any permit, license or other approval required under any Environmental Law.

(d) Neither Holdings, the Borrower nor any of their respective Subsidiaries has treated, stored, transported or Released any Hazardous Materials or conducted any other Hazardous Materials Activity on, at, under or from any real estate or facility, whether currently or formerly owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries, in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. Each of Holdings, the Borrower and each of their Subsidiaries is in compliance with all Requirements of Law applicable to it or its property (other than any default that arises solely as a result of, and is stayed by, the Chapter 11 Cases), except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirements of Law specifically referenced in Section 3.17.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. Except as set forth on Schedule 3.09: (i) Holdings and each of its Subsidiaries has timely filed all material Tax returns required to be filed by it and such Tax returns are true, correct and complete in all material respects, and all material Taxes due and owing by Holdings and its Subsidiaries (whether or not shown on any Tax return) have been timely paid; (ii) to the knowledge of Holdings and each of its Subsidiaries, no claim has been made by any taxing authority in any jurisdiction where Holdings or any such Subsidiary does not file Tax returns that it is, or may be, subject to Tax by that jurisdiction; (iii) there are no material liens with respect to Taxes on any of the assets of Holdings or any of its Subsidiaries, other than liens for Taxes not yet due and payable and Taxes being contested in good faith; (iv) no audits, examinations, investigations, administrative or judicial proceedings, or other claims or assessments with respect to U.S. federal, state, local or non-U.S. Taxes are pending or, to Holdings or any of its Subsidiaries’

knowledge, threatened against any Holdings or any Subsidiary, and neither Holdings nor any of its Subsidiaries has, to Holdings and its Subsidiaries’ knowledge, received from any U.S. federal, state, local or non-U.S. taxing authority any notice of deficiency or proposed adjustment for a material amount of Tax; and (v) neither Holdings nor any of its Subsidiaries (A) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than an agreement into by Holdings or any of its Subsidiaries the primary purpose of which is not related to Taxes), (B) has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2), (C) has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, (D) has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code, (E) is, nor has been during the applicable period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), or (F) has requested, entered into or been issued any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes by any taxing authority.

Section 3.10 ERISA.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, all written information (other than financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Subsidiaries that has been prepared by or on behalf of Holdings, the Borrower or its Subsidiaries or their respective representatives and made available to any DIP Lender or the Administrative Agent in connection with the Transactions, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

Section 3.12 [Reserved].

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each Subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary and (b) the type of entity of Holdings and each of its Subsidiaries.

Section 3.14 [Reserved].

Section 3.15 Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters (except such payments that have been stayed by the commencement of the Chapter 11 Cases).

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any DIP Term Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17 OFAC; USA PATRIOT Act; Beneficial Ownership and FCPA.

(a) (i) None of Holdings, the Borrower or any of its Subsidiaries or any director, officer or, to the knowledge of the Borrower, employee of any of the foregoing is, or is owned or controlled by any individual or entity that is, the subject of any U.S. sanctions administered by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), or is located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the DIP Term Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is the subject of any Sanctions, or in any country or territory, that is the subject of any comprehensive Sanctions.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act and the Beneficial Ownership Regulation.

(c) (i) None of Holdings, the Borrower or any of its Subsidiaries, any director, officer or employee of the Borrower or any Subsidiary, or to the knowledge of the Borrower any agent (acting in its capacity as an agent for Holdings or any of its Subsidiaries) has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, corruptly making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any Person, including any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the DIP Term Loans or otherwise make available such proceeds to any Person, including any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority.

Section 3.18 Chapter 11 Cases; Orders.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law, and proper notice thereof and the proper notice of (i) the motion seeking approval of the DIP Term Loans, the Interim DIP Order and, as applicable, the Final DIP Order, (ii) the hearing for the approval of the Interim DIP Order, and (iii) when applicable, the hearing for the approval of the Final DIP Order will be given in all material respects.

(b) The Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (with respect to the period on and after the entry of the Final DIP Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended in an adverse manner without the Required Consenting Term Loan Lenders’ consent.

ARTICLE 4 CONDITIONS

Section 4.01 Closing Date. The obligations of each DIP Lender to make Interim DIP Term Loans on or about the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the waiver of Sections 4.01(d) and (s) shall also require the consent of the Fronting Lender to the extent the Fronting Lender is adversely affected by any such waiver:

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the DIP Collateral Agreement and (C) any Promissory Note requested by a DIP Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, to the extent applicable, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(c) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article 3 shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(d) Fees and Expenses. Prior to or substantially concurrently with the funding of the Interim DIP Term Loans hereunder, the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses (whether accrued before or after the Petition Date) of (x) the Agents and the DIP Lenders then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Consenting Term Loan Lenders’ Advisors (as defined in the Restructuring Support Agreement) in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the Restructuring Support Agreement) and (y) the Fronting Lender pursuant to the terms of the Fronting Fee Letter, in each case, solely to the extent invoiced at least one (1) Business Day prior to the Closing Date and in accordance with the Interim DIP Order.

(e) USA PATRIOT Act; Beneficial Ownership. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial DIP Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(f) No Default. No Default, Event of Default or DIP Termination Event (as defined in the Interim DIP Order) exists or would immediately result from the making of the Interim DIP Term Loans or from the application of the proceeds on or around the Closing Date.

(g) Approved Budget. The Administrative Agent and the DIP Lenders shall have received the Initial Approved Budget.

(h) No Adverse Proceedings. There shall exist no unstayed action, suit, investigation, litigation or proceeding with respect to the Loan Parties pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(i) Debtors. Each of the Loan Parties shall be a debtor and a debtor in possession in the Chapter 11 Cases.

(j) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date. All Milestones required to be satisfied by the Debtors as of the date of the requested Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

(k) First Day Orders. All material First Day Orders shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Required Consenting Term Loan Lenders.

(l) Interim DIP Order. The Interim DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any material respect (or in the case of any modification or amendment, in any material respect without the consent of the Required Consenting Term Loan Lenders (and the Agents solely to the extent any modification affects such Agent’s rights or duties)).

(m) No Violation. The making of the Interim DIP Term Loans shall not violate any requirement of applicable law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, applicable to the Loan Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminarily or permanently. The funding of the Interim DIP Term Loans shall not result in the aggregate outstanding amount of the Interim DIP Term Loans exceeding the amount authorized by the Interim DIP Order.

(n) Status of Chapter 11 Cases. None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(o) No Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions which, individually or in the aggregate, constitutes or is reasonably expected to constitute a Material Adverse Effect.

(p) Security Interest. The Loan Parties shall have granted to the Collateral Agent, for the benefit of the Secured Parties, valid and perfected liens, satisfactory to the Required Consenting Term Loan Lenders, via entry of the Interim DIP Order, on the security interests in the Collateral of the Loan Parties set forth in Section 2.22.

(q) ABL Credit Agreement. The Administrative Agent shall have received a fully executed copy of the ABL DIP Credit Agreement, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders.

(r) Officer’s Certificate. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Sections 4.01(c) and (f).

(s) Fronting Lender Deliverables. The Fronting Lender shall have received (i) a duly executed copy of this Agreement, (ii) the Fronting Fee Letter duly executed by the Borrower, (iii) the Master Consent to Assignment duly executed by the Borrower and the Administrative Agent, (iv) a copy of the Borrowing Request delivered in connection with the funding of the Interim DIP Term Loans, (v) a copy of the Officer’s Certificate delivered pursuant to Section 4.01(r) and (vi) a copy of the Interim DIP Order.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the DIP Term Loans hereunder, the Administrative Agent and each DIP Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such DIP Lender, as the case may be.

Section 4.02 Final DIP Term Loans. The obligations of each DIP Lender to make Final DIP Term Loans on the Final DIP Term Loan Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the waiver of Sections 4.02(j) and (k) shall also require the consent of the Fronting Lender to the extent the Fronting Lender is adversely affected by any such waiver, in addition to the conditions described in Section 4.01 above having been satisfied or waived on the Closing Date:

(a) Approved Budget. The Administrative Agent and the DIP Lenders shall have received the latest Approved Budget required to be delivered pursuant to Section 5.01(d).

(b) Borrowing Request. Prior to the making of any Final DIP Term Loan on or about the Final DIP Order Entry Date, the Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03.

(c) Officer’s Certificate. On the Final DIP Order Entry Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Sections 4.02(d) and (e).

(d) No Default. No Default, Event of Default or DIP Termination Event (as defined in the Final DIP Order) exists or would immediately result from the making of the Final DIP Term Loans or from the application of the proceeds on or about the Final DIP Order Entry Date.

(e) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article 3 shall be true and correct in all material respects on and as of the Final DIP Order Entry Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(f) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect as of the date of the requested Borrowing. All Milestones required to be satisfied by the Debtors as of the date of the requested Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

(g) Final DIP Order. The Final DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any material respect (or in the case of any modification or amendment, in any material respect without the consent of the Required Consenting Term Loan Lenders (and the Agents solely to the extent any modification affects such Agent’s rights or duties)).

(h) No Adverse Proceedings. There shall exist no unstayed action, suit, investigation, litigation or proceeding with respect to the Loan Parties pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(i) No Violation. The making of the Final DIP Term Loans shall not violate any requirement of applicable law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, applicable to the Loan Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminarily or permanently. The funding of the Final DIP Term Loans shall not result in the aggregate outstanding amount of the Final DIP Term Loans exceeding the amount authorized by the Final DIP Order.

(j) Fees and Expenses. Prior to or substantially concurrently with the funding of the Final DIP Term Loans hereunder, the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses (whether accrued before or after the Petition Date) of (x) the Agents and the DIP Lenders then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Consenting Term Loan Lenders’ Advisors (as defined in the Restructuring Support Agreement) in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the Restructuring Support Agreement) and (y) the Fronting Lender pursuant to the terms of the Fronting Fee Letter, in each case, solely to the extent invoiced at least one (1) Business Day prior to the Final DIP Order Entry Date and in accordance with the Final DIP Order.

(k) Fronting Lender Deliverables. The Fronting Lender shall have received (i) a copy of the Borrowing Request delivered in connection with the funding of the Final DIP Term Loans, (ii) a copy of the Officer’s Certificate delivered pursuant to Section 4.02(c) and (iii) a copy of the Final DIP Order.

ARTICLE 5 AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all DIP Term Loan Commitments have expired or terminated and the principal of and interest on each DIP Term Loan and all fees, expenses and other Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02, 5.03, 5.12, 5.14, 5.15, 5.16 and 5.17) and the Borrower hereby covenant and agree with the DIP Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each DIP Lender:

(a) Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending January 2, 2027, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending October 4, 2026, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (i) the impending maturity of any Indebtedness within the four full Fiscal Quarter period following the date of delivery of the relevant audit opinion or (ii) an actual or prospective breach of any financial covenant under any Indebtedness), but may include a “going concern” explanatory paragraph or like statement) or (y) a qualification as to the scope of the audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and their income and cash flows for the periods indicated in conformity with GAAP;

(c) Monthly Financial Statements. Within 30 days after the end of each of fiscal month of each Fiscal Year, commencing with the fiscal month ending October 31, 2026 and in each case in a manner consistent with the Borrower’s existing internal monthly reporting practices, the consolidated balance sheet of the Borrower as at the end of such fiscal month and the related consolidated statements of income and cash flows of the Borrower for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto;

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) and Section 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) a list identifying each Patent, Trademark or Copyright created or acquired and included as part of the Collateral or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(e) Budgets. Commencing no later than 12:00 p.m. (Pacific Standard time) on the fourth Friday following the Petition Date, and continuing no later than 12:00 p.m. (Pacific Standard time) on the Friday of every fourth week thereafter (or, in each case, if any Friday is not a Business Day, the next Business Day thereafter), or at any other interim time as reasonably requested by the Borrower, (i) the thirteen (13) week rolling cash flow budget of Holdings and its Subsidiaries for the following thirteen (13) calendar weeks shall be updated, and if such updated budget is in form and substance satisfactory to the Required DIP Lenders in their sole discretion, it shall become the Approved Budget and (ii) a forecast, by professional, of expected professional fee accruals corresponding to the same period covered by such updated thirteen (13) week rolling cash flow budget set forth in clause (i) above (the “Professional Fee Forecast”); provided that the Professional Fee Forecast shall also contain the accruals (and cash disbursements) to each professional for the preceding four-week period prior to the forecast; provided further that if the preceding week is not available, then the accruals (and cash disbursements) should be for the last four-week period that accruals (and cash disbursements) are available. Additional variances, if any, from the Approved Budget and any proposed changes to the Approved Budget shall be subject to the written approval of the Required DIP Lenders. For the avoidance of doubt, any reference to “written consent” or “written approval” hereunder shall include consent or approval granted by e-mail (including as communicated by counsel to the DIP Lenders by e-mail). Any amendments, restatements, supplements or other modifications to the Approved Budget or any Variance Report shall be subject to the prior written approval of the Required DIP Lenders prior to the implementation thereof. Until any such updated budget, amendment, restatement, supplement or modification has been approved by the Required DIP Lenders, the Debtors shall be subject to and governed by the terms of the Approved Budget then-in-effect. To the extent any updated budget is not approved by the Required DIP Lenders, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes hereof. Each updated budget delivered hereunder shall be accompanied by such supporting documentation as is reasonably requested by the Required DIP Lenders. Each such budget shall be prepared in good faith based upon assumptions which the Loan Parties believe to be reasonable;

(f) Variance Reports and Liquidity Reports. By no later than 12:00 p.m. (Pacific Standard time) on each Friday commencing with October 16, 2026 and each Friday of each calendar week thereafter (or, in each case, if any Friday is not a Business Day, the next Business Day thereafter), the Loan Parties shall deliver to the Administrative Agent for distribution to the DIP Lenders: (i) a variance report (each a “Variance Report”) setting forth, in reasonable detail, actual total “receipts” and total “disbursements” (bifurcating operating vs. non-operating) of the Debtors on a weekly and cumulative basis (relative to the then-in-effect Approved Budget) and any variances between the actual amounts and those set forth in the then-in-effect Approved Budget, and including detail by line-item as to whether a given material variance is permanent or timing-based and commentary in respect thereof and (ii) a Liquidity report showing calculations of Liquidity as of the preceding calendar week end, as applicable, in each case, certified by a Responsible Officer of the Borrower;

(g) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the DIP Lenders to evaluate such matters;

(i) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(j) [Reserved].

(k) Information Regarding Collateral. Prompt (and, in any event, within 30 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s chief executive office, in each case to the extent such information is necessary to enable the Secured Parties to perfect or maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral of the relevant Loan Party (and in any event upon any change to such Loan Party’s legal name), together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(l) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower, Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower, Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(m) ABL DIP Credit Agreement. Substantially contemporaneously with delivery by any Loan Party to the ABL DIP Agents or any lender under the ABL DIP Credit Agreement, copies of the Borrowing Base Certificate (as defined in the ABL DIP Credit Agreement), in form and substance consistent with the terms of the ABL DIP Credit Agreement.

(n) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Subsidiaries; provided, however, that none of Holdings, the Borrower nor any Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any DIP Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(n).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(l) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak, Debt Domain or another relevant secure website, if any, to which each DIP Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent; or (iv) with respect to any item required to be delivered pursuant to Section 5.01(l) above in respect of information filed by the Borrower, Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Borrower” therein were references to such Parent Company.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the DIP Lenders (taken as a whole).

Section 5.03 Payment of Taxes. Subject to the Orders and any required approval by the Bankruptcy Court, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance, which may be completed on a post-closing basis, shall (i) name the Collateral Agent on behalf of the Secured Parties as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections; Lender Calls.

(a) The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representative designated by the Steering Committee to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its Subsidiaries) may, if it so chooses, be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided that (a) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Steering Committee shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower and its Subsidiaries, (b) when an Event of Default exists, the Steering Committee (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (c) notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any DIP Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

(b) The senior management and financial advisors of the Borrower will, not more than once per calendar week, hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Steering Committee, with all of the Steering Committee and their advisors that choose to participate, to discuss the Debtors’ financial performance, operational performance or metrics and/or any other matters reasonably requested by the Steering Committee (including Chapter 11 Cases status updates).

Section 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. Subject to the Orders and other orders entered by the Bankruptcy Court, the Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, the USA PATRIOT Act, the Beneficial Ownership Regulation and the FCPA), except to the extent the failure of the Borrower or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Environmental.

(a) The Borrower will deliver to the Administrative Agent as soon as reasonably practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (B) any Release or Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be responsible or otherwise liable for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to the foregoing.

(b) The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to (i) take any and all actions required under Environmental Law to cure any violation of or noncompliance with any Environmental Law by the Borrower or its Subsidiaries and address any Release or threatened Release of Hazardous Materials at or from any real property or facility owned, leased or operated by Borrower or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) reasonably respond to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 [Reserved].

Section 5.11 Use of Proceeds. The Borrower will only use the proceeds of the DIP Term Loans, subject to the Orders and the Carve Out: (i) for working capital and other general corporate purposes of the Debtors including for the payment of Debtor professional fees incurred in the Chapter 11 Cases consistent with the terms of the Restructuring Support Agreement, (ii) for the payment of the fees, costs and expenses of administering the Chapter 11 Cases, (iii) to pay obligations arising from or related to the Carve Out, (iv) to make payments on account of prepetition claims to the extent permitted by, and as set forth in, the Approved Budget (subject to Permitted Variances) or otherwise approved by the Bankruptcy Court, (v) for the payment of agency fees and the reasonable and documented fees and expenses of the Agents and the DIP Lenders owed under the Loan Documents, (vi) to make payments with respect to the Adequate Protection Obligations pursuant to the terms of the Orders, (vii) to pay Professional Fees to the extent allowed by the Bankruptcy Court and (viii) for any other purposes specifically set forth in the Approved Budget.

Notwithstanding the foregoing, no proceeds of DIP Term Loans may be used to make any payments on account of prepetition claims, except as permitted herein and in the Orders; provided that the foregoing limitation shall not apply with respect to obligations benefiting from the Carve Out. As soon as reasonably practicable after the funding of the DIP Term Loans, the proceeds of all DIP Term Loans not otherwise applied directly to the payment of amounts permitted to be paid under the Approved Budget (after giving effect to the Permitted Variances) shall be maintained in deposit accounts of the Debtors that are subject to the Liens in favor of the Collateral Agent, which Liens shall be granted and automatically perfected solely pursuant to the Orders.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Carve Out and the Collateral, including Cash Collateral and any portion or proceeds of the DIP Term Loans, shall not include, apply to or be available for any fees or expenses incurred by any party in connection with any Prohibited Action (other than the Investigation Budget Cap); provided that, for the avoidance of doubt, the foregoing limitations shall not apply to defending against a Prohibited Action.

Section 5.12 Covenant to Guarantee Obligations and Provide Security.

(a) Except as otherwise provided in the Orders and to the extent not effected by the Orders, upon (i) the formation or acquisition after the Closing Date of any Subsidiary (including, without limitation, any formation or acquisition pursuant to a division as contemplated by Section 1.12) or (ii) any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is 30 days after such event (or such longer period as the Required DIP Lenders may reasonably agree), the Borrower shall cause such Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement”; provided, however, that notwithstanding the foregoing, no Subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) to the extent applicable and subject to the Orders, the Administrative Agent may, at the direction of the Required Lenders, grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or “Real Estate Collateral Requirements” shall be subject to the exceptions and limitations set forth in the applicable Security Documents;

(iii) to the extent applicable and subject to the Orders, perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts except where the same is required to be established under the ABL DIP Credit Agreement;

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement except where the same is required to be established with respect to the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement;

(v) no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the United States, (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of any jurisdiction other than the United States or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule with respect to any assets of any Loan Party;

(vi) in no event will the Collateral include any Excluded Asset;

(vii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title and/or (B) letter-of-credit rights, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 (or similar) financing statement or any analogous filing in any other jurisdiction, in each case without the requirement to list any VIN, serial or similar number,

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (vi) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,;

(ix) no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (B) be prohibited under any applicable Requirement of Law, in the case of clauses (A) and (B), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such required consent, restriction or prohibition, and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower and the Administrative Agent (acting at the direction of the Required DIP Lenders);

(x) any joinder or supplement to any DIP Term Loan Guarantee, any Security Document and/or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (acting at the direction of the Required DIP Lenders, not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as determined by the Borrower and the Administrative Agent (acting at the direction of the Required DIP Lenders); and

(xii) notwithstanding anything to the contrary and for the avoidance of doubt, (A) the other provisions of this Section 5.12 need not be satisfied with respect to any assets or other exclusions and carve-outs from grant of security and perfection requirements set forth in the DIP Security Documents, to the extent not conflicting or otherwise inconsistent, with the DIP Orders and (B) no actions will be required with respect to the grant and perfection of security interests that are granted and perfected pursuant to the DIP Orders according to applicable law and in accordance with the Lien priorities set forth in the DIP Orders.

Section 5.13 [Reserved].

Section 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law or the Orders and which the Administrative Agent (at the direction of the Required DIP Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Security Documents and the Orders, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any DIP Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent (at the direction of the Required DIP Lenders) may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Security Documents and the Orders.

Section 5.15 Milestones. The Borrower shall, and shall cause the other Debtors to, comply with the Milestones (in each case, as then in effect after giving effect to any extensions, waivers or amendments thereto made in accordance with the requirements of the Loan Documents or the Restructuring Support Agreement, as applicable).

Section 5.16 Bankruptcy Matters. The Debtors shall cause, to the extent reasonably practicable, all material, proposed (i) drafts of pleadings, motions, documents, or briefs filed in the Chapter 11 Cases, (ii) orders related to or materially affecting the Loans and the other Obligations, the Prepetition Debt and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside of the ordinary course, cash management, adequate protection, any plan of reorganization (including, without limitation, the Plan) and/or any disclosure statement related thereto, (iii) orders concerning the financial condition of Holdings, the Borrower or any of their Subsidiaries or other Indebtedness of the Debtors or seeking relief under section 363, 364, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure, (iv) orders authorizing additional payments to critical vendors (outside of the relief approved in the “first day orders” and “second day orders”), (v) other orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court and (vi) any other Bankruptcy Court orders, motions and other filings, in each case, proposed by the Debtors to be provided in draft form to the Administrative Agent, the Required Consenting Term Loan Lenders and their respective counsel at least three (3) Business Days prior (or such shorter review period if necessary in light of exigent circumstances) to the proposed filing and to be in accordance with and permitted by the terms of this Agreement or otherwise reasonably acceptable to the Required Consenting Term Loan Lenders; provided, that, ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional or statements of financial affairs and schedules of assets and liabilities, and any forms of the “first day orders” that are reasonably acceptable to the Required Consenting Term Loan Lenders (and, solely with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent, reasonably acceptable to the Administrative Agent, as applicable) shall not be required to be provided pursuant to this Section 5.16.

Section 5.17 Cash Management Order. Each Loan Party shall maintain its cash management system in a manner reasonably acceptable to the Required Consenting Term Loan Lenders (which shall be deemed satisfied if the cash management system is substantially the same as the cash management system in existence on the Petition Date, with such modifications as set forth under the Cash Management Order (subject to any approval or consent rights of the Agents or the Required Consenting Term Loan Lenders provided therein).

Section 5.18 Transformation Committee. The Borrower shall, on or prior to the date set forth in the Milestones, adopt the Transformation Committee Mandate and constitute the Transformation Committee and shall, thereafter, comply in all material respects with the terms and conditions of the Transformation Committee Mandate.

ARTICLE 6 NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Sections 6.13, 6.16, 6.17, 6.18, 6.19 and 6.20) and the Borrower covenant and agree with the DIP Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except (subject in all respects to the Orders):

(a) the Obligations;

(b) Indebtedness of the Borrower to any other Loan Party and/or Indebtedness of any Loan Party to Holdings, the Borrower and/or any other Loan Party;

(c) unsecured Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or any other purchase of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Subsidiary pursuant to any such agreement;

(d) Indebtedness of the Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness of the Borrower and/or any Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(f) (i) guaranties by the Borrower and/or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower and/or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that a Subsidiary may not, pursuant to this clause (f), Guarantee any Indebtedness of a Loan Party that such Subsidiary would not have been permitted to incur under another clause of this Section 6.01;

(h) Indebtedness of the Borrower and/or any Subsidiary existing on the Closing Date and described on Schedule 6.01;

(i) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business;

(j) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(k) Indebtedness of the Borrower and/or any Subsidiary with respect to Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000;

(l) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(m) the Borrower and its Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under (h), (k) and (p) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) (1) except to the extent otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and (B) an amount equal to any existing commitments unutilized thereunder and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness satisfies the applicable requirements of Section 6.02);

(ii) In the case of Refinancing Indebtedness other than in the case of Refinancing Indebtedness with respect to clauses (h), (k) and/or (p) of this Section 6.01, such Refinancing Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced;

(iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (x) any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or (y) any covenants or provisions which are market terms and conditions (taken as a whole) at the time of incurrence or issuance for the applicable type of Indebtedness) (as reasonably determined by the Borrower));

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (k) and (p) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on (and such Refinancing Indebtedness shall constitute utilization of amounts set forth in) the applicable clause of this Section 6.01;

(v) (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness and unsecured Indebtedness must remain unsecured), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced (provided that Holdings may not be a primary obligor in respect of the applicable Refinancing Indebtedness if Holdings was not a primary obligor in respect of the relevant refinanced Indebtedness), (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on all or a portion of the Collateral securing the DIP Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the relevant Collateral securing the DIP Term Loans) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and (D) as of the date of the incurrence of any such Refinancing Indebtedness and after giving effect thereto, no Event of Default exists; and

(vi) the case of Refinancing Indebtedness with respect to intercompany Indebtedness permitted under Section 6.01(i), such Refinancing Indebtedness also constitutes intercompany Indebtedness;

(n) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes in an aggregate outstanding principal amount not to exceed $1,000,000;

(o) Indebtedness of the Borrower and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Investment permitted hereby;

(p) Indebtedness of any Loan Party in an aggregate outstanding principal amount not to exceed $1,000,000; provided that such Indebtedness (i) shall be Junior Indebtedness and (ii) shall have a maturity date no earlier than 90 days after the Latest Maturity Date;

(q) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits, in each case, in the ordinary course of business;

(r) Indebtedness of the Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made under the Prepetition ABL Facility and/or the ABL DIP Facility;

(s) Indebtedness of the Borrower or any Subsidiary supported by any letter of credit issued under the Prepetition ABL Facility and/or the ABL DIP Facility;

(t) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(u) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(v) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Subsidiary hereunder;

(w) Indebtedness of the Borrower and/or any Subsidiary outstanding at any time in respect of the Prepetition ABL Facility in an aggregate outstanding principal amount that does not exceed $250,000,000, minus all amounts converted, “rolled-up” or otherwise exchanged into obligations under the ABL DIP Facility pursuant to the terms of the DIP Orders; provided that such Indebtedness is at all times subject to the Prepetition ABL Intercreditor Agreement; and

(x) Indebtedness of the Borrower and/or any Subsidiary outstanding at any time in respect of the ABL DIP Facility in an aggregate outstanding principal amount that does not exceed the lesser of (i) $225,000,000 and (ii) the amount provided therefor in the DIP Orders (including with respect to the “creeping roll-up” of obligations under the Prepetition ABL Facility); provided that such Indebtedness is at all times subject to the terms of the DIP Orders.

Section 6.02 Liens The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except, which shall be subject in all respects to the Orders:

(a) Liens securing the Obligations;

(b) Liens for Taxes which are (i) not then due, (ii) if due, not at such time or of such amount that would be required to be paid pursuant to Section 5.03 or (iii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statements under applicable Requirements of Law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(m) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(h), (k) and (p) and (y) Indebtedness that is secured in reliance on Section 6.02(r) (without duplication of any amount outstanding thereunder such that the amount available under Section 6.02(r) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (y))); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under 6.01(k) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l) Liens existing on the Closing Date and described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(k); provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(k); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(k) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(n) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and not granted in connection with the issuance of Indebtedness and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(o) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(p) subject to the terms of the DIP Orders, Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(w), subject to the ABL Intercreditor Agreement; provided, that for the avoidance of doubt, no such Liens (other than Liens on the ABL Priority Collateral securing Indebtedness incurred pursuant to Section 6.01(w)) shall be senior in priority to the Liens securing the Obligations hereunder;

(q) subject to the terms of the DIP Orders, Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(x); provided, that for the avoidance of doubt, no such Liens (other than Liens on the ABL Priority Collateral securing Indebtedness incurred pursuant Section 6.01(x)) shall be senior in priority to the Liens securing the Obligations hereunder;

(r) other Liens on Collateral securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000; provided that such Liens shall be secured on a junior basis with Liens securing the Obligations;

(s) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(t) (i) leases, licenses (including sublicenses), or subleases granted to others or (ii) assignments of IP Rights granted to a customer of the Borrower or any Subsidiary, in each case in the ordinary course of business which do not secure any Indebtedness;

(u) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(v) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), 6.01(d), 6.01(f), (r) and (t);

(w) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (and/or any similar Requirement of Law under any jurisdiction);

(x) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(aa) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(bb) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(cc) the Carve Out;

(dd) Prepetition Permitted Liens;

(ee) the Adequate Protection Liens (as defined in the DIP Orders);

(ff) so long as entered into in the ordinary course of business, consistent with past practices and not securing debt for borrowed money, other Liens securing obligations in an aggregate principal amount at any time outstanding not to exceed $250,000; and

(gg) Liens which secure Indebtedness in accordance with Section 6.01(e) (provided that such Liens shall attach only to the cash pledged to secure or support such Indebtedness permitted pursuant to Section 6.01(e)).

Section 6.03 Reserved.

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that, in each case, subject to the Orders and solely to the extent set forth in the Approved Budget and Permitted Variances:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay franchise Taxes, and similar fees and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(B) if Borrower is included in a group filing a consolidated, combined, or similar income tax return with Holdings, distributions to Holdings to pay (or to make distributions to any direct or indirect parent of Holdings to pay) the relevant consolidated, combined, unitary or similar income Tax liabilities, when and as due, attributable to taxable income of the Borrower and its Subsidiaries; provided that such Restricted Payments made pursuant to this Section 6.04(a)(i)(B) shall not exceed the amount of income Tax that the Borrower would pay if it were the parent entity of a group filing such consolidated, combined or similar tax return with the applicable Subsidiaries;

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(D) to pay any insurance premium that is payable by, or attributable to, any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(E) to pay Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Borrower, any Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(iii) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(iv) the Borrower may make Restricted Payments the proceeds of which are applied to pay Transaction Costs with respect to the Transactions; and

(v) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of sub-clauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Subsidiary and other than in respect of any Cure Amount) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary and other than in respect of any Cure Amount) of any Refunding Capital Stock; provided that any amount applied to make a Restricted Payment pursuant to this clause (viii) shall not be applied or used to make any other Restricted Payment or Restricted Debt Payment hereunder;

(vi) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Section 6.06(g) and (n)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

Notwithstanding anything to the contrary contained herein, no such Restricted Payments shall be permitted after the Petition Date unless such Restricted Payments are made strictly in accordance with the Approved Budget and Permitted Variances.

(b) The Borrower shall not, nor shall they permit any Subsidiary to, directly or indirectly, make any payment on or in respect of any Restricted Debt, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except, in each case, subject to the Orders and solely to the extent set forth in the Approved Budget and Permitted Variances:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01(m);

(ii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof); and

(iii) payments contemplated by this Agreement and the other Loan Documents, including payments with respect to Adequate Protection Obligations as set forth in the DIP Orders.

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document or the ABL DIP Credit Agreement,, Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Obligations (any of clauses (x), (y) or (z), a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (k) or (m) as it relates to Indebtedness in respect of clauses (h), (k) and/or (p) of Section 6.01) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses (including sublicenses), joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the DIP Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Cash Management Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto; and

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above or in the first paragraph of this Section 6.05; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except, in each case, subject in all respects to the Orders and the Approved Budget and Permitted Variances:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or in any Subsidiary and (ii) Investments made after the Closing Date by the Borrower and/or one or more Subsidiaries in the Borrower or any Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) (i) Investments existing on the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment;

(e) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(g) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (g)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(vi)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(i) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(j) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries)), the Borrower and/or any Subsidiary in the ordinary course of business;

(k) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, in each case, to the extent not resulting in a Change of Control;

(l) Investments made in connection with the Transactions;

(m) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Subsidiaries, in each case, in the ordinary course of business;

(n) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(o) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(n);

(p) Investments consisting of the licensing of IP Rights pursuant to joint marketing or other similar arrangements with other Persons entered into in the ordinary course of business;

(q) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(r) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(s) Investments in Holdings, the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(t) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, its Subsidiaries and/or any joint venture.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Loan Party or Subsidiary shall, directly or indirectly, transfer (including via Investments, sales, Restricted Payments, Dispositions, exclusive licenses, distributions or otherwise) or grant an exclusive license to Material Property to any Affiliate that is not a Loan Party, or permit any Affiliate that is not a Loan Party to own or have an exclusive license to Material Property; provided, however, that the limitations in this Section with respect to Material Property shall not apply to (x) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited or (y) any grant of a non-exclusive license or non-exclusive sublicense.

Section 6.07 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets, except (subject in all respects to the Orders):

(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any Subsidiary Loan Party; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person (and, if with or into the Borrower, the Borrower shall be the continuing or surviving Person) and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Loan Party, such Subsidiary Loan Party shall be the continuing or surviving Person;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary Loan Party (upon voluntary liquidation or otherwise));

(c) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the DIP Lenders, and the Borrower or any Subsidiary Loan Party receives any assets of the relevant dissolved or liquidated Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than Sections 6.07(a) or (b) or this Section 6.07(c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (g) thereof); and (iii) the conversion of the Borrower or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the DIP Term Loan Guarantee or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary or the Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(g)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(vi));

(h) Dispositions for fair market value in an aggregate amount not to exceed $1,000,000; provided that 100% of the consideration for such Disposition shall consist of Cash or Cash Equivalents; provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the Net Proceeds of such Disposition shall be applied as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions consisting of and/or terminations in the ordinary course of business of leases, subleases or licenses (including sublicenses) (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(p) (i) non-exclusive licensing, sub-licensing and cross-licensing arrangements involving any technology, intellectual property or other IP Rights of the Borrower or any Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Subsidiaries, individually or in the aggregate, or are no longer economical to maintain in light of their respective use, (iii) Dispositions of any technology, intellectual property or other IP Rights of the Borrower or any Subsidiary involving their customers in the ordinary course of business and (iv) the expiration of issuances or registrations, or applications for issuances or registrations, of IP Rights at the end of their natural statutory terms;

(q) Terminations or unwinds of Derivative Transactions;

(r) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Subsidiary;

(s) Dispositions for fair market value made to comply with any order of any Governmental Authority or any applicable Requirement of Law; provided that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(t) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(u) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto; and

(v) sales, leases or other dispositions of inventory of the Borrower or any Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of such Borrower or such Subsidiary, in each case (i) not in connection with an store-wide liquidation and (ii) in the ordinary course of business;

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Loan Party or Subsidiary shall, directly or indirectly, transfer (including via Investments, sales, Restricted Payments, Dispositions, exclusive licenses, distributions or otherwise) or grant an exclusive license to Material Property to any Affiliate that is not a Loan Party, or permit any Affiliate that is not a Loan Party to own or have an exclusive license to Material Property; provided, however, that the limitations in this Section with respect to Material Property shall not apply to (x) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited or (y) any grant of a non-exclusive license or non-exclusive sublicense.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Collateral Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08 [Reserved].

Section 6.09 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (subject in all respects to the Orders, the Approved Budget and Permitted Variances):

(a) any transaction between or among Holdings, the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, Benefit Plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(c), (l) and (t), Section 6.04 and Sections 6.06(j) and (n) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the DIP Lenders or (ii) more disadvantageous to Holdings or any Subsidiary thereof than the relevant transaction in existence on the Closing Date;

(f) the Transactions, including the payment of Transaction Costs;

(g) Guarantees permitted by Section 6.01 or Section 6.06;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Subsidiaries;

(i) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable to the Borrower and/or its applicable Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(j) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(k) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loan made by, to, or among Holdings the Borrower or any Subsidiary Loan Party otherwise permitted hereunder.

Section 6.10 Conduct of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than, in each case, subject to the Orders, (a) the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent (acting at the direction of the Required Consenting Term Loan Lenders) may consent.

Section 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the DIP Lenders (in their capacities as such) or (b) in violation of any Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof or to the extent required by the Bankruptcy Code or by the Plan.

Section 6.12 Fiscal Year. The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end; provided, that, the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13 Permitted Activities of Holdings. Subject to the Orders and except as required by the Bankruptcy Code or by the Plan, Holdings shall not:

(a) incur any third-party Indebtedness for borrowed money other than Guarantees of Indebtedness or other obligations of the Borrower and/or any Loan Party, which Indebtedness or other obligations are otherwise permitted hereunder;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the DIP Security Documents, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on (x) the Term Priority Collateral that are secured on a pari passu or junior basis with the Obligations with respect to the Term Priority Collateral and/or (y) the ABL Priority Collateral that are secured on a senior basis with the Obligations with respect to the ABL Priority Collateral, so long as such Permitted Liens secure Guarantees permitted by clause (a) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money); or

(c) own or hold any assets or property or engage in any business other than (i) the ownership of the Capital Stock of the Borrower (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with Requirements of Laws, (iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, (v) the receipt of Restricted Payments to the extent permitted by Section 6.04 and the making of Restricted Payments, (vi) to the extent not otherwise covered by the other clauses of this Section 6.13, any of the activities of Holdings or any Parent Company referred to in Section 6.04, (vii) concurrently with any issuance of Qualified

Stock, the redemption, purchase or retirement of any Capital Stock of Holdings using the proceeds of, or conversion or exchange of any Capital Stock of Holdings for, such Qualified Stock, (viii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (ix) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of Refinancing Indebtedness in respect of any Junior Indebtedness, (x) activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company, (xi) activities incidental to the consummation of the Transactions, in each case consummated substantially contemporaneously with the consummation of the applicable Transactions and (xii) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities;

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the DIP Term Loan Guarantee or the Collateral.

Section 6.14 Amendments of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, in each case, subject to the Orders, amend any of its Organizational Documents, if the effect of such amendment is materially adverse to the interests of the DIP Lenders (in their capacities as such), except as required by the Bankruptcy Code or by the Plan.

Section 6.15 Variances. The Borrower and its Subsidiaries shall not permit, as of the last date of each Variance Testing Period, (i) the unfavorable variance (as compared to estimated receipts in the Approved Budget) of the actual total aggregate receipts of the Debtors (on a cumulative basis for such Variance Testing Period) and/or (ii) the unfavorable variance (as compared to estimated disbursements in the Approved Budget) of the actual total aggregate disbursements (excluding Professional Fees) (on a cumulative basis for such Variance Testing Period) to be in excess of the Permitted Variances.

Section 6.16 Bankruptcy Matters. Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, do any of the following:

(a) subject to the terms of the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Secured Parties or with respect to the failure of any Secured Party to perform its obligations under, or comply with the terms of, the Orders, this Agreement, any other Loan Document or the Restructuring Support Agreement;

(b) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the DIP Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default; or

(c) make or permit to be made any change to the Orders without the prior written consent of the Required Consenting Term Loan Lenders and the Agents (with respect to their own rights and duties thereunder).

Section 6.17 Minimum Liquidity. The Loan Parties shall not permit Liquidity as of the last day of any calendar week to be less than $25,000,000.

Section 6.18 Assumption or Rejection of Contracts or Leases. Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, file a motion, or otherwise seek, to assume or reject any material contract (including any material executory contracts and unexpired leases) pursuant to section 365 of the Bankruptcy Code, in each case, except with the consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld, delayed or conditioned).

Section 6.19 Formation of Subsidiaries. From and after the Petition Date, Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, create or acquire any ownership interest in any new subsidiaries (whether direct or indirect), except to the extent contemplated in the Plan.

Section 6.20 Consulting Engagement. Without the prior written consent of the Required Consenting Term Loan Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, terminate or materially modify the terms or conditions of the Consultant Engagement Letter of Steve Ortega.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01 Events of Default. Notwithstanding the provisions of section 362 of the Bankruptcy Code to the extent provided in the Orders, but subject to the Orders and the Carve Out in all respects, with respect to the Debtors and without notice, application or motion, hearing before, or order of the Bankruptcy Court unless required by the Orders, if any of the following events (each, an “Event of Default”) occurs:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any DIP Term Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) any interest on any DIP Term Loan or any fee or any other amount due hereunder or in respect of any Adequate Protection Obligations within five (5) Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness under the ABL DIP Credit Agreement or one or more other items of Indebtedness (other than Indebtedness referred to in clause (a) above, any Indebtedness of any Debtor that was incurred prior to the Petition Date and the enforcement of remedies with respect to which shall have been stayed by the commencement of the Chapter 11 Cases) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) one or more items of such Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount, (B) the ABL DIP Credit Agreement or (C) any other loan agreement, mortgage, indenture or other agreement relating to such item(s) of such Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(c) (subject to a fifteen (15) Business Day grace period), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.06(b), Section 5.11, Section 5.15, Section 5.16, Section 5.17, Section 5.18 or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days, in each case, after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) [Reserved]; or

(g) [Reserved]; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process (excluding any First Day Order or any order fixing the amount of any claim in the Chapter 11 Cases) against Holdings, the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which individually or in the aggregate result in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, DIP Security Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any DIP Term Loan Guarantee for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement or any material DIP Security Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any DIP Security Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such DIP Security Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the DIP Security Documents or any DIP Term Loan Guarantee) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the DIP Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness in an outstanding principal amount in excess of $500,000 or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) Dismissal; Conversion. Any of the Chapter 11 Cases of the Debtors shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal, or conversion to a case under chapter 7 of the Bankruptcy Code, of any of the Chapter 11 Cases of any Debtor under section 1112 of the Bankruptcy Code or otherwise without causing all Obligations hereunder to be paid in full; or

(n) Trustee. A trustee under chapter 11 of the Bankruptcy Code, an examiner under section 1104(b) of the Bankruptcy Code or a responsible officer having expanded powers (beyond those set forth in section 1106(a)(3) and (a)(4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases of the Debtors and the order appointing such trustee, examiner or responsible officer shall not be reversed or vacated within fifteen (15) days after the entry thereof (or the Loan Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required Consenting Term Loan Lenders; or

(o) Superpriority Claims; Liens. Other than as permitted by the Orders, an application shall be filed by any Debtor for the approval of, or an order of the Bankruptcy Court shall be entered granting, (i) any Superpriority Claim, other than Superpriority Claims under this Agreement, or (ii) any Lien that is pari passu with or senior to the DIP Liens (as defined in the DIP Order), the Adequate Protection Liens (as defined in the Orders) or Liens securing the Prepetition Term Loan Secured Obligations, excluding the Carve Out, the Prepetition Permitted Liens and Liens expressly permitted hereunder or under the Orders; or

(p) Stay Relief. Other than with the prior written consent of the Required Consenting Term Loan Lenders, the Bankruptcy Court shall enter a final non-appealable order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral which has a value in excess of $500,000 in the aggregate; or

(q) Orders; Actions. Other than with the prior written consent of the Required Consenting Term Loan Lenders:

(i) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying the DIP Orders or the Loan Documents in any material respect or disallowing any of the Obligations, in whole or in part, or Holdings, the Borrower or any of their respective Subsidiaries shall apply for the authority to do so (or shall fail to contest the same in good faith), in each case, without the prior written consent of the Required Consenting Term Loan Lenders; or

(ii) (x) the entry of an order authorizing the use of Collateral or Cash Collateral or financing under section 364 of the Bankruptcy Code or the filing by the Debtors of a motion seeking such authority, in each case, without the consent of the Required Consenting Term Loan Lenders, or (y) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties or imposing any additional conditions on such use (and such order remains unstayed for more than three (3) Business Days) and the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance acceptable to, the Required Consenting Term Loan Lenders; or

(iii) the DIP Orders shall cease to create a valid and perfected Lien on any material portion of the Collateral described therein, or the DIP Orders shall cease to be in full force and effect (other than as a result of the repayment of the DIP Term Loans), or the Final DIP Order shall be entered with respect to the Loan Documents in form or substance that is not acceptable to the Required Consenting Term Loan Lenders in their reasonable discretion; or

(iv) other than with respect to the Carve Out (as provided for in the DIP Orders), an order in the Chapter 11 Cases shall be entered (without the consent of the Required Consenting Term Loan Lenders) charging any of the Collateral under section 506(c) of the Bankruptcy Code against any Agent or the DIP Lenders; or

(v) the Debtors’ failure to comply with any provision of the DIP Orders, the Cash Management Order or any order of the Bankruptcy Court approving the Plan in any material respect; or

(r) Chapter 11 Plan. Filing by the Debtors of a chapter 11 plan or disclosure statement that is inconsistent in any material respect with the Restructuring Support Agreement; or

(s) Sale Motions. Without the consent of the Required Consenting Term Loan Lenders, any Loan Party shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties under section 363 of the Bankruptcy Code that does not provide for payment in full in cash to the Agents and the DIP Lenders of all Obligations and does not provide for the payment in full in cash to the Prepetition Term Loan Secured Parties of the Adequate Protection Obligations and the Prepetition Term Loan Secured Obligations upon closing of such sale or the effective date of a plan pursuant to which such sale is made; or

(t) RSA Termination. The Restructuring Support Agreement shall have terminated in accordance with its terms, other than a termination of the Restructuring Support Agreement resulting from a breach thereof, or a breach of any Loan Document or any Order, in each case, by any DIP Lenders (whether in their capacities as DIP Lenders or parties to the Restructuring Support Agreement); or

(u) Adverse Claims. Any Loan Party or any of their respective Subsidiaries shall obtain Bankruptcy Court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding (x) against any of the Agents, the DIP Lenders (in their capacities as such) or any of their agents or employees, to subordinate (excluding with respect to the Carve Out, the Prepetition Permitted Liens and Liens expressly permitted hereunder or under the Orders) or avoid any liens granted under any Loan Document in favor of the DIP Lenders or the Collateral Agent or (y) to challenge, subordinate or avoid any claims or obligations arising, or liens granted, under the Prepetition Term Loan Credit Agreement or under any other related Prepetition Loan Documents, as applicable, or any other action against any Prepetition Term Loan Secured Party, in its capacity as such, in each case under this clause (u) other than any action permitted by the DIP Orders; or

(v) Loss of Exclusivity. The Bankruptcy Court shall enter an order denying, terminating or modifying (i) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (ii) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from, the Required Consenting Term Loan Lenders.

then, and in every such event, and at any time thereafter, subject to the terms of the DIP Orders, during the continuance of such event, the Administrative Agent, at the direction of the Required DIP Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the DIP Term Loan Commitments, and thereupon such DIP Term Loan Commitments shall terminate immediately and (ii) declare the DIP Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the DIP Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, each Agent, at the request of the Required DIP Lenders, shall exercise any rights and remedies provided to each Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, or equivalent applicable Requirement of Law, as applicable, without the need for filing any motion for relief from the automatic stay or any other pleading.

ARTICLE 8 THE AGENTS

Each of the DIP Lenders hereby, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such irrevocably appoints Alter Domus (US) LLC (or any successor appointed pursuant hereto) as Administrative Agent and Collateral Agent for such DIP Lender and the other applicable Secured Parties under the applicable DIP Security Documents, and authorizes each Agent, in such capacities, to take such actions on its behalf, including execution of this Agreement and the other Loan Documents to which such Agent is a party, and to exercise such powers as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a DIP Lender as any other DIP Lender and may exercise the same as though it were not the Administrative Agent, and the term “DIP Lender” or “DIP Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a DIP Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The DIP Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents to which such Agent is a party and its duties shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which such Agent is required to exercise as directed in writing by the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. In furtherance of the foregoing, notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent or the Collateral Agent, as applicable, hereunder (including without limitation this Article 8) or any other Loan Document, phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative][Collateral] Agent,” “acceptable to the [Administrative][Collateral] Agent,” “as determined by the [Administrative][Collateral] Agent,” “designed by the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the [Administrative][Collateral] Agent’s discretion,” “selected by the [Administrative][Collateral] Agent,” “elected by the [Administrative][Collateral] Agent,” “requested by the [Administrative][Collateral] Agent,” “in the opinion of the [Administrative][Collateral] Agent,” “in consultation with the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the judgment of the [Administrative][Collateral] Agent”, “required by the [Administrative][Collateral] Agent” and phrases of similar import that authorize or permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Administrative Agent or Collateral Agent, as applicable, receiving a direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents) to take such action or to exercise such rights. No Agent shall be liable to the DIP Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or any DIP Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance, satisfaction or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to an Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, or (vi) any property, book or record of any Loan Party or any Affiliate thereof. No provision of this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. No Agent shall be responsible for, nor chargeable with, knowledge of the terms of any condition of any agreement, instrument or document other than such Loan Documents to which it is a party whether or not an original or a copy of such agreement has been provided to such Agent. Each DIP Lender agrees that, except with the written consent of the Administrative Agent (acting at the direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as is expressly required under this Agreement or the other Loan Documents)), it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any DIP Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such DIP Lender, including the filing of a proof of claim in a case under any Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Agents and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the DIP Term Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents, and (ii) in the event of a foreclosure by the applicable Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the applicable Agent on behalf of the Secured Parties (in each case, acting at the direction of the Required DIP Lenders and effectuated directly or through one or more acquisition vehicles), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Agents or any DIP Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

Each of the DIP Lenders hereby irrevocably authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required DIP Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (including Section 363 thereof), or any other applicable Debtor Relief Law;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (including under Section 363 thereof), or any other applicable Debtor Relief Law;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such DIP Lender or other Secured Party;

it being understood that no DIP Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by such Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that no Agent is under any obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph and any Obligations owing to such Agent) may be, and shall be, credit bid by an Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is an Obligation, the applicable Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of such Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that such Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of such Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any DIP Term Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the DIP Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the DIP Lenders and the Agents and their respective agents and counsel and all other amounts to the extent due to the DIP Lenders and the Agents under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Secured Parties, to pay each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amount due to such Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any DIP Lender the Plan or any other plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any DIP Lender or to authorize the Administrative Agent to vote in respect of the claim of any DIP Lender in any such proceeding.

Each Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document, order or judgement issued by a court of competent jurisdiction or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may conclusively rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a DIP Term Loan that by its terms must be fulfilled to the satisfaction of a DIP Lender, each Agent may presume that such condition is satisfactory to such DIP Lender unless such Agent has received notice to the contrary from such DIP Lender prior to the making of such DIP Term Loan Each Agent may consult with legal counsel (who may, but need not, be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be liable for any action omitted to be taken by it by reason of the lack of direction or instruction required or contemplated by the Loan Documents for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any DIP Lender to provide, written instruction to exercise such discretion or grant such consent from any such DIP Lender, as applicable). No Agent shall incur any liability for any failure, inability or unwillingness on the part of any party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Loan Document.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8, Section 9.03 and all other rights, protections, immunities and indemnities of the Agents hereunder and under the other Loan Documents shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

In no event shall the Administrative Agent or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, epidemics or pandemics or other health crises, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or the other Loan Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s or the Collateral Agent’s control whether or not of the same class or kind as specified above.

The rights, privileges, protections, immunities and benefits given to the Administrative Agent or the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by each Agent in each Loan Document and any other document related hereto or thereto to which it is a party. Each Agent may resign at any time by giving ten days’ written notice to the DIP Lenders and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, such Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. The Required DIP Lenders may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required DIP Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a Successor Administrative Agent or successor Collateral Agent which shall be a commercial bank, trust company or other Person with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor Agent has been appointed as provided above and accepted such appointment within ten days after the retiring Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Agent may (but shall not be obligated to), on behalf of the DIP Lenders, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed)) or (b) in the case of a removal, the Required DIP Lenders may appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed)); provided that (x) in the case of a retirement, if the applicable Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required DIP Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations, the retiring Agent shall continue to hold such collateral security as a gratuitous bailee until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to such Agent, all payments, communications and determinations required to be made by, to or through such Agent shall instead be made by or to each DIP Lender directly (and each DIP Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required DIP Lenders or the Borrower, as applicable, appoint a successor Agent as provided above in this Article 8. Upon the acceptance of its appointment as successor Administrative Agent or Collateral Agent, as applicable hereunder such successor Administrative Agent and/or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity or other payments owed to the retiring Agent), and the retiring or removed Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After the an Agent’s resignation or removal hereunder, the provisions of this Article 8, Section 9.03 and any other provision of this Agreement and the other Loan Documents that expressly survive the resignation or removal of the Agents shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent or Collateral Agent, as applicable (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Agent

Each DIP Lender acknowledges that it has, independently and without reliance upon the Agents or any other DIP Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each DIP Lender also acknowledges that it will, independently and without reliance upon the Agents or any other DIP Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the DIP Lenders by the Agents herein, no Agent shall have any duty or responsibility to provide any DIP Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of such Agent or any of its Related Parties.

Each Secured Party irrevocably authorizes and instructs each Agent to, and the applicable Agent shall, subject to the Orders:

(a) release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its DIP Term Loan Guarantee otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required DIP Lenders or such other number of DIP Lenders as may be required in accordance with Section 9.02;

(b) subject to Section 9.23, release any Subsidiary Loan Party from its DIP Term Loan Guarantee (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Loan Party ceases to be a Subsidiary or becomes an Excluded Subsidiary and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(m), 6.02(o), 6.02(r) (to the extent the relevant Lien is of the type to which the Lien of such Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u), 6.02(v), 6.02(w)(i), 6.02(y), 6.02(z), 6.02(aa) and/or 6.02(bb) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by such Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(f), 6.02(o), 6.02(r) and/or 6.02(y) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)) to the extent that the Lien of such Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination agreements, collateral trust agreements, Acceptable Intercreditor Agreements and/or similar agreements contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of an Agent at any time, the Required DIP Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the DIP Term Loan Guarantee or its Lien on any Collateral pursuant to this Agreement or any other Loan Document. In each case specified in this Article 8, the applicable Agent will (and each DIP Lender and other Secured Party (other than the Agents) hereby authorizes each Agent to), at the Borrower’ expense and without recourse representation or warranty, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the DIP Security Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the DIP Term Loan Guarantee, in each case in accordance with the terms of this Agreement and the other Loan Documents; provided, that upon the request of such Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the execution or authorization of such release or subordination by such Agent is authorized or permitted by the terms of the Loan Documents and that the relevant transaction has been consummated in compliance with the terms of this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained herein, no Agent shall have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall any Agent be responsible or liable to the DIP Lenders for any failure to monitor or maintain any portion of the Collateral. No Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Borrower or any other Loan Party, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made; and in no event shall either Agent be responsible for obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each DIP Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on the Collateral Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained.

Each Agent is authorized to enter into the Intercreditor Agreements, any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreements and any Additional Agreement and (b) authorizes and instructs each Agent to enter into the Intercreditor Agreements and/or any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreements and/or any Additional Agreement.

To the extent that any Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the DIP Lenders will reimburse and indemnify such Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting DIP Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no DIP Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the such Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any DIP Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each DIP Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such DIP Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such DIP Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any DIP Lender by the Administrative Agent shall be conclusive absent manifest error. Each DIP Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such DIP Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any DIP Lender, the termination of the DIP Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Each DIP Lender and each Secured Party hereby agrees that (i) if the Administrative Agent notifies such DIP Lender or Secured Party that the Administrative Agent has determined in its sole discretion that any funds received by such DIP Lender or Secured Party from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such DIP Lender or Secured Party (whether or not known to such DIP Lender or Secured Party) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), then such DIP Lender or Secured Party shall promptly, but in no event later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such DIP Lender or Secured Party to the date such amount is repaid to the Administrative Agent in same day funds at the greater of federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such DIP Lender or Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any DIP Lender or any Secured Party under this clause (a) shall be conclusive, absent manifest error.

Without limiting immediately preceding clause (a), each DIP Lender and each Secured Party hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such DIP Lender or Secured Party otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such DIP Lender and Secured Party is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such DIP Lender or Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each DIP Lender and each Secured Party agrees that, in each such case, it shall promptly (and, in all events, within two (2) Business Days of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such DIP Lender or Secured Party to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any DIP Lender or Secured Party that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Article 8), the Administrative Agent shall be subrogated to all the rights of such DIP Lender or Secured Party with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any DIP Lender or Secured Party, any such notice being expressly waived by such DIP Lender or Secured Party to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Article 8 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such DIP Lender or Secured Party. Administrative Agent agrees promptly to notify the DIP Lender or Secured Party after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Each party’s obligations hereunder shall survive the resignation or replacement of the Administrative Agent, the termination of the DIP Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9 MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Leslie’s Poolmart, Inc.

2005 East Indian School Road

Phoenix, Arizona 85016

Attention: Jeffery White, Chief Financial Officer

Email: jwhite@lesl.com

Telephone: (602) 366-3903

with a copy to (which shall not constitute notice to any Loan Party):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Katie Taylor; Stephanie Marshak

Email: Katie.Taylor@stblaw.com;

Stephanie.Marshak@stblaw.com

Telephone: (415) 426-7310; (212) 455-2817

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 1.01(d); and

(iii) if to any DIP Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the DIP Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower or any DIP Lender may provide any such notice to the Administrative Agent as recipient on behalf of itself and each DIP Lender.

(d) The Platform. Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the DIP Lenders materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, Debt Domain or another similar electronic system (the “Platform”) and (b) certain of the DIP Lenders may be “public-side” DIP Lenders (i.e., DIP Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). At the request of the Administrative Agent, each of Holdings and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public DIP Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the DIP Lenders to treat the Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, if Holdings or the Borrower were to become public reporting companies or (B) would not be material with respect to Holdings, the Borrower, their respective Subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or (b).

Each Public DIP Lender agrees to cause at least one individual at or on behalf of such Public DIP Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public DIP Lender or its delegate, in accordance with such Public DIP Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrower or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR

A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by any Agent or any DIP Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the DIP Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any DIP Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any DIP Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B) and (C) of this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required DIP Lenders (or the Administrative Agent with the consent of the Required DIP Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required DIP Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each DIP Lender directly and adversely affected thereby (but not the consent of the Required DIP Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the DIP Term Loan Commitment of such DIP Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the DIP Term Loan Commitments shall constitute an increase of any DIP Term Loan Commitment of such DIP Lender;

(2) reduces the principal amount of any DIP Term Loan owed to such DIP Lender or reduces any amount due to such DIP Lender on any date on which principal is scheduled to be payable hereunder;

(3) (x) extends the scheduled final maturity of any DIP Term Loan or (y) postpones any Interest Payment Date with respect to any DIP Term Loan held by such DIP Lender or the date of any scheduled payment of any fee or premium payable to such DIP Lender hereunder; provided that only the consent of the Required DIP Lenders is required to extend the Original Maturity Date to (a) the date that is one (1) month following the Original Maturity Date and/or (b) the date that is two (2) months following the Original Maturity Date (such extended date, the “Extended Maturity Date”);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such DIP Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required DIP Lenders) or the amount of any fee or premium owed to such DIP Lender;

(5) extends the expiry date of such DIP Lender’s DIP Term Loan Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any DIP Term Loan Commitment shall constitute an extension of any DIP Term Loan Commitment of any DIP Lender;

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 9.02(c) and/or Section 9.05(g) or as otherwise provided in this Section 9.02); or

(7) other than pursuant to the Orders, subordinates the DIP Term Loans to any other Indebtedness or subordinates the Lien securing the DIP Term Loans on any of the Collateral to any other Lien securing any other Indebtedness, in each case, except in the case of (i) any Indebtedness that is expressly permitted under the Loan Documents as in effect on the Closing Date to be senior to the DIP Term Loans and/or be secured by a Lien that is senior to the Lien securing the DIP Term Loans or (ii) any other Indebtedness so long as such Indebtedness is offered ratably to all DIP Lenders holding such DIP Term Loans;

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a), Section 9.02(b) or Section 9.05(a)(i) or the definition of “Required DIP Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each DIP Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents without the prior written consent of each DIP Lender (other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Lenders); or

(3) release all or substantially all of the value of the Guarantees under the DIP Term Loan Guarantee without the prior written consent of each DIP Lender (other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Lenders);

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of the any Agent (or any Person that previously served as Agent) hereunder without the prior written consent of such Agent (or such previous Agent, as applicable).

(c) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any DIP Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iii) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreements, any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein;

(iv) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05 and/or DIP Term Loan Commitment reductions or terminations pursuant to Section 2.09,

(v) no Defaulting DIP Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the DIP Term Loan Commitment of any Defaulting DIP Lender may not be increased without the consent of such Defaulting DIP Lender (it being understood that any DIP Term Loan Commitment or DIP Term Loan held or deemed held by any Defaulting DIP Lender shall be excluded from any vote hereunder that requires the consent of any DIP Lender, except as expressly provided in Section 2.21(b)), and

(vi) any amendment, waiver or modification of any term or provision that directly affects DIP Lenders under one or more Classes and does not directly affect DIP Lenders under one or more other Classes may be effected with the consent of DIP Lenders holding more than 60.01% of the aggregate DIP Term Loan Commitments or DIP Term Loans of such directly affected Class in lieu of the consent of the Required DIP Lenders.

Section 9.03 Expenses; Indemnity.

(a) Subject to payment in accordance with the Orders, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, each DIP Lender and their respective Related Parties (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Agents taken as a whole, (y) one firm of outside counsel to the DIP Lenders taken as a whole, and (z) if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks or Debt Domain) of the DIP Term Loans, in connection with the Chapter 11 Cases generally, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents or the DIP Lenders or any of their respective Related Parties (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Agents taken as a whole, (y) one firm of outside counsel to the DIP Lenders taken as a whole, and (z) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, the Chapter 11 Cases generally, or in connection with the DIP Term Loans made hereunder. The Borrower shall reimburse and pay all reasonable and documented out-of-pocket expenses incurred by the Fronting Lender in connection with the Transactions as set forth in the Fronting Fee Letter.

(b) Subject to payment in accordance with the Orders, the Borrower shall indemnify each Agent and each DIP Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Agents and their Related Parties taken as a whole, (y) one counsel to the DIP Lenders and their Related Parties taken as a whole, and (z) one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel (and local counsel, if applicable) to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the DIP Term Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, in, under, to or from any property currently or formerly owned, leased or operated by the Borrower, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or, in the case of any Indemnitees other than the Agents and their Related Parties, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s bad faith or material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against any Agent, acting in its capacity as an Agent) that does not involve any act or omission of Holdings, the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

(d) Nothing contained in this Agreement shall limit or impair the Borrower’s reimbursement or indemnification obligations set forth in the Fronting Fee Letter.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any DIP Term Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each DIP Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no DIP Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the DIP Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any DIP Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any DIP Term Loan or DIP Term Loan Commitment with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of DIP Term Loans or DIP Term Loan Commitments unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof, (y) the consent of the Borrower shall not be required for any assignment of DIP Term Loans or DIP Term Loan Commitments (1) to any DIP Lender or any Affiliate of any DIP Lender or an Approved Fund, (2) to any Prepetition Term Loan Secured Party that is a Consenting Term Loan Lender, a list of which shall be provided by the Borrower to the Administrative Agent, (3) for any assignment by the Fronting Lender (or its Affiliates) contemplated by the Master Consent to Assignment or (4) at any time when an Event of Default exists and (z) the Borrower may withhold its consent to any assignment to any person that is not a “Disqualified Institution” but is known by the Borrower to be an affiliate of a Disqualified Institution regardless of whether such person is identifiable as an affiliate of a Disqualified Institution on the basis of such affiliate’s name; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another DIP Lender, any Affiliate of a DIP Lender or any Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another DIP Lender, any Affiliate of any DIP Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning DIP Lender’s DIP Term Loans or DIP Term Loan Commitments of any Class, the principal amount of DIP Term Loans or DIP Term Loan Commitments of the assigning DIP Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, unless the Borrower (other than for any assignment by the Fronting Lender (or its Affiliates) contemplated by the Master Consent to Assignment which shall not require the Borrower’s consent regardless of the amount assigned) and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning DIP Lender’s rights and obligations under this Agreement; except that this clause (ii)(B) shall not prohibit the Fronting Lender from assigning any Interim DIP Term Loans separate from any Final DIP Term Loans and/or Final DIP Term Commitment;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall, other than with respect to [(1)] an assignment to a DIP Lender, an Affiliate of a DIP Lender or an Approved Fund[ or (2) an assignment by the Fronting Lender],4 pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a DIP Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire, (2) any IRS form required under Section 2.17 and (3) all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a DIP Lender under this Agreement, and the assigning DIP Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning DIP Lender’s rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any DIP Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning DIP Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Borrower for cancellation, and, following such cancellation, if requested by either the assignee or the assigning DIP Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning DIP Lender, with appropriate insertions, to reflect the new commitments and/or outstanding DIP Term Loans of the assignee and/or the assigning DIP Lender.

[4]	Under consideration by the Agent.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the DIP Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the DIP Term Loans owing to, each DIP Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such DIP Term Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the DIP Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Agent (and their related sub-agents) and each DIP Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior written notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning DIP Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a DIP Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi) By executing and delivering an Assignment and Assumption, the assigning DIP Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning DIP Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its DIP Term Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreements then in effect, together with copies of the most recent financial statements delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon any Agent, the assigning DIP Lender or any other DIP Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a DIP Lender.

(c)

(i) Any DIP Lender may, without the consent of the Borrower, the Administrative Agent or any other DIP Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the last paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such DIP Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the DIP Term Loans owing to it); provided that (A) such DIP Lender’s obligations under this Agreement shall remain unchanged, (B) such DIP Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, each Agent and the other DIP Lenders shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any DIP Lender sells such a participation shall provide that such DIP Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such DIP Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the DIP Term Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a DIP Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) is delivered to the participating DIP Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a DIP Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a DIP Lender.

(ii) No Participant shall be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the participating DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 or 2.17 is not limited to what the participating DIP Lender would have been entitled to receive absent the participation.

Each DIP Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the DIP Term Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no DIP Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any DIP Term Loan Commitment, DIP Term Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such DIP Term Loan Commitment, DIP Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each DIP Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Register is intended to cause each DIP Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any DIP Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such DIP Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such DIP Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any DIP Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any DIP Lender (a “Granting DIP Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting DIP Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any DIP Term Loan that such Granting DIP Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any DIP Term Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such DIP Term Loan, the Granting DIP Lender shall be obligated to make such

DIP Term Loan pursuant to the terms hereof and (iii) in no event may any DIP Lender grant any option to provide to the Borrower all or any part of any DIP Term Loan that such Granting DIP Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any DIP Term Loan by an SPC hereunder shall utilize the DIP Term Loan Commitment of the Granting DIP Lender to the same extent, and as if, such DIP Term Loan were made by such Granting DIP Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Sections 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting DIP Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 or 2.17 is not limited to what the Granting DIP Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting DIP Lender) and (C) the Granting DIP Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the DIP Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting DIP Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each DIP Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or a portion of its interests in any DIP Term Loan to the Granting DIP Lender and (2) disclose on a confidential basis any non-public information relating to its DIP Term Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)

(i) If any assignment or participation is made by a DIP Lender without the Borrower’s consent (A) to or with any Disqualified Institution or (B) to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(A)), to any other Person (each such Person under the foregoing clauses (A) and (B), a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any DIP Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the DIP Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required DIP Lenders or the majority DIP Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any DIP Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any DIP Lender to take (or refrain from taking) any such action; it being understood that all DIP Term Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required DIP Lenders, majority DIP Lenders under any Class or all DIP Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as DIP Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(ii) Neither Agent, in its capacity as such, shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Disqualified Persons (other than with respect to updating the list with names of Disqualified Institutions provided in writing to and acceptable to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.05), regardless of whether the consent of the Administrative Agent is required thereto, and none of the Borrower, any DIP Lender or any of their respective Affiliates will bring any claim to such effect. Without limiting the generality of the foregoing, neither Agent, in its capacity as such, shall (i) be obligated to ascertain, monitor or inquire as to whether any DIP Lender or Participant or prospective DIP Lender or Participant is a Disqualified Institution or Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation of DIP Term Loans, or disclosure of confidential information, to any Disqualified Institution or Disqualified Person.

(iii) Upon the request of any DIP Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such DIP Lender so long as such DIP Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(g) Notwithstanding anything to the contrary contained herein, no DIP Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its DIP Term Loans or DIP Term Loan Commitments to Holdings, the Borrower or any Subsidiary or Affiliate thereof.

(h) Notwithstanding anything to the contrary contained herein, no assignment shall be made to any Prepetition Term Loan Secured Party, any of their respective Affiliates or any other Person, unless such Prepetition Term Loan Secured Party, Affiliate or other Person is, or contemporaneously becomes, a Consenting Term Loan Lender prior to, or concurrently with, such assignment and otherwise complies with the terms and conditions set forth in the Restructuring Support Agreement; provided, however, in no event shall the Administrative Agent or Collateral Agent be responsible or liable for monitoring or confirming compliance with the foregoing restriction.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any DIP Term Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15 2.16 or 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the DIP Term Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fronting Fee Letter and the Agency Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. Subject to the Orders, at any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Agent and each DIP Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by such Agent or such DIP Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Agent or such DIP Lender, irrespective of whether or not such Agent or such DIP Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such DIP Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable DIP Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each DIP Lender and each Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such DIP Lender or such Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT, AS THE CASE MAY BE. EACH PARTY HERETO AGREES THAT

SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY DIP SECURITY DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent (and any sub-agent of the Administrative Agent) and each DIP Lender agrees (and each DIP Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any DIP Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any DIP Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors, but other than any

Disqualified Institution) to any Derivative Transaction or similar derivative instrument to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information (I) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing to you, the Borrower, the Sponsor or any of their respective affiliates or Related Parties or (II) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any DIP Lender or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the Closing Date) other than any such information that is publicly available to the Administrative Agent or DIP Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Agents, each DIP Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “DIP Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents and the DIP Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the DIP Lenders on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Agents or any DIP Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any such Agent or any such DIP Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each DIP Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any

DIP Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Agents or any DIP Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Agents and the DIP Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 Several Obligations. The respective obligations of the DIP Lenders hereunder are several and not joint and the failure of any DIP Lender to make any DIP Term Loan or perform any of its obligations hereunder shall not relieve any other DIP Lender from any of its obligations hereunder.

Section 9.17 USA PATRIOT Act. Each DIP Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that (a) pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such DIP Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 9.18 Disclosure of Agent Conflicts. Each Loan Party and each DIP Lender hereby acknowledge and agree that the Agents and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each DIP Lender hereby appoints each other DIP Lender as its agent for the purpose of perfecting Liens for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any DIP Lender (other than any Agent) obtains possession of any Collateral, such DIP Lender shall notify the Agents thereof and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agents or otherwise deal with such Collateral in accordance with the Agents’ instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any DIP Term Loan, together with all fees, charges and other amounts which are treated as interest on such DIP Term Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the DIP Lender holding such DIP Term Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such DIP Term Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such DIP Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such DIP Lender in respect of other DIP Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such DIP Lender

Section 9.21 Intercreditor Agreements. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND AUTHORIZES AND INSTRUCTS EACH AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “TERM LOAN CREDIT AGREEMENT COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.

Section 9.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control and (b) to the extent any specific provision hereof or any other Loan Document is inconsistent with the Orders, the Orders shall control. For the avoidance of doubt, the inclusion of supplemental rights or remedies in favor of the Fronting Lender in the Fronting Fee Letter shall not be deemed a conflict with this Agreement, any Intercreditor Agreement or any other Loan Document.

Section 9.23 Release of Guarantors. Subject to the Orders, notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Loan Party shall automatically be released from its obligations hereunder (and its DIP Term Loan Guarantee shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and/or (ii) upon the occurrence of the Termination Date and (b) any Subsidiary Loan Party that qualifies as an “Excluded Subsidiary” shall be released by the applicable Agent promptly following the request therefor by the Borrower. In connection with any such release, the applicable Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall prepare and shall reasonably request to evidence termination or release; provided, that, in connection with such documents requested by any Loan Party, upon the request of the applicable Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and that the execution or authorization of such documents evidencing such release are authorized or permitted under the Loan Documents. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or representation or warranty by any Agent.

Section 9.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Certain ERISA Matters.

(a) Each DIP Lender (x) represents and warrants, as of the date such Person became a DIP Lender party hereto, to, and (y) covenants, from the date such Person became a DIP Lender party hereto to the date such Person ceases being a DIP Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such DIP Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the DIP Term Loans, the DIP Term Loan Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such DIP Lender’s entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement,

(iii) (A) such DIP Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such DIP Lender to enter into, participate in, administer and perform the DIP Term Loans, the DIP Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such DIP Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such DIP Lender’s entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such DIP Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a DIP Lender or such DIP Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such DIP Lender further (x) represents and warrants, as of the date such Person became a DIP Lender party hereto, to, and (y) covenants, from the date such Person became a DIP Lender party hereto to the date such Person ceases being a DIP Lender party hereto, for the benefit of, each Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that: none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such DIP Lender (including in connection with the reservation or exercise of any rights by an Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LESLIE’S, INC, as Holdings

By:
Name:
Title:

LESLIE’S POOLMART, INC, as the Borrower

By:
Name:
Title:

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[LENDERS]

By:
Name:
Title:

1

Exhibit 2

Exit Term Loan Term Sheet

TERM SHEET

NEW TERM LOAN

LESLIE’S POOLMART, INC.

This summary of terms and conditions (including all schedules, annexes and exhibits hereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “New Term Loan Term Sheet”) sets forth the principal terms of the New Term Loan Facility (as defined below) to be provided by the New Term Lenders (as defined below) to reorganized Leslie’s Poolmart, Inc., a Delaware corporation, as the borrower.

Reference is made to (i) that certain Restructuring Term Sheet to which this New Term Loan Term Sheet is attached as Exhibit 2 (including all amendments, modifications, exhibits, and supplements thereto, the “Restructuring Term Sheet”), (ii) that certain Restructuring Support Agreement (the “Restructuring Support Agreement”) to which the Restructuring Term Sheet is attached as Exhibit A, (iii) that certain draft Superpriority Secured Debtor in Possession Term Loan Credit Agreement attached as Exhibit 1 to the Restructuring Term Sheet (the “DIP Term Loan Credit Agreement”), or (iv) that certain Amended & Restated Credit Agreement, dated as of March 9, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Term Loan Credit Agreement”), by and among Leslie’s Poolmart, Inc., a Delaware corporation, Leslie’s, Inc., a Delaware corporation, the lenders from time to time party thereto, and Alter Domus (US) LLC, as administrative agent and collateral agent, as applicable.

This New Term Loan Term Sheet does not constitute (nor will it be construed as) an offer for the purchase, sale or subscription or invitation of any offer to buy, sell or subscribe for any securities, it being understood that any such offer, if any, only will be made in compliance with the applicable provisions of securities, bankruptcy and/or other applicable laws.

Borrower	Reorganized Leslie’s Poolmart, Inc., a Delaware corporation (the “Borrower”).

Guarantors	The obligations of the Borrower under the New Term Loan Facility (as defined below) shall be unconditionally guaranteed, on a joint and several basis, by reorganized Leslie’s, Inc., a Delaware corporation and each direct and indirect existing and future subsidiary of the Borrower (including each Guarantor (under and as defined in the Prepetition Term Loan Credit Agreement)), subject to customary exceptions to be agreed in accordance with the Documentation Principles (as defined below) (each, a “Guarantor” and, collectively, the “Guarantors”; the Guarantors, together with the Borrower, the “Loan Parties”).

New Term Loan Facility	A senior secured term loan facility (the “New Term Loan Facility”, the term loans thereunder, “New Term Loans” and the commitments thereunder, the “New Term Loan Commitments”) in an aggregate principal amount equal $75,000,000, which represents a portion of the DIP Term Loan Claims (as defined in the Restructuring Term Sheet) (other than, among other excluded amounts, DIP Term Loan Claims on account of the DIP Premium Loans (as defined in the Restructuring Term Sheet)) outstanding on the Restructuring Effective Date (as defined in the Restructuring Support Agreement), which are automatically converted on a dollar-for-dollar basis and deemed to be New Term Loans, subject to the satisfaction of the conditions precedent described below. Once borrowed (or deemed borrowed) and repaid, the New Term Loans may not be reborrowed.

Interest Rate

The New Term Loans will bear interest at a rate equal to Term SOFR (as defined in the Prepetition Term Loan Credit Agreement) plus 6.50% per annum payable in kind; provided that at the direction of the board of directors of the Borrower, the Borrower may elect to pay all or a portion of such interest in cash (with the balance payable in kind). To the extent interest is paid in cash, the applicable margin described above will be reduced to 4.00% per annum.

Term SOFR floor of 0.00% per annum.

Default rate of 2.00% per annum.

Fees and Premiums	The New Term Agent (as defined below) shall be paid customary agency fees to be set forth in a letter agreement between the New Term Agent and the Borrower.

New Term Agent	Same as the agent under the Prepetition Term Loan Credit Agreement or another third-party agent reasonably acceptable to the Borrower and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement), and such third-party agent will act as administrative agent and collateral agent in respect of the New Term Loan Facility and will perform the duties customarily associated with such roles (the “New Term Agent”).

New Term Lenders	Initially, holders of the DIP Term Loan Claims (as defined in the Restructuring Term Sheet) as of the Restructuring Effective Date immediately prior to the automatic conversion thereof into New Term Loans as described above (each, a “New Term Lender” and, collectively, the “New Term Lenders”).

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Maturity Date	The New Term Loans will mature on the earlier to occur of (i) the date that is five years after the Closing Date and (ii) the date on which all New Term Loans become due and payable under the New Term Loan Credit Agreement (as defined below), whether by acceleration or otherwise.

Collateral

All obligations of the Borrower and the Guarantors to the New Term Lenders and to the New Term Agent, including, without limitation, all principal, accrued interest, costs, premiums and fees (collectively, the “New Term Loan Obligations”), shall be secured by first-priority liens on all Collateral (as defined below), subject to the ABL Intercreditor Agreement (as defined below) and customary permitted liens.

The property securing the Obligations is collectively referred to as the “Collateral” and shall include, without limitation, but subject to customary exceptions consistent with the Documentation Principles, all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Loan Parties, wherever located, including, without limitation, all accounts, deposit accounts, cash and cash equivalents, inventory, equipment, capital stock in subsidiaries of the Loan Parties, investment property, instruments, chattel paper, material owned real property, contracts, patents, copyrights, trademarks and other general intangibles and all products and proceeds thereof.

Amortization	1.00% per annum, payable quarterly.

Voluntary Prepayments	The Borrower may prepay the New Term Loans, in whole or in part, at any time, without premium or penalty.

Mandatory Prepayments	Mandatory prepayments of the New Term Loans shall be required with 100% of net cash proceeds from (A) non-ordinary course sales or other non-ordinary course dispositions of assets in excess of an amount per fiscal year and subject to exceptions, in each case, to be mutually agreed between the Borrower and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement), (B) casualty events in excess of an amount per fiscal year and subject to exceptions, in each case, to be mutually agreed between the Borrower and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement) and (C) any sale or issuance of debt not otherwise permitted under the New Term Loan Credit Agreement.

3

The mandatory prepayment events described in the foregoing clauses (A) and (B) shall be subject to the right of the Borrower and its subsidiaries to reinvest (or commit to reinvest) proceeds of asset sales and casualty events in a manner and subject to restrictions to be agreed between the Borrower and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement).

Reporting Covenants

Subject to the Documentation Principles, the New Term Loan Facility Documents shall require the Borrower to deliver the following to the New Term Agent, for further delivery to the New Term Lenders (with grace periods to be agreed as between the Borrower and the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement) with respect to the first year following the Closing Date):

(i) quarterly unaudited financial statements by not later than the sixtieth (60th) calendar day after the end of each of the first three fiscal quarters of each fiscal year, commencing with the first fiscal quarter ended after the Closing Date;

(ii) annual audited financial statements by not later than the one hundred twentieth (120th) calendar day after the end of each fiscal year, commencing with the first fiscal year ended after the Closing Date;

(iii) a compliance certificate, concurrently with delivery of quarterly and annual financial statements delivered pursuant to clauses (i) and (ii) above;

(iv) an annual budget by not later than the 120th calendar day after the end of the previous fiscal year beginning with the fiscal year ending September 30, 2028; and

(v) prompt written notice of material events usual and customary for similar exit financings and consistent with the Documentation Principles, including prompt notice of any default or Event of Default.

Other Covenants	The New Term Loan Facility Documents will contain usual and customary affirmative covenants and negative covenants for exit facilities of this type, subject to the Documentation Principles; provided, that the New Money Term Loan Credit Agreement will feature a permitted super-priority indebtedness basket in an aggregate principal amount of $50,000,000, subject to a customary right of first refusal in favor of existing New Term Lenders.

4

Representations and Warranties	The New Term Loan Facility Documents will contain usual and customary representations and warranties for exit facilities of this type, subject to the Documentation Principles.

Events of Default	The New Term Loan Facility Documents will contain usual and customary events of default for exit facilities of this type, subject to the Documentation Principles (each, an “Event of Default”).

Conditions Precedent to Closing	The closing date under the New Term Loan Facility (the “Closing Date”) shall be subject solely to the conditions set forth on Annex A attached hereto.

Indemnification and Expenses	The New Term Loan Facility Documents will contain usual and customary indemnification and expense reimbursement provisions for exit facilities of this type (including with respect to counsel for the New Term Agent and Akin Gump Strauss Hauer & Feld LLP, as counsel to the New Term Lenders), subject to the Documentation Principles.

Governing Law	State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

Assignments and Participations

Assignments under the New Term Loan Facility are subject to the consent of the Borrower and the New Term Agent (which consents shall not be unreasonably withheld, conditioned or delayed), unless such assignment is (i) to a New Term Lender, (ii) to an affiliate or approved fund of a New Term Lender and (iii) solely with regards to the Borrower’s consent right, during the continuance of a payment or bankruptcy Event of Default. No participation shall include voting rights, other than for matters requiring consent of 100% of the New Term Lenders or each adversely affected New Term Lender.

Notwithstanding the foregoing, assignments or participations with respect to (i) bona fide competitors of the Borrower and any affiliates of such bona fide competitors (excluding any affiliate that is a bona fide debt fund) and (ii) banks, financial institutions or other entities and any affiliates of such banks, financial institutions or other entities, in each case, identified by the Borrower in writing, in the case of the entities in clause (ii) above, prior to the Closing Date, shall require the consent of the Borrower (in its sole discretion) at all times. In addition, other customary borrower protections in respect of assignments to certain categories of transferees, including natural persons, among others, shall apply.

5

Amendments and Waivers

Except as otherwise expressly provided herein or therein, no provision of any New Term Loan Facility Document may be amended or waived other than by an instrument in writing signed by (i) the Required Lenders (as defined below) and (ii) the Loan Parties.

Notwithstanding the foregoing, any amendment or waiver of any New Term Loan Facility Document that has the effect of (i) increasing the New Term Loan Commitments of any New Term Lender, (ii) decreasing the amount of or postponing the payment of any scheduled principal, interest or fees payable to any New Term Lender (other than as a result of any waiver of default interest by the Required Lenders), (iii) altering the pro rata nature of disbursements by or payments to the New Term Lenders or the application of prepayments in the New Term Loan Facility Documents, (iv) amending or modifying the definition of “Required Lenders”, (v) releasing all or substantially all of the guarantors of the New Term Loan Obligations, (vi) releasing the security interest in all or substantially all of the Collateral or (vii) subordinating the New Term Loans to any other indebtedness or subordinating the lien securing the New Term Loans on any of the Collateral to any other lien securing any other indebtedness, in each case, other than (A) indebtedness permitted to be senior in lien or payment priority under the New Term Loan Credit Agreement as in effect on the Closing Date or (B) indebtedness that is offered ratably on the same terms to all New Term Lenders, in each case, shall require the prior written consent of each New Term Lender directly and adversely affected thereby; provided that no amendment shall amend, modify or otherwise affect the rights or duties of the New Term Agent without the prior written consent of the New Term Agent.

The New Term Loan Credit Agreement will contain customary liability management protections to be agreed. Any amendment or waiver of such liability management protections shall require the prior written consent of New Term Lenders holding in the aggregate, in excess of 80.01% in principal amount of the outstanding New Term Loans and New Term Loan Commitments under the New Term Loan Facility.

“Required Lenders” shall mean New Term Lenders holding, in the aggregate, in excess of 50.01% in principal amount of the outstanding New Term Loans and New Term Loan Commitments under the New Term Loan Facility.

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Documentation Principles

The definitive documentation for the New Term Loan Facility, including the credit agreement (the “New Term Loan Credit Agreement”, collectively with other definitive documentation, the “New Term Loan Facility Documents”) will be negotiated in good faith and based on the loan documentation delivered in connection with the Prepetition Term Loan Credit Agreement (including an intercreditor agreement (the “ABL Intercreditor Agreement”) with respect to the New ABL Facility (as defined in the Restructuring Term Sheet) based on the ABL Intercreditor Agreement (as defined in the Prepetition Term Loan Credit Agreement)) with modifications to be agreed by the Borrower and the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement), including, without limitation, modifications (i) reflected in this New Term Loan Term Sheet, (ii) to reflect administrative, agency, legal, regulatory and borrowing mechanics and other operational/form requirements of the New Term Agent, which shall be negotiated in good faith, (iii) to reflect the proposed New Term Loan Facility and the emergence from the Chapter 11 Cases (as defined in the Restructuring Support Agreement) and (iv) otherwise mutually agreed upon in good faith.

The terms of this paragraph are referred to herein as the “Documentation Principles”.

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Annex A

1.	No Default or Event of Default (each to be defined in the New Term Loan Facility Documents) exists on the Closing Date;

2.

The representations and warranties of the Loan Parties set forth in New Term Loan Facility Documents shall be true and correct in all material respects on and as of the Closing Date; provided that (a) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (b) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects;

3.

The Bankruptcy Court shall have approved (i) the New Term Loan Facility and, as applicable, all New Term Loan Facility Documents and (ii) all actions to be taken, undertakings to be made and obligations to be incurred by the Debtors in connection with the New Term Loan Facility and all liens and other security to be granted by the Debtors in connection with the New Term Loan Facility (all such approvals to be evidenced by the entry of an order by the Bankruptcy Court which is in full force and effect and has not been stayed or modified (without the consent of the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement)) and is satisfactory in form and substance to the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement) in their reasonable discretion, which order shall, among other things, approve the payment by the Debtors of all of the premiums and fees that are provided for in, and the other terms of, this New Term Loan Term Sheet);

4.

Since the Petition Date, there has not been any Material Adverse Effect (as used herein “Material Adverse Effect” means (i) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the New Term Agent and New Term Lenders, taken as a whole, under the New Term Loan Facility Documents or (iii) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the New Term Loan Facility Documents, in the case of each of clauses (i) through (iii), other than as a result of events customarily resulting from the continuation or prosecution of the Chapter 11 Cases (as defined in the Restructuring Support Agreement) and the consummation thereof).

5.	Execution and delivery of the New Term Loan Facility Documents, which shall be substantially consistent with this New Term Loan Term Sheet and otherwise consistent with the Documentation Principles;

6.

All fees, premiums and expenses (including, without limitation, as set forth in the portions of this New Term Loan Term Sheet titled “Fees and Premiums” and “Indemnification and Expenses”) payable to or for the benefit of the New Term Agent and the New Term Lenders pursuant to the New Term Loan Facility Documents or the Restructuring Support Agreement shall have been paid to the extent due;

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7.

The New Term Agent shall have received (a) customary legal opinion(s) with respect to the Loan Parties and the New Term Loan Facility Documents from counsel to the Loan Parties in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement), (b) evidence of authorization of the Loan Parties to execute, deliver and perform their respective obligations under the New Term Loan Facility Documents, (c) customary officer’s and secretary’s certificates, (d) good standing certificates (to the extent applicable), (e) a solvency certificate from the Borrower’s chief financial officer or treasurer (or another responsible officer with equivalent duties) in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement) and (f) a customary notice of borrowing;

8.

All documents and instruments required to create and perfect the New Term Agent’s security interest in the Collateral (free and clear of all liens other than permitted liens, subject to customary exceptions to be agreed upon) shall have been executed (if applicable) and delivered and, if applicable, be in proper form for filing;

9.

Each New Term Lender having received, at least three (3) Business Days (as defined in the Prepetition Term Loan Credit Agreement) prior to the Closing Date (or such shorter period as the New Term Agent may agree (at the direction of the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement))), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, in each case, requested at least ten (10) Business Days prior to the Closing Date;

10.

The Borrower and the applicable Loan Parties party thereto shall have executed and delivered to the New Term Agent executed copies of the New ABL Documents (as defined in the Restructuring Support Agreement) and the ABL Intercreditor Agreement, in each case, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement);

11.

There shall exist no unstayed action, suit, investigation, litigation or proceeding with respect to the Loan Parties pending in any court or before any arbitrator or governmental instrumentality that would reasonably be expected to result in a Material Adverse Effect.

12.

The confirmation order for the Plan (as defined in the Restructuring Support Agreement) shall be entered in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement);

13.	The effective date of the Plan (as defined in the Restructuring Support Agreement) shall have occurred or shall occur concurrently on the Closing Date; and

14.	The Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect as to the Consenting Term Loan Lenders (as defined in the Restructuring Support Agreement).

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Exhibit 3

Equity Financing Term Sheet

REORGANIZED LESLIE’S

EQUITY FINANCING TERM SHEET

Terms of Equity Financing

This summary of terms and conditions (including all schedules, annexes and exhibits hereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Equity Financing Term Sheet”) sets forth the principal terms of a private placement of New Common Equity of the Issuer (as defined below) (the “Equity Financing”).

Capitalized terms used but not defined herein have the meanings assigned to them in (i) that certain Restructuring Term Sheet to which this Equity Financing Term Sheet is attached as Exhibit 3 (including all amendments, modifications, exhibits, and supplements thereto, the “Restructuring Term Sheet”) or (ii) that certain Restructuring Support Agreement to which the Restructuring Term Sheet is attached as Exhibit A.

This Equity Financing Term Sheet does not constitute (nor will it be construed as) an offer for the purchase, sale or subscription or invitation of any offer to buy, sell or subscribe for any securities, it being understood that any such offer, if any, only will be made in compliance with the applicable provisions of securities, bankruptcy and/or other applicable laws.

Term	Description
Issuer:	Either: (a) Leslie’s, Inc., as reorganized on the Restructuring Effective Date pursuant to the Definitive Documents or (b) a newly formed entity that will, directly or indirectly, own 100% of the Interests in the Reorganized Debtors upon the Restructuring Effective Date.

Equity Financing:

Each Prepetition Term Loan Lender will be offered the opportunity to commit to subscribe to purchase its pro rata portion (based upon each Prepetition Term Loan Lender’s respective holdings of Prepetition Term Loan Claims as of the Record Date) of an aggregate amount of $60,000,000 (the “Equity Financing Amount”) representing 55.80% of the New Common Equity (the New Common Equity offered in the Equity Financing, the “Offered Equity”), subject to dilution from the MIP.

To be eligible to participate in the Equity Financing, a Prepetition Term Loan Lender must be either (a) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act or (b) an institutional “accredited investor” (an “IAI”) within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act, or an entity in which all of the equity investors are IAIs (which, in the case of (a) and (b), for the avoidance of doubt, may not include any natural person).

As described in the Restructuring Term Sheet, each Prepetition Term Loan Lender’s participation in the Equity Financing also shall be conditioned upon such Prepetition Term Loan Lender’s corresponding pro rata participation in the DIP Term Loan Facility, and no Prepetition Term Loan Lender may elect to participate in one without committing to participate in both. Any such eligible Prepetition Term Loan Lender that commits to participate in the DIP Facility and the Equity Financing shall be deemed a “Restructuring Financing Party” (as such term is defined in the Restructuring Term Sheet).

Except with respect to the Equity Financing Backstop Parties (whose commitments with respect to the Equity Financing are set forth in the Restructuring Support Agreement), each Prepetition Term Loan Lender that elects to participate in the Equity Financing (each, an “Equity Financing Commitment” and, collectively, the “Equity Financing Commitments”) shall be required to follow the procedures for the Equity Financing set forth in subscription procedures and related subscription election forms to be distributed by or on behalf of the Debtors to each Prepetition Term Loan Lender (the “Subscription Procedures and Subscription Forms”), and must execute (i) the equity subscription form included in such Subscription Procedures and Subscription Forms (the “Equity Subscription Form”) and (ii) the Restructuring Support Agreement.

Purchase Price:	The subscription price for each unit of New Common Equity (the “Units”) offered in the Equity Financing (including Units to be paid as Equity Financing Backstop Premium) shall be at a price per Unit (such amount, on a per Unit basis, the “Price per Unit”) equal to (i) $60 million divided by (ii) the total number of Units that comprises 55.80% of the New Common Equity upon consummation of the Restructuring Transactions (excluding any Units reserved for issuance pursuant to the MIP).

Record Date:	The record date for determining the pro rata allocation of Offered Equity among the Restructuring Financing Parties (based upon each Restructuring Financing Party’s respective holdings of Prepetition Term Loan Claims) shall be as specified in the Subscription Procedures and Subscription Forms.

Use of Proceeds:	Proceeds of the Equity Financing shall be used by the Issuer for working capital and general corporate purposes.

Equity Governance:	The governance of the Issuer shall be consistent with the term sheet attached as Exhibit 4 to the Restructuring Term Sheet.

Securities Law Exemptions:	The Offered Equity shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to Section 4(a)(2) of the Securities Act, or another available exemption from registration.

Backstop Parties; Backstop Commitment:

Each Equity Financing Backstop Party (as identified in the Restructuring Support Agreement) will agree pursuant to the terms set forth in the Restructuring Support Agreement to backstop the Equity Financing by: (a) subscribing for its Equity Financing Commitment in full and purchasing the Offered Equity issuable to such Equity Financing Backstop Party pursuant to such Equity Financing Commitment on the Restructuring Effective Date and (b) purchasing, at the Price per Unit, the percentage set forth opposite such Equity Financing Backstop Party’s name on Schedule 2 to the Restructuring Support Agreement of the Offered Equity that is offered to the Prepetition Term Loan Lenders that are not Equity Financing Backstop Parties and is not otherwise purchased in the Equity Financing (the commitments described in clauses (a) and (b), collectively, the “Equity Backstop Commitment”).

The terms and conditions governing the Equity Backstop Commitment, including with respect to transferability thereof (including with respect to the other Stapled Obligations and Interests) and defaults, are set forth in the Restructuring Support Agreement.

Backstop Premium:

The Issuer shall, as consideration for the Equity Financing Backstop Parties providing the Equity Backstop Commitment, issue to each Equity Financing Backstop Party, on the Restructuring Effective Date, an amount equal to such Equity Financing Backstop Party’s pro rata share (based upon each Equity Financing Backstop Party’s respective allocation of the Equity Financing Backstop Amount) of 7.5% of the Equity Financing Amount (the “Equity Financing Backstop Premium”), payable in the form of New Common Equity in an amount that comprises 4.2% of the New Common Equity (subject to dilution on account of the MIP).

The Equity Financing Backstop Premium shall be fully earned and nonrefundable upon entry by the Bankruptcy Court of the Disclosure Statement Order, and payable on the Restructuring Effective Date.

Transferability; Designations:

Any transfer of Equity Financing Commitments made by a Restructuring Financing Party shall be subject to the transfer provisions set forth in the Restructuring Support Agreement and must also include a ratable transfer of such Restructuring Financing Party’s Prepetition Term Loans held by such Restructuring Financing Party, DIP Term Loans, DIP Term Loan Commitments, DIP Premium Loans, DIP Backstop Amount (if applicable) and Equity Financing Backstop Commitment (if applicable). The transferee shall execute a Transfer Agreement or Joinder to the Restructuring Support Agreement, an assignment agreement to the DIP Term Loan Credit Agreement, and duly execute and deliver the Equity Subscription Form. Any transfer of a Restructuring Financing Party’s obligations made in violation of such restrictions shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Company or any other Restructuring Financing Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Financing Party to the purported transferee.

In addition, each Restructuring Financing Party shall have the right to: (a) require that all or any portion of its allocation of the Offered Equity be issued in the name of, and delivered to one or more of, its Affiliated Funds or any other designee without the need for such Restructuring Financing Party to transfer any portion of its Commitment or Equity Financing Backstop Commitment (if applicable) to such Affiliated Fund or other designee or (b) elect to have one or more of its Affiliated Funds fund all or any portion of its Commitment or Equity Financing Backstop Commitment (if applicable) on the funding date set forth in the Funding Notice (as defined below), without the need for such Restructuring Financing Party to transfer any portion of its Commitment or Equity Financing Backstop Commitment (if applicable) to such Affiliated Fund; provided, that no such election shall relieve any Restructuring Financing Party from any of its obligations for any Commitment or Equity Financing Backstop Commitment (if applicable) made by such Restructuring Financing Party.

Subscription Timing and Payment Procedures:

Each Restructuring Financing Party (other than the Equity Financing Backstop Parties) will be required to return its duly executed signature pages to the Equity Subscription Form and return such other documents and/or provide any other information required by the Subscription Procedures and Subscription Forms on or prior to ten (10) days after the Petition Date to be eligible to participate in the Equity Financing.

On or prior to the Restructuring Effective Date, each Restructuring Financing Party will be required to: (i) pay, by wire transfer of immediately available funds to an account to be designated by the Issuer by written notice to each Restructuring Financing Party (the “Funding Notice”), an amount equal to the Price Per Unit for such Restructuring Financing Party’s allocation of the Offered Equity (including, with respect to an Equity Backstop Party, any amounts to be paid in connection such Equity Backstop Party’s allocation of the Equity Financing Backstop Amount), and (ii) return such other documents and/or provide any information that may be required in connection with the issuance and registration with the Issuer (or its agent) of the Offered Equity, in each case, consistent with the Restructuring Support Agreement, this Equity Financing Term Sheet and the Subscription Procedures and Subscription Forms.

Default of Commitments:

Any Restructuring Financing Party that fails to timely fund in full its Commitment by the funding deadline set forth in the Funding Notice or otherwise breaches its obligations with respect to the Equity Financing, including by not following the procedures set forth in the Subscription Procedures and Subscription Forms, shall be deemed a “Defaulting Commitment Party” and shall not be entitled to purchase or otherwise receive any of the Offered Equity. The Non-Defaulting Backstop Parties shall have the right, but not the obligation, to fund the Commitment of any Defaulting Commitment Party on a pro rata basis (based upon each Non-Defaulting Backstop Party’s respective Adjusted Backstop Percentage).

In addition, the Commitment and allocation of the Equity Backstop Amount (if any), and any DIP Premium Loans, held by a Defaulting Commitment Party shall be terminated or unwound, as applicable, following such default.

Conditions Precedent:	The obligation of the Restructuring Financing Parties to fund their respective Commitments and Equity Backstop Commitments and the Issuer to consummate the Equity Financing is subject to the satisfaction of the conditions set forth in the “Conditions Precedent to Restructuring” section of the Restructuring Term Sheet.

Exhibit 4

Governance Term Sheet

Term Sheet

for

Reorganized Leslie’s

Corporate Governance

The following term sheet (the “Term Sheet”) presents the material terms in respect of the capital structure and corporate governance of Reorganized Leslie’s (the “Company”), which will, following the consummation of the restructuring transactions (the “Restructuring Transactions”) contemplated by that certain Joint Plan of Reorganization of Leslie’s Inc. and its Debtor Affiliates (as amended, supplemented or otherwise modified from time to time, the “Plan”), to be implemented through voluntary cases commenced under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), and as further contemplated by the Restructuring Support Agreement and Restructuring Term Sheet to which this Term Sheet is attached as Exhibit 4, be the new parent company of Leslie’s Inc. The effective date of the Plan (the “Effective Date”) will be the date of consummation of the Restructuring Transactions. The terms set forth herein will be reflected in the limited liability company agreement of the Company (the “LLC Agreement”) to be entered into on the Effective Date. This Term Sheet does not purport to summarize all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Term Sheet is not legally binding or an exhaustive list of all the terms and conditions in respect of the capital structure and corporate governance of the Company, nor does it constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities of the Company or any other person or entity. Any such offer or solicitation shall only be made in compliance with all applicable laws. Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of definitive documentation. This Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Restructuring Support Agreement or the Restructuring Term Sheet attached thereto, as applicable.

General:	The Company will be a private Delaware limited liability company managed by a board of managers (the “Board”), which will be responsible for overseeing the operation of the business of the Company. The Company will be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the Board.

Membership Interests:	The LLC Agreement will provide that each ownership interest in the Company shall be evidenced by common membership interests (such membership interests, the “Membership Interests” and, each holder thereof, a “Member”) as initially set forth on a schedule to be attached to the LLC Agreement.

Board of Managers
(Appointment Rights):	The LLC Agreement shall provide that the Board shall initially be composed of five (5) managers (the “Initial Board”), selected as follows:

(i) two (2) managers (each, a “Grey Helm Manager”) shall be selected by Grey Helm Capital LLC (“Grey Helm”);

(ii) one (1) manager (the “Axar Manager”) shall be selected by Axar Capital Management LP (“Axar”);

(iii)  one (1) manager (the “SteerCo Minority Manager”) shall be selected by Members holding a majority of the Membership Interests held by Axar, Contrarian Capital Management, L.L.C., Cerberus Capital Management, L.P. and EdgePoint Investment Group (each, a “SteerCo Minority Member” and, the SteerCo Minority Members, together with Grey Helm, the “Specified Members”); provided, that (A) during the initial two-year term, the SteerCo Minority Manager shall be independent and have industry expertise and (B) the selection of the SteerCo Minority Manager shall be subject to the consent of Grey Helm (not to be unreasonably withheld, conditioned or delayed); and

(iv) one (1) manager who is the Chief Executive Officer of the Company (the “CEO Manager”).

The Initial Board will serve for a two-year term following the Effective Date (other than the CEO Manager who shall serve for so long as that person remains the Chief Executive Officer of the Company). Thereafter, at each annual meeting, managers will be selected as follows:

(a)   Two (2) managers appointed by Grey Helm so long as Grey Helm holds as of such annual meeting an amount of Membership Interests equivalent to or more than 20% of the outstanding Membership Interests; provided, however, (1) in the event that Grey Helm holds less than 20% of the outstanding Membership Interests but at least 10% of the outstanding Membership Interests, Grey Helm shall be entitled to appoint one (1) Grey Helm Manager and (2) in the event that Grey Helm holds less than 10% of the outstanding Membership Interests, Grey Helm shall no longer have any right to appoint a manager; provided, further, that, upon no longer having the right to appoint a manager, Grey Helm shall be deemed a SteerCo Minority Member for so long as Grey Helm continues to hold any Membership Interests;

(b)   One (1) manager appointed by Axar so long as Axar holds as of such annual meeting an amount of Membership Interests equivalent to or more than 10% of the outstanding Membership Interests; provided, however, for the avoidance of doubt, upon no longer having the right to appoint a manager, Axar shall remain a SteerCo Minority Member for so long as Axar continues to hold any Membership Interests;

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(c)   One (1) manager appointed by the SteerCo Minority Members holding at least a majority of the Membership Interests then held by the SteerCo Minority Members so long as the SteerCo Minority Members collectively hold as of such annual meeting an amount of Membership Interests equivalent to or more than 20% of the outstanding Membership Interests; provided, however, that, (1) in the event that the SteerCo Minority Members collectively hold less than 20% of the outstanding Membership Interests as of such annual meeting, the SteerCo Minority Members shall no longer have any right to appoint a manager and (2) a SteerCo Minority Member shall no longer be entitled to participate in the selection of any SteerCo Minority Manager at such time as it no longer holds any Membership Interests; provided, further, that the appointment of any such SteerCo Minority Manager pursuant this clause (c) shall be subject to the consent of Grey Helm (not to be unreasonably withheld, conditioned or delayed); and

(d) One (1) manager who is the Chief Executive Officer of the Company.

In the event that any Member (or group of Members) holds less than the applicable ownership thresholds set forth in clause (a), (b) or (c) above, as applicable, such manager(s) shall promptly resign or otherwise shall automatically be removed without any action required by any person in connection with such removal, and the remaining managers on the Board shall be entitled to fill the vacancy for the remainder of the applicable term. At each annual meeting of the Members thereafter, each such manager will be elected by the Members holding a majority of the outstanding Membership Interests.

Upon the resignation, removal, death or incapacity of a manager, the remaining term of such manager may be served by a successor designated by the Member(s) who designated such manager, or in the case of a manager elected by the Members holding a majority of the Membership Interests, by the Board, to serve until the next annual meeting of the Members; provided, however, that if such manager is the Chief Executive Officer of the Company, such manager’s position will remain vacant until a new Chief Executive Officer is appointed.

Board of Managers
(Committees):	The Board shall be authorized to form committees, the composition of which shall be subject to approval by the Board; provided that for so long as Grey Helm has the right to appoint two (2) Grey Helm Managers, Grey Helm shall have the right to require that at least one (1) Grey Helm Manager be a member of each committee.

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Board of Managers
(Chairperson):	The SteerCo Minority Manager shall serve as Chairperson of the Board (the “Chairperson”) for the duration of the initial two-year term following the Effective Date. If the SteerCo Minority Members lose the right to appoint a manager during the initial term, a majority of the managers then in office shall elect a Chairperson for the remainder of such term.

Following the initial two-year term (or earlier loss of the SteerCo Minority Members’ designation right), the Chairperson shall be elected by a majority of the managers then in office from among the managers then serving on the Board; provided, however, such Chairperson will not also serve as the Chief Executive Officer of the Company.

Board of Managers
(Board Observers):	Any Specified Member that holds at least 7.5% of the outstanding Membership Interests (each, a “7.5% Specified Member”) shall be entitled to appoint one (1) non-voting Board observer for so long as such Specified Member holds at least 7.5% of the outstanding Membership Interests. Each Board observer shall have the right to attend and participate in all meetings of the Board and any of its committees and shall receive written notice of all such meetings and copies of all information provided to the Board and its committees in the same manner and at the same time as the managers, subject to customary exclusions for attorney-client privilege, conflicts of interest and confidentiality.

Each Board observer shall be entitled to reimbursement for reasonable out-of-pocket expenses for travel for any in-person Board meetings. Board observers must be given the opportunity to participate in any Board meetings (or meetings of any committee thereof) telephonically or through other virtual means (e.g., by providing dial-in instructions or a hyperlink to a Zoom, Microsoft Teams or similar conference). Each Board observer shall be required to enter into an appointment and confidentiality agreement with the Company.

Board of Managers
(Assignment of Appointment
Rights):	Grey Helm may assign its rights to appoint managers to the Board in connection with any Transfer (as defined below) or series of related Transfers as follows:

(a)   in the case of Transfer(s) of at least 10% but less than 20% of the Company’s then outstanding Membership Interests, such transferee may receive the right to appoint one (1) manager to the Board; and

(b) in the case of Transfer(s) of 20% or more of the Company’s then outstanding Membership Interests, such transferee may receive the right to appoint two (2) managers to the Board.

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Axar may assign its right to appoint a manager to the Board in connection with any Transfer or series of related Transfers of at least 10% of the Company’s then outstanding Membership Interests.

Following any such Transfer, (i) the transferee’s right to continue to appoint such manager(s) shall be subject to the same fall-away thresholds applicable to Grey Helm and Axar as set forth herein and (ii) Grey Helm or Axar, as applicable, shall no longer have any appointment rights with respect to the transferred Board seat.

For the avoidance of doubt:

(i) Grey Helm’s consent right with respect to the SteerCo Minority Manager is not assignable;

(ii) Axar’s (and, to the extent applicable, Grey Helm’s) right to vote its Membership Interests in connection with the selection of the SteerCo Minority Manager is not assignable; and

(iii) approval rights with respect to the Special Consent Matters (as defined below) shall not be assignable by either Grey Helm or Axar.

Board of Managers (Quorum and Voting):	A majority of the managers then in office will constitute a quorum (whether attending in person or by virtual means), and, except for the Special Consent Matters, the approval of the majority of the members of the Board will be sufficient for approval of all acts of the Board (including all actions taken by written consent); provided, that, the presence of at least one (1) Grey Helm Manager, one (1) Axar Manager and one (1) SteerCo Minority Manager shall be required to constitute a quorum, in each case, for so long as there is at least one (1) such manager appointed to the Board; provided, further, that if a quorum is not present at any duly called meeting solely due to the absence of a Grey Helm Manager, Axar Manager or SteerCo Minority Manager (each, an “Absent Manager”), such meeting may be adjourned and reconvened upon not less than twenty-four (24) hours’ notice to the Board of the date, time and location of the reconvened meeting, and at such reconvened meeting a quorum shall not require the presence of the Absent Manager(s).

Board of Managers (Special Consent Matters):	In addition to any other required approval, approval from each of the SteerCo Minority Manager, the Axar Manager and at least one Grey Helm Manager shall be required for any of the following actions for so long as there is a SteerCo Minority Manager, Axar Manager and Grey Helm Manager serving on the Board, as applicable:

(i) hiring, terminating or otherwise demoting the Chief Executive Officer;

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(ii) approving, amending or terminating the MIP (as defined below), including with respect to any related approvals that may be delegated to a committee of the Board; and

(iii) increasing or decreasing the size of the Board.

In addition, for so long as there is a SteerCo Minority Manager serving on the Board, approval from the SteerCo Minority Manager shall be required in connection the entry into any transactions between the Company or any of its subsidiaries, on the one hand, and Grey Helm, Axar or any of their respective Affiliates, on the other hand.

The matters referred to in this section (Board of Managers – Special Consent Matters) are referred to as the “Special Consent Matters”.

Board of Managers
(Manager Compensation):	Each manager who is not an officer or employee of the Company may receive reasonable and customary compensation for service on the Board or any committee thereof (or any similar governing body of any subsidiary) as determined by the Board; provided, that any such compensation paid to a manager who is an employee or related party (including any limited partners or investors) of any Member shall not be in the form of Membership Interests or other equity-linked instruments. Each manager shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses (including travel for any in-person Board meetings); provided, that managers shall not be entitled to reimbursement for fees and expenses of any such manager’s separate legal counsel).

Board of Managers
(Miscellaneous):	For purposes of determining, at any relevant time, a Member’s manager designation rights, board observer rights, or any other rights subject to an ownership threshold, the percentage of Membership Interests (i) will be aggregated with any holdings of such Member’s Affiliates (as defined below) and (ii) will exclude any Membership Interests issued pursuant to any management incentive plan or in Excluded Issuances (as defined below).

For purposes of this Term Sheet, (i) “Affiliate” means any person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and (ii) “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, for the avoidance of doubt, funds and/or accounts managed, advised or sub-advised by the same investment manager shall be deemed “Affiliates” if the investment manager has discretionary and management authority over such funds and/or accounts.

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The Company shall purchase and maintain directors and officers insurance in such amounts as the Board reasonably determines is customary for similarly-situated businesses.

Affiliate Transactions:	The LLC Agreement will provide that Affiliate transactions, including any transactions with employees of Members but excluding those (x) that are customary manager indemnification and expense reimbursement or (y) to which preemptive rights apply, shall be on arms’-length terms and approved by a majority of the disinterested managers on the Board. For the avoidance of doubt, any manager of the Board appointed by a Member or group of Members shall not be deemed to be “interested” in any transaction involving the Company and such Member(s) (or any Affiliates thereof) solely by virtue of having been appointed by such Member(s).

Transfer Restrictions:	In addition to any other restrictions on any sale, exchange, assignment, pledge, encumbrance, or other transfer of Membership Interests (each, a “Transfer”) set forth herein, the LLC Agreement will provide language to restrict any Transfer (i) that could result in the obligation of the Company to register with the Securities and Exchange Commission or under the Securities Exchange Act of 1934, as amended and (ii) to a direct or indirect competitor of the Company (a “Competitor”) or to such Competitor’s controlled Affiliates, other than in connection with a Transfer pursuant to the drag-along rights described below; provided that each Member as of the Effective Date (and each Affiliate thereof, including any controlling equityholder or holding company thereof) will be deemed not to be a Competitor. Any transferee shall be required to execute a customary joinder to the LLC Agreement in connection with the applicable Transfer.

Customary permitted Transfers are not subject to the restrictions on Transfer of Membership Interests set forth herein, including (i) to an Affiliate of a Member, (ii) pledges in connection with financing transactions and (iii) for estate planning purposes.

The LLC Agreement will contain customary information-disparity, non-reliance and related waiver provisions in respect of Transfers.

Right of First Offer:	The LLC Agreement will contain a Right of First Offer provision pursuant to which any Member wishing to Transfer all or any portion of its Membership Interests (a “Transferring Member”) to a party that is not an Affiliate of such Member must deliver a notice to the Company for transmission to each 7.5% Specified Member (in such capacity, the “ROFO Holders”), offering to Transfer such Membership Interests of the Transferring Member at the price and on the terms stated in such notice. Such ROFO Holders (and their Affiliates) then have five (5) Business Days following receipt of the notice to elect to purchase up to their full pro rata share of the Membership Interests being offered by the Transferring Member (and such ROFO Holders can also elect to purchase any Membership Interests being offered by the Transferring Member which are not purchased by other ROFO Holders). If the ROFO Holders (or their Affiliates) do not elect to purchase all of the subject Membership Interests, the Transferring Member shall have thirty (30) days to complete

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a sale of the non-elected Membership Interests to a third party on the terms and conditions set forth in the original notice. In the event that the Transferring Member is unable to complete such a Transfer, then it must follow the applicable procedures in connection with any subsequent offer to sell. In the event of a proposed Transfer pursuant to the ROFO provision, at the request of the purchasing ROFO Holder, the purchasing ROFO Holder and the Transferring Member will enter into a customary confidentiality agreement and the purchasing ROFO Holder will disclose all material non-public information to such Transferring Member without any cleansing provision; provided, however, to the extent the Transferring Member declines to enter into such a confidentiality agreement, it shall not be permitted to consummate the proposed Transfer.

Drag Along Rights:	If one or more Members holding at least a majority of the outstanding Membership Interests on a fully-diluted basis (the “Selling Members”) (a) proposes to sell, in one or a series of related transactions, Membership Interests representing at least a majority of the outstanding Membership Interests on a fully-diluted basis, to any third party purchaser or purchasers or (b) proposes any merger, recapitalization, consolidation or restructuring or any other transaction that would result in a change of control of the Company, in each case, other than to an Affiliate of any Selling Members, the other Members will be required to include the pro rata portion of their Membership Interests in such sale and/or vote their Membership Interests and take any other reasonable actions in furtherance thereof on the same terms and conditions applicable to the Selling Members (if applicable), including, without limitation, the right to receive the same form and amount of consideration per Membership Interest (or the equivalent thereof) as the Selling Members receive in connection with such transaction, and including waiving in writing any appraisal or similar rights with respect to the drag-along sale and executing any additional document or agreement required to be executed thereby.

The Board and the Company shall approve any such drag-along sale and shall take all necessary and desirable actions in connection with the consummation of the drag-along sale as are reasonably requested by the Selling Member(s). Each dragged Member shall execute the applicable purchase agreement (if applicable) and make or provide fundamental representations and warranties and the same covenants, indemnities and agreements (including any escrow agreements) as the Selling Members make or provide in connection with the drag-along sale. No Member (other than an officer, consultant or employee of the Company or its subsidiaries) will be required to enter into a non-competition, non-solicitation or any other restrictive covenant in connection with such drag-along sale.

Tag Along Rights:	If one or more Transferring Members proposes to Transfer to any purchaser, other than to an Affiliate of any Transferring Member, in one or a series of related transactions, Membership Interests representing a majority or more of the outstanding Membership Interests on a fully-diluted basis, then the Transferring Members will give written notice to the Company prior to the closing of such Transfer and such other Members

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will have the right (but not the obligation), during the five (5) Business Day period following receipt of such notice, to elect to include in such sale up to all of the Membership Interests held by such other Members. If the proposed purchaser elects to purchase less than all of the Membership Interests offered for sale as a result of the other Members’ exercise of their respective tag along rights, the Transferring Members and each Member exercising its tag along rights will have the right to include its pro rata portion of Membership Interests to be Transferred to the proposed purchaser on the same terms and conditions as the Transferring Members, including, without limitation, in exchange for a pro rata share of all consideration received by the Transferring Members. No Member exercising its tag along rights (other than an officer, consultant or employee of the Company or its subsidiaries) will be required to enter into a non-competition, non-solicitation or any other restrictive covenant in connection with such tag-along sale.

Preemptive Rights:	Until an initial public offering (if any) by the Company occurs, if the Company (or a subsidiary thereof) issues any equity, equity-linked securities, debt securities or indebtedness for borrowed money (collectively, “New Securities/Indebtedness”), in each case, except for Excluded Issuances, each Member that holds at least 5% of the outstanding Membership Interests, will have a right of first refusal to purchase its pro rata share (based upon ownership percentage of Membership Interests as compared to all Membership Interests entitled to preemptive rights) of such New Securities/Indebtedness on the same terms and conditions and will have ten (10) Business Days following receipt of notice to exercise such right. In the event that a Member does not subscribe for its pro rata share of such New Securities/Indebtedness within ten (10) Business Days following receipt of such notice, the other subscribing Members may subscribe for such New Securities/Indebtedness on a pro rata basis until such New Securities/Indebtedness are fully subscribed.

There will be a customary ‘emergency’ exception to the preemptive rights, with a catch up provision. A Member shall be entitled to assign its right to acquire any New Securities/Indebtedness pursuant to the preemptive rights to any Affiliate of such Member.

“Excluded Issuances” will mean the issuance of New Securities/Indebtedness (i) pursuant to or issued upon the exercise of options granted under any management incentive plan or in connection with any bona fide employment or similar arrangement, (ii) in consideration for M&A and related transactions (including a joint venture), (iii) pursuant to conversion or exchange rights included in equity interests or debt (as applicable), (iv) in connection with an equity interests split, division or dividend or similar transaction or reorganization, (v) as equity kickers to financing sources (provided, that preemptive rights apply to such financing as described in the preceding paragraph), (vi) issued by a subsidiary of the Company to the Company or to a wholly-owned direct or indirect subsidiary of the Company, (vii) with respect to any indebtedness or debt securities originated through a third-party marketing process, or (viii) pursuant to other customary or agreed upon excluded transactions.

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Information Rights:	The Company will provide or make available to each Member that holds at least 1% of the outstanding Membership Interests (other than a Competitor), on Intralinks or another secure electronic data site:

(i) the most recent audited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash follows); and

(ii) the most recent quarterly unaudited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows).

In no event will any financial information required to be furnished pursuant to this Term Sheet be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.

Confidential information will be made available only to holders of Membership Interests and not to any non-holder, including any prospective transferees.

Corporate Opportunities;
Fiduciary Duties:	The LLC Agreement will provide for the renunciation of the Company’s interest in business opportunities that are presented to managers or Members and the disclaimer of fiduciary duties of the managers and Members, in each case, other than such managers or Members that are employees, consultants or officers of the Company.

Non-Voting Equity
Securities:	The LLC Agreement will contain provisions prohibiting the issuance of non-voting equity securities and otherwise conforming any equity issued to the requirements of section 1123(a)(6) of the Bankruptcy Code.

Amendments:	The LLC Agreement may not be amended, terminated or otherwise modified or waived without the approval of (i) at least 66.67% of the outstanding Membership Interests on a fully-diluted basis and (ii) the Board; provided, that (A) each Member with the right to appoint a Board member or Board observer must provide prior written consent to any amendment or modification of the LLC Agreement that would modify such Member’s appointment rights (including, with respect to the right of the SteerCo Minority Members to appoint the SteerCo Minority Manager, each SteerCo Minority Member), (B) any amendment, modification or waiver that (x) would amend, modify or waive any rights that are personal to a Member or expressly granted to a specific Member by name or (y) would adversely affect in any respect the rights or obligations of any Member without similarly and proportionally affecting the rights or

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obligations hereunder of all other Members (for the avoidance of doubt, without giving effect to any Member’s specific tax or economic position, any other matters personal to a Member or any rights given to Members owning a certain level of Membership Interests in the Company), shall, in each case, not be effective as to such Member without such Member’s prior written consent, (C) any amendment, modification or waiver to provisions regarding capital contributions, indemnification, exculpation, liability, duties and limited liability protection that adversely affects a Member shall not be effective without the consent of each adversely affected Member, and (D) any amendment or modification to the ROFO provision, tag-along rights, drag-along rights, preemptive rights, general transfer provisions, amendment provisions, or the Special Consent Matters shall not be effective without the consent of each SteerCo Minority Member (for so long as any such SteerCo Minority Member holds Membership Interests).

Liquidation:	In any liquidation, dissolution or winding up of the Company all available assets will be distributed to the Members on a pro rata basis according to their respective holdings of Membership Interests.

Other Terms:	The LLC Agreement will also provide for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of Members and managers, that actions may be taken by the Board or the Members without a meeting (which when done by written consent of the Board or any committee thereof shall require the consent of the number of managers or members of a committee required to carry the vote at a duly convened meeting thereof, provided that each manager and Board observer shall receive copies of all proposed consents at the same time and in the same manner), the titles and duties of officers of the Company and the manner of appointment, removal and replacement thereof, and indemnification and exculpation of managers, officers and other appropriate persons.

For the avoidance of doubt, unless otherwise required by law, the Company will not be an SEC reporting company as of the Effective Date.

The Membership Interests issued pursuant to the Plan on account of Prepetition Term Loan Claims will be issued pursuant to an exemption from registration requirements of the securities laws pursuant to section 1145 of the Bankruptcy Code or another available exemption from registration. Membership Interests issued pursuant to the Equity Financing will be issued pursuant to an exemption from registration requirements of the securities laws pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or another available exemption from registration.

The Company will be treated as an association taxable as a corporation for federal and state income tax purposes.

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Membership Interests will be subject to dilution as a result of awards made under a management incentive plan to be adopted by the Board in respect of the management team of the Company (the “MIP”).

Other than as expressly required pursuant to the Delaware Limited Liability Company Act or as otherwise expressly described herein, the approval of the Members shall not be required for the taking of any actions by the Company.

The Company’s equity will be maintained internally via book entry on the books and records of the Company, and not recorded with any transfer agent, exchange listing or DTC clearing.

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EXHIBIT B

Form of Joinder Agreement

Joinder Agreement to Restructuring Support Agreement

The undersigned (the “Joinder Party”) hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement dated as of __________ (the “Agreement”),1 by and among Leslie’s, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Term Loan Lenders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Term Loan Lender,” under the terms of the Agreement.

The undersigned Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition Term Loan

Interests

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

EXHIBIT C

Provision for Transfer Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Leslie’s, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Term Loan Lenders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Term Loan Lender,” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Prepetition Term Loan

Interests

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

EXHIBIT D

FORM OF TRANSFORMATION COMMITTEE MANDATE

Transformation Committee

Overview:

•

The Transformation Committee (the “Committee”) will serve as an advisory body providing perspectives, guidance and recommendations to management and the Company’s Board of Directors during the pendency of the bankruptcy proceedings.[1]

•	The Committee will exercise no decision-making authority and will not be a committee of the Board of Directors.

•	The Committee will operate under a contractual (not corporate governance) framework.

•	No fiduciary duties.

•	The obligation to establish and engage with the Committee will be embedded as covenants in the DIP Credit Agreement and the RSA.

•

The Committee will be established and commence work upon or as soon as reasonably practicable after execution of the RSA. The initial organizational meeting of the Committee shall occur within 5 business days of execution of the RSA.

•

Failure to provide the Committee with reasonable access and information, and failure to reasonably consult with the Committee in a timely manner whenever possible regarding the enumerated matters set forth herein, in each case, will constitute an EoD under the DIP Credit Agreement and a breach of the RSA.

Composition, Engagement & Committee Consultants:

•

Composition: Steven Ortega, Stephen Coulombe, Jason McDonell, Jeff White, Ben Lindquist, representative(s) from two institutions on the SteerCo, and such other individuals as determined by the SteerCo.

•	The Committee members other than members of management may be removed / replaced only by the SteerCo.

•

Committee members shall have the right to invite any third-party advisors engaged by the Company or the SteerCo (in each case, who are party to an NDA with the Company) to attend Committee meetings, including, without limitation, any employees of Houlihan Lokey, Centerview Partners, Hilco or BRG.

•

Subject to the budget set forth below, Mr. Ortega may engage consultants, as mutually acceptable to the Company, to support the Committee in delivering on its mandate, and the Company will enter into customary consulting and confidentiality agreements acceptable to the SteerCo and the Company with any such consultant.

[1]	The Company members of the Committee will deliver the Committee’s perspectives, guidance, and recommendations at regularly-scheduled board meetings.

•

The Company will provide a budget of up to $100,000 per month for a consultant team supporting the Committee during the pendency of the bankruptcy proceedings. The SteerCo and the Company may mutually agree to increase the budget.

•	Mr. Ortega will be provided with a workspace at the Company’s headquarters starting October 12, 2026.

•	The Committee may review and make recommendations regarding the scope of BRG’s and Hilco’s engagement.

Meetings and Information Rights:

•

The management members of the Committee will reasonably consult with the Committee during the weekly meetings described below as matters within the Committee’s mandate are developed and evaluated following the Committee’s formation. Additionally, management members of the Committee will establish periodic strategic reviews with the Committee regarding the matters below, with timing of each such strategic review to be agreed upon by the Committee members. Such matters include:

•	Store fleet decisions, including closures, footprint rationalization, lease rejection and assumption decisions, and implementation of the closing program;

•	Key employee decisions, including:

•	Changes to retention and severance programs;

•	Material planned headcount reductions;

•	Material changes to the field leadership team, store labor model, senior management organization, key operational advisors, and other field organization decisions;

•	Pricing, promotional, and merchandising strategy, including inventory and supply chain decisions, including:

•	2027 pool season inventory planning and ordering, including material changes to purchasing volumes, product mix, timing or commitments;

•	Discontinuation, termination or material modification of commercial arrangements with the top 15 merchandise vendors (by trailing 12-month purchases);

•	Material asset dispositions;

•	Marketing strategy;

•	Material Capital spending commitments, including IT investment decisions; and

•	Strategic initiatives (consistent with the scope of the Consulting Services under Section 2 of the Ortega Agreement2).

[2]

Section 2 of the Ortega Agreement states in part “…the Consultant … shall perform, on a non-exclusive basis, the services that are reasonably directed by the steering committee of the Ad Hoc Group …, which services have consisted of and shall consist of providing advice with respect to the Company’s operations, transition matters, and strategic decisions of the Ad Hoc Group…”

2

•

To the extent practicable, the management members of the Committee will consult with the Committee at the weekly meetings described below prior to taking any action with respect to the foregoing matters. Notwithstanding the foregoing, the management members will continue to run the Company’s day-to-day operations, and the consultation commitment herein shall not be deemed to interfere with the Company’s ability to make decisions on the foregoing matters, as necessary to operate the business.

•	The Committee will meet no less than once weekly (unless members of the Committee mutually agree to meet less frequently or more frequently).

•

Unless mutually agreed upon in writing (email being sufficient) between Mr. Ortega and Mr. McDonell, Mr. McDonell shall be required to attend each Committee meeting. Approval of any absence is not to be unreasonably denied.

•

Meetings will cover, among other things, the matters set forth above, operational and financial metrics, business plan development and forecasting, and any material developments affecting the Company’s business.

•

Mr. Ortega and any non-management members of the Committee will not receive or have any access to any privileged information of the Company or control any privilege with respect to any Company information.

•

The Committee may also request any information and reports from management on any matter within the scope of its advisory mandate on the topics set forth above, and will establish direct communication channels with the management members of the Committee to facilitate and mutually agree upon efficient information flow outside of scheduled meetings. Committee members will work together in good faith on establishing appropriate information flows. Management may engage BRG, in its discretion, regarding any requests of the Committee.

•	Access to management will be in accordance with the access and information-sharing protocols contemplated by Section 2 of the Ortega Agreement.[3]

•

Any information shared during the meetings of the Committee will be subject to applicable NDAs signed by members of the Committee or their affiliates and all information shared during the meetings of the Committee will be on a non-cleansing basis and the Company makes no representation regarding whether any such information does or does not constitute material non-public information.

•	BRG will provide weekly focus areas for the Committee to consider and adjust as needed.

Engagement with SteerCo:

•	Subject to NDAs, Committee members may disclose to the SteerCo, Hilco, Akin and Houlihan all information provided to or generated by the Committee.

[3]

Section 2 of the Ortega Agreement states in part “The Company will provide Consultant with access to management and other representatives of the Company, as reasonably requested by the Consultant. The Company will furnish Consultant with such information as Consultant may reasonably request for the purpose of carrying out the Consulting Services. Management and Consultant will agree on reasonable protocols with respect to access to management and sharing of information.”

3

•

Any information shared by Committee members with the SteerCo will be on a non-cleansing basis and the Company makes no representations regarding whether such information does or does not constitute material non-public information.

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EXHIBIT E

BACKSTOP PARTY REPRESENTATIONS

Each Backstop Party represents and warrants that:

(a) it has such knowledge and experience in financial and business matters such that the Backstop Party is capable of evaluating the merits and risks of an investment in the Reorganized Debtors and making an informed investment decision with respect thereto;

(b) it acknowledges that the Offered Equity is an illiquid investment for which there is no market;

(c) it is able to bear the economic and financial risk of the investment in the Reorganized Debtors contemplated hereby for an indefinite period of time;

(d) it is acquiring an interest in the Reorganized Debtors for investment only and not with a view to, or for resale in connection with, any distribution to the public or any public offering thereof (other than such a distribution or offering which is registered and qualified under applicable federal or state securities laws);

(e) it is (a) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act, (b) an institutional “accredited investor” (an “IAI”) within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act or (c) an entity in which all of the equity investors are IAIs (which, in the case of (a) and (b), for the avoidance of doubt, may not include any natural person);

(f) it acknowledges that the Offered Equity was not offered by the Company Parties or any of their affiliates to such Backstop Party by means of any general solicitation or advertising;

(g) it acknowledges that the Offered Equity has not been and will not be registered under the securities laws of any jurisdiction; the same cannot be disposed of unless it is subsequently registered and/or qualified under applicable securities laws or disposed of pursuant to an applicable exemption from such laws; the Company Parties are under no obligation to register the Offered Equity or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under applicable securities laws with respect to sales of such securities in the future;

(h) it acknowledges that it will not be able to dispose of the Offered Equity without first complying with the Securities Act and applicable state securities laws, and that the provisions of Rule 144 promulgated under the Securities Act are not, and may not hereafter be, available with respect to such securities;

(i) the execution, delivery and performance of the obligations set forth in this Agreement do not require such Backstop Party to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to the Backstop Party, any provision of the Backstop Party’s organizational or governing documents or any agreement or instrument to which the Backstop Party is a party or by which the Backstop Party is bound;

(j) it acknowledges that no federal or state agency has passed upon the merits or risks of an investment in the Reorganized Debtors or made any finding or determination concerning the fairness or advisability of such an investment;

(k) it and its counsel have reviewed copies of such documents and other information as it has deemed necessary in order to make an informed investment decision with respect to the transactions contemplated hereby;

(l) it has made its own independent decision that an investment in the Reorganized Debtors is suitable and appropriate for the Backstop Party;

(m) it is not relying on any communication (written or oral) of the Company Parties or any of their respective affiliates or advisors or the Consenting Term Loan Lenders’ Advisors as investment advice or a recommendation to make an investment in the Reorganized Debtors, it being acknowledged that any information and explanations relating to the terms and conditions of the Offered Equity shall not be considered investment advice or a recommendation to acquire such securities; and

(n) it has had adequate opportunity to seek the advice of its own counsel and other personal advisors and acknowledges that neither the Company Parties nor any of their respective affiliates or advisors nor the Consenting Term Loan Lenders’ Advisors have provided the Backstop Party with any advice, representation or guarantee regarding the tax, economic, potential success or return or other impacts to the Backstop Party of the arrangements contemplated hereby.